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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Hawaiian Electric Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HAWAIIAN ELECTRIC INDUSTRIES, INC. • PO BOX 730 • HONOLULU, HI 96808-0730

Constance H. Lau
 President and
Chief Executive Officer

March 22, 2010

Dear Fellow Shareholder:

         On behalf of the Board of Directors, it is my pleasure to invite you to attend the Annual Meeting of Shareholders of Hawaiian Electric Industries, Inc. (HEI). The meeting will be held on HEI's premises in Room 805 on the eighth floor of the American Savings Bank Tower, located at 1001 Bishop Street, Honolulu, Hawaii, on May 11, 2010, at 9:30 a.m., local time. A map showing the location of the meeting site appears on page 79 of the Proxy Statement.

         The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items of business to be conducted during the meeting. In addition, we will review significant events of 2009 and their impact on you as a shareholder of HEI. HEI officers and Board members will be available before and after the meeting to talk with you and answer questions.

         As a shareholder of HEI, it is important that your views be represented. Please help us obtain the quorum needed to conduct business at the meeting by promptly voting your shares.

         The Board and management team of HEI would like to express their appreciation to you for your confidence and support. I look forward to seeing you at the Annual Meeting in Honolulu.

                      Sincerely,

Recycled

Hawaiian Electric Industries, Inc. 900 Richards Street Honolulu, Hawaii 96813

NOTICE OF ANNUAL MEETING

Date and Time	Tuesday, May 11, 2010, at 9:30 a.m., local time.
Place	American Savings Bank Tower, 1001 Bishop Street, 8th floor, Room 805, Honolulu, Hawaii 96813.
Items of Business	1. Elect three Class II directors for a three-year term expiring at the 2013 Annual Meeting of Shareholders.
2. Ratify appointment of PricewaterhouseCoopers LLP as HEI's independent registered public accounting firm for 2010.
3. Approve the 2010 Equity and Incentive Plan.
Record Date	March 3, 2010.
Annual Report
The 2009 Annual Report to Shareholders, which is not a part of the proxy solicitation materials, has been mailed or made available electronically along with this Notice and accompanying Proxy Statement.
Proxy Voting	Shareholders of record may appoint proxies and vote their shares in one of four ways:
• Via the Internet
• By telephone
• By mail
• In person
Shareholders whose shares are held by a bank, broker or other financial intermediary (i.e., in "street name") should follow the voting instruction card included by such intermediary.
Any proxy may be revoked in the manner described in the accompanying Proxy Statement.
Attendance at Meeting	If your shares are registered in street name, please bring a letter from your bank or broker or provide other evidence of your beneficial ownership if you plan to attend the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 11, 2010	The Proxy Statement and Annual Report to Shareholders are available at www.hei.com/proxymatl.html.

By Order of the HEI Board of Directors.
March 22, 2010	Chester A. Richardson Senior Vice President, General Counsel, Secretary and Chief Administrative Officer

Page
About the Meeting	1
Who can attend the meeting?	1
What are shareholders being asked to vote on?	1
Voting Procedures	1
Electronic access to proxy materials	1
Who is eligible to vote?	2
How many shares are outstanding and entitled to vote?	2
What constitutes a quorum?	2
How do shareholders vote?	2
How do shareholders vote if their shares are held in street name?	3
How do shareholders vote if their shares are held in the Dividend Reinvestment and Stock Purchase Plan, the HEI Retirement Savings Plan or the American Savings Bank 401(k) Plan?	3
Can shareholders change their vote?	3
How many votes are required?	3
Who will count the votes and are the votes confidential?	4
Could other matters be decided at the Annual Meeting?	4
What happens if the Annual Meeting is postponed or adjourned?	4
Proposals You May Vote On	4
Election of Class II Directors	4
Ratification of appointment of Independent Registered Public Accounting Firm	5
Approval of 2010 Equity and Incentive Plan	5
Equity compensation plan information	15
Nominees for Class II directors whose terms expire at the 2013 Annual Meeting	16
Class II director whose term will expire at the 2010 Annual Meeting	17
Continuing Class III directors whose terms expire at the 2011 Annual Meeting	18
Continuing Class I directors whose terms expire at the 2012 Annual Meeting	20
Corporate Governance	22
What are HEI's governance policies and guidelines?	22
What is the Board's leadership structure?	22
What is the Board's role in risk oversight?	23
How does the Board select nominees for the Board?	25
Does the Board consider diversity in identifying nominees for the Board?	25
How can shareholders communicate with the directors?	26
Does the Board evaluate itself?	26
Who are the independent directors of the Board?	27
Does the Board meet in executive session without management present?	28
Board of Directors	28
How often did the Board of Directors meet in 2009?	28
Did all directors attend last year's Annual Meeting?	28
Committees of the Board	29
What committees has the Board established and how often did they meet?	29
What are the primary functions of each of the four committees?	29
Compensation Committee Report	31
Compensation Discussion and Analysis	31
Who were the named executive officers for HEI in 2009?	31
Summary of Results	31
Executive Summary	32
Compensation Process	34
Who is responsible for determining appropriate executive compensation?	34
Can the Compensation Committee modify or terminate executive compensation programs?	34
Who is the compensation consultant and what is the consultant's role?	34

Page
What is the role of executive officers in determining named executive officer compensation?	35
How do HEI's compensation policies and practices relate to HEI's risk management?	35
Compensation Program	36
What are the objectives of HEI's executive compensation programs?	36
What is each element of executive compensation?	37
Why does HEI choose to pay each element?	37
How does HEI determine the amount for each element?	37
How does each element fit into HEI's overall compensation objectives?	40
Compensation Elements	40
What are the base salaries of the named executive officers?	40
What was HEI's 2009 annual incentive plan and were there any payouts under this plan?	41
What was HEI's 2007-2009 long-term incentive plan and were there any payouts under this plan?	44
What is HEI's 2008-2010 long-term incentive plan?	47
What is HEI's 2009-2011 long-term incentive plan?	47
How does HEI award stock to named executive officers?	49
What retirement benefits do named executive officers have?	50
Can named executive officers participate in nonqualified deferred compensation plans?	50
Do named executive officers have executive death benefits?	51
Do named executive officers have change-in-control agreements?	51
What other benefits do named executive officers have?	52
Executive Compensation	53
Summary Compensation Table	53
Grants of Plan-Based Awards	56
Outstanding Equity Awards at Fiscal Year-End	57
Option Exercises and Stock Vested	58
Pension Benefits	59
Nonqualified Deferred Compensation	62
Potential Payments Upon Termination or Change in Control	63
Director Compensation	67
How is director compensation determined?	67
Director Compensation Table	69
Stock Ownership Information	71
Security Ownership of Certain Beneficial Owners	71
Does HEI have stock ownership and retention guidelines for directors and officers?	72
Section 16(a) Beneficial Ownership Reporting Compliance	73
Other Relationships and Related Person Transactions	73
Does HEI have a written related person transaction policy?	73
Are there any family relationships between any HEI executive officer, director and nominee for director?	73
Are there any arrangements or understandings between any HEI director or director nominee and another person pursuant to which such director or director nominee was selected?	73
Are there any related person transactions with HEI or its subsidiaries?	73
Compensation Committee Interlocks and Insider Participation	74
Audit Committee Report	75
Other Information	77
How are proxies solicited and what is the cost?	77
What is the deadline for submitting a proposal for next year's Annual Meeting?	77
How can business matters be brought before the Annual Meeting?	77
How can shareholders recommend or propose persons as nominees to serve on the Board?	77
What provisions has HEI made for "householding"?	78
Map	79
Appendix A — Hawaiian Electric Industries, Inc. 2010 Equity and Incentive Plan	A-1
Appendix B — Hawaiian Electric Industries, Inc. Categorical Standards of Director Independence	B-1

Proxy Statement

        HEI is soliciting proxies for the Annual Meeting of Shareholders scheduled for May 11, 2010, at 9:30 a.m., local time, at the American Savings Bank Tower, 1001 Bishop Street, 8th floor, Room 805, Honolulu, Hawaii. The mailing address of the principal executive offices of HEI is P.O. Box 730, Honolulu, Hawaii 96808-0730.

        The approximate mailing date for this Proxy Statement, form of proxy and Annual Report to Shareholders is March 22, 2010. The 2009 Annual Report to Shareholders accompanying this Proxy Statement is not considered proxy soliciting material.

About the Meeting

Who can attend the meeting?

        Attendance will be limited to:

  •
  shareholders of record (i.e., shareholders who own shares registered in their own name on the books of HEI);

  •
  beneficial owners of HEI Common Stock having evidence of ownership and entitled to vote at the meeting;

  •
  authorized representatives of absent shareholders; and

  •
  invited guests of management.

        If you own shares of HEI Common Stock in the name of a bank, brokerage firm or other holder of record, you must show proof of ownership. This may be in the form of a letter from the holder of record or a recent statement from the bank or broker showing ownership of HEI Common Stock.

        Any person claiming to be an authorized representative of a shareholder must produce written evidence of the authorization.

What are shareholders being asked to vote on?

  •
  Election of three Class II directors for a three-year term expiring at the 2013 Annual Meeting of Shareholders.

  •
  Ratification of appointment of PricewaterhouseCoopers LLP as HEI's independent registered public accounting firm for 2010.

  •
  Approval of the 2010 Equity and Incentive Plan.

Voting Procedures

Electronic access to proxy materials

        HEI provides shareholders the option to access its proxy materials via the Internet. In keeping with our efforts to conserve natural resources, this method of delivery reduces the amount of paper necessary to produce these materials and reduces the costs associated with the printing and mailing of these materials to shareholders. On March 22, 2010, a Notice of Internet Availability of Proxy Materials (Notice) will be mailed to certain shareholders and our proxy materials will be posted on the website referenced in the Notice (www.ViewMaterial.com/HEI). As more fully described in the Notice, these shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. The Notice and website will provide information regarding how to request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

        If you currently receive our proxy materials in printed form and would like to receive them electronically in the future, please so indicate on the enclosed proxy, if voting by mail, or by following the instructions provided when using the telephone or Internet voting options described under "How do shareholders vote?" below.

Who is eligible to vote?

        Only persons who own shares of HEI Common Stock as of the close of business on March 3, 2010 (the proxy record date) are entitled to vote.

How many shares are outstanding and entitled to vote?

        On March 3, 2010, 92,658,123 shares of HEI Common Stock were outstanding. Each shareholder is entitled to one vote for each share held. Under the Bylaws of HEI, shareholders do not have cumulative voting rights in the election of directors.

What constitutes a quorum?

        A quorum is needed to conduct business at the Annual Meeting. A majority of the shares of HEI Common Stock outstanding on March 3, 2010 and entitled to vote, and present in person or by proxy at the Annual Meeting, constitutes a quorum. Abstentions and broker votes of uninstructed shares on routine matters (such as ratification of the appointment of the independent registered public accounting firm) will be counted in the number of shares present in person or by proxy for purposes of determining a quorum. A quorum established for one purpose will apply for all purposes at the Annual Meeting.

How do shareholders vote?

        Whether or not you plan to attend the Annual Meeting, please take the time to vote. You may vote via the Internet, by touchtone telephone or by mail before the Annual Meeting, or in person at the Annual Meeting. The Internet and telephone procedures are designed to authenticate your vote and confirm that your voting instructions are followed. If you vote via the Internet or by telephone, follow the instructions on the Notice or card you received by mail. If you vote by telephone, you will receive additional recorded instructions, and if you vote via the Internet, you will receive additional instructions at the Internet website. You will need to have the control number on your Notice or proxy/voting instruction card, as applicable, available.

        Shareholders who vote via the Internet or by telephone should not mail the proxy/voting instruction card.

  1.
  BY INTERNET: You may vote on-line by following the instructions in the Notice or by accessing the Internet at www.cesvote.com. Specific instructions regarding how to record and confirm your vote will be available on the website.

  2.
  BY TELEPHONE: You may vote by touchtone telephone by following the instructions in the Notice or by calling 1-888-693-8683. Once connected, you will be prompted to record and confirm your vote.

  3.
  BY MAIL: Please mark your vote and sign, date and promptly return the proxy in the postage-paid envelope provided. If you return the signed proxy but do not mark the boxes showing how you wish to vote, your votes will be cast following the recommendations of management on all proposals. If you wish to have someone other than the individuals listed on the enclosed proxy vote your shares at the meeting, cross out all three names and insert the name of another person to vote your shares at the meeting.

  4.
  IN PERSON: You may vote your shares by attending the Annual Meeting and voting in person.

How do shareholders vote if their shares are held in street name?

        If your shares are held in "street name" (that is, through a broker, trustee or other holder of record), you will receive a voting instruction card or other information from your broker or other holder of record seeking instruction as to how your shares should be voted. If you do not provide such instruction, your broker or nominee may vote your shares at its discretion on your behalf on routine matters, but not on nonroutine matters. The ratification of the appointment of HEI's independent registered public accounting firm is considered a routine matter. The election of directors and the approval of the 2010 Equity and Incentive Plan are considered nonroutine matters.

        You may not vote shares held in "street name" at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

How do shareholders vote if their shares are held in the Dividend Reinvestment and Stock Purchase Plan, the HEI Retirement Savings Plan or the American Savings Bank 401(k) Plan?

        If you own shares held in the Dividend Reinvestment and Stock Purchase Plan, the HEI Retirement Savings Plan (including shares previously received under the Tax Reduction Act Stock Ownership Plan) or the American Savings Bank 401(k) Plan, the respective plan trustees will vote those shares of stock according to your directions. For all of these plans, the respective trustees will vote all the shares of HEI Common Stock for which they receive no voting instructions in the same proportion as they vote shares for which they receive instruction.

Can shareholders change their vote?

        If you vote by any of the methods described above, you may revoke your proxy or vote at any time before the Annual Meeting in one of three ways:

  •
  submit a properly signed proxy with a later date or vote again at a later time by telephone or Internet;

  •
  notify the Corporate Secretary of HEI in writing; or

  •
  vote in person at the Annual Meeting (if your shares are registered in your name on HEI's books or, if your shares are held in "street name" and you have a legal proxy from your broker or other holder of record).

How many votes are required?

        If a quorum is present at the Annual Meeting, then:

  •
  Directors will be elected by a plurality of the votes cast. There will be no abstentions for this matter since your options are to vote either "FOR" or to "WITHHOLD" your vote for a nominee. Since the election of directors is considered a nonroutine matter, broker nonvotes (i.e., a vote of your shares by your broker or other holder of record when you have not provided instructions on how to vote on a nonroutine matter) will not affect the outcome of this matter.

  •
  Appointment of HEI's independent registered public accounting firm will be ratified if more votes are cast in favor than against such ratification. Abstentions and broker nonvotes will not affect the outcome of this matter.

  •
  The 2010 Equity and Incentive Plan will be approved if the majority of votes cast are in favor of such approval, so long as the total votes cast represent more than 50% of all shares entitled to vote. Abstentions will be considered votes cast and will have the same effect as voting against approval of the 2010 Equity and Incentive Plan. Broker nonvotes will have no effect on the outcome of the vote on the 2010 Equity and Incentive Plan.

Who will count the votes and are the votes confidential?

        Corporate Election Services will act as tabulator for broker and bank proxies as well as for proxies of the other shareholders of record. Your identity and vote will not be disclosed to persons other than those acting as tabulators except:

  •
  as required by law;

  •
  to verify the validity of proxies and the results of the voting in the case of a contested proxy solicitation; or

  •
  when you write a comment on the proxy form.

Could other matters be decided at the Annual Meeting?

        HEI knows of no business to be presented at the 2010 Annual Meeting other than the items set forth in this Proxy Statement. If other business is properly brought before the Annual Meeting, or any adjournment or postponement thereof, the persons named on the enclosed proxy will vote your stock in accordance with their best judgment, unless authority to do so is withheld by you in your proxy.

What happens if the Annual Meeting is postponed or adjourned?

        If the Annual Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted at the Annual Meeting.

Proposals You May Vote On

1.     Election of Class II Directors

        The Board of Directors currently consists of 12 directors divided into three classes with staggered terms. Ms. Plotts, a Class II director, will retire from the Board when her current term as a Class II director ends at the Annual Meeting. Concurrently with the retirement of Ms. Plotts from the Board at the Annual Meeting, the authorized size of the Board will decrease from 12 to 11 directors.

        The Board proposes three Class II nominees for election at the Annual Meeting:

  •
  Thomas B. Fargo

  •
  Kelvin H. Taketa

  •
  Jeffrey N. Watanabe

        Each nominee is currently a member of the Board and has consented to serve for the new term expiring at the 2013 Annual Meeting if elected. If a nominee is unable to stand for election, the proxy holders listed in the proxy may vote in their discretion for a suitable substitute.

        YOUR BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES FOR CLASS II DIRECTOR LISTED ABOVE.

        Information regarding the business experience and certain other directorships for each Class II nominee and Class I and III director is provided on pages 16-21 together with a description of the experience, qualifications, attributes and skills that led to the Board's conclusion that each of the nominees and directors should serve on the Board at the time of this Proxy Statement, in light of HEI's current business and structure.

2.     Ratification of appointment of Independent Registered Public Accounting Firm

        On February 26, 2010, the Audit Committee engaged PricewaterhouseCoopers LLP as HEI's new independent registered public accounting firm for 2010, subject to shareholder ratification. The Board, upon the recommendation of its Audit Committee, recommends the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of HEI for fiscal year 2010 and thereafter until its successor is appointed. KPMG LLP was HEI's independent registered public accounting firm for 2009 and has been the auditor of HEI since 1981. Representatives of KPMG LLP and PricewaterhouseCoopers LLP will be present at the Annual Meeting and each will be given the opportunity to make a statement and to respond to appropriate questions.

        On February 23, 2010, the Audit Committee voted to dismiss KPMG LLP as HEI's independent registered public accounting firm, effective as of February 24, 2010. The company informed KPMG LLP of the decision and dismissed KPMG LLP on February 24, 2010. KPMG LLP's reports on HEI's consolidated financial statements as of and for the fiscal years ended December 31, 2009 and 2008 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG LLP on the effectiveness of internal control over financial reporting as of December 31, 2009 and 2008 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2009 and 2008 and through February 24, 2010, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports for such years. During the fiscal years ended December 31, 2009 and 2008 and through February 24, 2010, there were no reportable events as defined in Item 304(a)(1)(v) of the Securities and Exchange Commission's Regulation S-K.

        During the fiscal years ended December 31, 2009 and 2008 and through February 26, 2010, the date of engagement of PricewaterhouseCoopers LLP, neither HEI nor any person on its behalf has consulted with PricewaterhouseCoopers LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on HEI's consolidated financial statements, and no written report or oral advice was provided by PricewaterhouseCoopers LLP to HEI that PricewaterhouseCoopers LLP concluded was an important factor considered by HEI in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of either a disagreement as defined in Item 304(a)(1)(iv) of the Securities and Exchange Commission's Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of the Securities and Exchange Commission's Regulation S-K.

        YOUR BOARD AND THE AUDIT COMMITTEE RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR HEI FOR 2010.

3.     Approval of 2010 Equity and Incentive Plan

        HEI's Compensation Committee believes that the use of long-term incentives that reward selected employees of HEI or its affiliates whose contributions are essential to the growth and success of HEI's business best strengthens the commitment of such persons to HEI and its affiliates, motivates such persons to faithfully and diligently perform their responsibilities and attracts and retains competent and dedicated persons whose efforts will result in the long-term growth and profitability of HEI. To that end, on February 11, 2010, the Board adopted the Hawaiian Electric Industries, Inc. 2010 Equity and Incentive Plan (2010 Plan), subject to the approval of HEI's shareholders. The purpose of the 2010 Plan is to afford an incentive to regular full-time employees of HEI or any affiliate of HEI to continue as employees, to increase their efforts on behalf of HEI and to promote HEI's business, all in accordance with the Compensation Committee's philosophy set forth below. Subject to shareholder approval of the 2010 Plan, no new awards will be made under HEI's 1987 Stock Option and Incentive Plan, as amended from time to time (1987 Plan). The 1987 Plan will remain in effect with respect to awards previously made under such Plan. If shareholders do not approve the 2010 Plan, the 2010 Plan will have no effect and awards may continue to be granted under the 1987 Plan.

        The 2010 Plan is being submitted to HEI's shareholders in order to ensure its compliance with Section 162(m) of the Internal Revenue Code (Section 162(m)) and the New York Stock Exchange (NYSE) listing standards concerning shareholder approval of equity compensation plans and the grant of incentive stock options. The NYSE listing standards provide that shareholders must be given the opportunity to vote on all equity compensation plans and material revisions thereto. The 2010 Plan is an equity compensation plan (i.e., a plan that provides for the delivery of HEI Common Stock to our employees as compensation for their services) and we are asking in this proposal for your approval of the 2010 Plan in compliance with the NYSE listing standards.

        Section 162(m) denies a deduction by an employer for certain compensation in excess of $1,000,000 per year paid by a publicly held corporation to the following covered employees who are employed at the end of the corporation's taxable year: the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers (other than the Chief Executive Officer and the Chief Financial Officer) for whom compensation disclosure is required under the proxy rules. Certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain requirements are met. Among the requirements for compensation to qualify for this exclusion is that the material terms pursuant to which the compensation is to be paid be disclosed to and approved by the shareholders in a separate vote prior to the payment of any such compensation, and that the plan be administered by "outside directors", as defined in Section 162(m). Accordingly, if the 2010 Plan is approved by shareholders and other conditions of Section 162(m) relating to the exclusion for performance-based compensation are satisfied, compensation paid to covered employees pursuant to the 2010 Plan will not be subject to the deduction limit of Section 162(m). We are asking in this proposal for your approval of the 2010 Plan and the performance goals that are applicable under the 2010 Plan where an award is intended to qualify as performance-based compensation under Section 162(m).

        We are also seeking your approval so that we may use the 2010 Plan to grant incentive stock options (options that enjoy certain favorable tax treatment under Sections 421 and 422 of the Internal Revenue Code), if applicable.

Plan Description

        The following is a summary of the material terms of the 2010 Plan and is qualified in its entirety by the full text of the 2010 Plan, which is attached as Appendix A to this Proxy Statement.

  Purposes

        The purposes of the 2010 Plan are to:

  •
  provide an additional incentive to selected employees of HEI or its affiliates, in order to strengthen the commitment of such persons to HEI and its affiliates;

  •
  motivate such persons to faithfully and diligently perform their responsibilities; and

  •
  attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of HEI.

  Administration of the 2010 Plan

        The 2010 Plan will be administered by the Board or, if and to the extent the Board does not administer the 2010 Plan, the Compensation Committee of the Board or a subcommittee of the Compensation Committee. Pursuant to the terms of the 2010 Plan and subject to any restrictions on the authority delegated to it by the Board, the administrator will have the power and authority, without limitation, to:

  •
  determine the types of awards to be granted and the terms and provisions of award agreements;

  •
  designate plan participants;

  •
  determine the number of shares of HEI Common Stock to be covered by awards, and the terms, provisions, conditions, restrictions and performance goals (if any) relating to any award;

  •
  determine and adjust performance goals for awards intended to comply with the requirements of Section 162(m);

  •
  determine whether, to what extent and under what circumstances an award may be settled in cash, shares of HEI Common Stock or other securities and the methods by which awards may be settled, exercised, cancelled, forfeited, accelerated, exchanged or surrendered;

  •
  permit the deferral of all or any portion of the cash or shares of HEI Common Stock that are payable under an award;

  •
  construe and interpret the 2010 Plan and any award and to prescribe, amend and rescind rules and regulations relating to the 2010 Plan;

  •
  determine the fair market value of an award; and

  •
  make all other determinations deemed necessary or desirable for the administration of the 2010 Plan.

        All decisions made by the administrator pursuant to the provisions of the 2010 Plan will be final, conclusive and binding on all persons, including HEI and the participants.

  Eligibility

        Awards may be granted to any regular full-time employee of HEI or any of its affiliates who has been selected as an eligible participant by the administrator. Incentive stock options will be granted only to employees (including officers and directors who are also employees) of HEI or any of its 50% or more owned subsidiaries.

  Shares Reserved for Issuance

        The maximum number of shares of HEI Common Stock reserved for issuance under the 2010 Plan will be 4,000,000 shares, subject to adjustment for certain transactions, provided that shares that are issued in connection with all awards other than options and share appreciation rights or awards whose vesting, exercisability or payment is subject to the attainment of performance goals will be counted against the 4,000,000 limit described above as four shares of HEI Common Stock for every share of HEI Common Stock that is issued in connection with such award. The shares may be authorized but unissued HEI Common Stock or shares that have been or may be reacquired by HEI in the open market, in private transactions or otherwise. If any shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to a participant, the shares with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the 2010 Plan. If any award (other than a share appreciation right) is settled in part or in full in cash, the shares settled in cash will again be available for issuance in connection with future awards granted under the 2010 Plan. Notwithstanding the foregoing, shares surrendered or withheld as payment of either the exercise price of an award granted under the 2010 Plan (including shares otherwise underlying an award of a share appreciation right that are retained by HEI to account for the grant price of such share appreciation right) and/or withholding taxes in respect of such an award will no longer be available for grant under the 2010 Plan. All shares may be made subject to awards of incentive stock options.

        To the extent required to comply with the requirements of Section 162(m), the aggregate number of shares subject to awards (other than other cash-based awards) awarded to any one participant during any calendar year may not, subject to certain equitable adjustments as provided in the 2010 Plan, exceed 100,000 shares, and the maximum value of the aggregate payment that any participant may receive with respect to other cash-based awards in any calendar year is $2,000,000.

        The closing price per share of HEI Common Stock on the New York Stock Exchange on March 3, 2010 was $20.66.

  Types of Awards

        The 2010 Plan provides for the grant of stock options (including incentive stock options), share appreciation rights, restricted shares, deferred shares, performance shares, other share-based awards and other cash-based awards.

        Options.    The grant of each option will be memorialized in an award agreement, containing such terms and conditions as the administrator will determine. The administrator will have sole and complete authority to determine the participants to whom options will be granted under the 2010 Plan, the number of shares to be subject to options and the terms and conditions of options (including whether the option is an incentive stock option), provided that the exercise price of each option may not be less than 100% of the fair market value (as defined in the 2010 Plan) of the underlying HEI Common Stock on the date of grant. If a participant owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Internal Revenue Code) more than 10% of the combined voting power of all classes of stock of HEI or of any of its subsidiaries and an incentive stock option is granted to such participant, the exercise price of such an incentive stock option (to the extent required at the time of grant by the Internal Revenue Code) will be no less than 110% of the fair market value of the HEI Common Stock on the date such incentive stock option is granted. The term of any option granted under the 2010 Plan may not exceed 10 years, provided, however, that if an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Internal Revenue Code) more than 10% of the combined voting power of all classes of stock of HEI or of any of its subsidiaries and an incentive stock option is granted to such employee, the term of such incentive stock option (to the extent required by the Internal Revenue Code at the time of grant) will be no more than 5 years from the date of grant. Notwithstanding the foregoing, the administrator will have the authority to accelerate the exercisability of any outstanding option at such time and under such circumstances as the administrator, in its sole discretion, deems appropriate.

        Options may be exercised in whole or in part by giving written notice of exercise to HEI specifying the number of shares to be purchased, accompanied by payment in full of the aggregate exercise price of the shares so purchased in cash or its equivalent. As determined by the administrator, in its sole discretion, payment for any options in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the administrator (including the withholding of shares otherwise issuable upon exercise), (ii) in the form of unrestricted shares already owned by the participant subject to certain conditions, (iii) any other form of consideration approved by the administrator and permitted by applicable law or (iv) any combination of the foregoing. A participant will have no rights to dividends or any other rights of a shareholder with respect to the shares subject to an option until the participant has given written notice of exercise, paid in full for such shares and satisfied the requirements of the 2010 Plan, and the shares are delivered to the participant.

        To the extent that the aggregate fair market value (as defined in the 2010 Plan) of shares of HEI Common Stock with respect to which incentive stock options granted to a participant under the 2010 Plan and all other option plans of HEI or of any subsidiary of HEI become exercisable for the first time by the participant during any calendar year exceeds $100,000 (as determined in accordance with Section 422(d) of the Internal Revenue Code), the portion of such incentive stock options in excess of $100,000 will be treated as a nonqualified stock option.

        Share Appreciation Rights.    Share appreciation rights may be granted either alone (Free Standing Rights) or in conjunction with all or part of any option granted under the 2010 Plan (Related Rights). Subject to Section 409A of the Internal Revenue Code, in the case of nonqualified stock options, Related Rights may be granted either at or after the time of the grant of such option. In the case of an incentive stock option, Related Rights may be granted only at the time of the grant of the incentive stock option. The administrator will determine the participants to whom, and the time or times at which, grants of share appreciation rights will be made, the number of shares to be awarded, the price per share and all other conditions of share appreciation rights. Share appreciation rights will contain such additional terms and conditions, not inconsistent with the terms of the 2010 Plan, as the administrator will deem desirable, as set forth in an award agreement. Notwithstanding the foregoing, no Related Right may be granted for more shares than are subject to the option to which it relates and any share appreciation right must be granted with an exercise price not less than the fair market value of the underlying HEI Common Stock on the date of grant.

        A participant will have no rights to dividends or any other rights of a shareholder with respect to the shares subject to a share appreciation right until the participant has given written notice of its exercise, paid in full for such shares and satisfied the requirements of the 2010 Plan, and the shares are delivered to the participant.

        Upon the exercise of a Free Standing Right, the participant will be entitled to receive up to, but not more than, that number of shares equal in value to the excess of the fair market value as of the date of exercise over the price per share specified in the Free Standing Right multiplied by the number of shares in respect of which the Free Standing Right is being exercised.

        Share appreciation rights that are Related Rights will be exercisable only at such time or times and to the extent that the options to which they relate are exercisable. A Related Right granted in connection with an incentive stock option will be exercisable only if and when the fair market value (as defined in the 2010 Plan) of shares of the HEI Common Stock subject to the incentive stock option exceeds the exercise price of such option. A Related Right may be exercised by a participant by surrendering the applicable portion of the related option, upon which the participant will be entitled to receive up to, but not more than, that number of shares equal in value to the excess of the fair market value as of the date of exercise over the exercise price specified in the related option multiplied by the number of shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, will no longer be exercisable to the extent the Related Rights have been so exercised.

        The administrator may determine to settle the exercise of a share appreciation right in cash in lieu of shares (or in any combination of shares and cash). The term of each Related Right will be the term of the option to which it relates, and no share appreciation right will be exercisable more than 10 years after the date such right is granted.

        Restricted Shares, Deferred Shares and Performance Shares.    The grant of each award of restricted shares, deferred shares and performance shares will be memorialized in an award agreement, containing such terms and conditions as the administrator will determine. The administrator will have sole and complete authority to determine the participants to whom awards of restricted shares, deferred shares and performance shares will be granted under the 2010 Plan, the number of shares to be subject to the awards and the terms and conditions of the awards, including whether the vesting of such an award will be restricted by time or subject to the attainment of one or more performance goals (as described below). The restricted shares, deferred shares and performance shares will be subject to restrictions and conditions pursuant to the 2010 Plan and as determined by the administrator at the time of grant or, subject to Section 409A of the Internal Revenue Code, at a later time. The administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals; provided, however, that this sentence will not apply to any award which is intended to qualify as "performance-based compensation" under Section 162(m). Except as provided in the applicable award agreement, the participant will generally have the rights of a shareholder of HEI with respect to restricted shares or performance shares during the restricted period. The participant will generally not have the rights of a shareholder with respect to shares subject to deferred shares during the restricted period; provided, however, that, subject to Section 409A of the Internal Revenue Code, an amount equal to dividends declared during the restricted period with respect to the number of shares covered by deferred shares will, unless otherwise set forth in the applicable award agreement, be paid to the participant at the same time as dividends are paid to HEI's shareholders generally, provided that the participant is then providing services to HEI or any affiliate of HEI.

        Other Share-Based or Cash-Based Awards.    The administrator is authorized to grant awards to participants in the form of other share-based awards or other cash-based awards, as deemed by the administrator to be consistent with the purposes of the 2010 Plan and as evidenced by an award agreement. The administrator will determine the terms and conditions of such awards, consistent with the terms of the 2010 Plan, at the date of grant or thereafter, including any performance goals and performance periods.

  Performance Goals

        Under the 2010 Plan, the administrator has the authority to determine that vesting or payment of an award will be subject to the attainment of one or more performance goals. The performance goals may include any combination of, or a specified increase or decrease of, one or more of the following over a specified period:

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  earnings before all or any interest, taxes, depreciation and/or amortization;

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  net income (before or after taxes);

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  earnings per share of HEI Common Stock;

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  market share, gross revenue, and return on assets;

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  cost reduction goals and operating expenses;

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  earnings from continuing operations, levels of expense, cost or liability;

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  performance against operational budgets;

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  a participant's individual operational project goals;

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  return on average common equity;

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  individual performance goals;

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  total return to shareholders and shareholder value added;

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  free cash flow;

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  modified free cash flow (net income plus depreciation and amortization less net capital expenditures);

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  pre-tax, pre-provision income;

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  net interest margin;

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  efficiency ratio; and

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  net charge offs.

        Where applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of HEI or its affiliates, or a division or strategic business unit of HEI, or may be applied to the performance of HEI relative to a market index, a group of other companies or a combination thereof, all as determined by the administrator. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing performance goals will be determined in accordance with generally accepted accounting principles and will be subject to certification by the administrator, provided that the administrator will have the authority to make equitable adjustments to the performance goals in recognition of unusual or nonrecurring events affecting HEI or any of its affiliates or the financial statements of HEI or any of its affiliates, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, in any case to the extent such adjustment does not cause a loss of deduction under Section 162(m).

  Termination of Employment

        Unless the applicable award agreement provides otherwise, in the event that the employment of a participant with HEI or any of its affiliates terminates for any reason other than cause, retirement, disability (each such term as defined in the 2010 Plan) or death, the participant's options and share appreciation rights:

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  to the extent exercisable at the time of such termination, will remain exercisable until the date that is one year after such termination, on which date they will expire; and

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  to the extent that they were not exercisable at the time of such termination, will expire at the close of business on the date of such termination.

        The one-year period described above will be extended to three years after the date of such termination in the event of the participant's death during such one-year period.

        Unless the applicable award agreement provides otherwise, in the event that the employment of a participant with HEI and all of its affiliates terminates on account of retirement, disability or death, the participant's options and share appreciation rights, to the extent that they were exercisable at the time of such termination, will become fully vested and will remain exercisable until the date that is three years after such termination, on which date they will expire. In the event of the termination of a participant's employment for cause, all outstanding options and share appreciation rights granted to such participant will expire at the commencement of business on the date of such termination.

        In the event of the termination of employment with HEI and all of its affiliates of a participant who has been granted one or more Related Rights, such rights will be exercisable at such time or times and subject to such terms and conditions as set forth in the related options.

        The rights of participants granted restricted shares, deferred shares or performance shares upon termination of employment with HEI or any affiliate thereof during the restricted period will be set forth in the applicable award agreement.

        Notwithstanding the foregoing, no option or share appreciation right will be exercisable after the expiration of its term.

  Effect of a Change in Control

        Except as otherwise provided in an award agreement or in an individual agreement between a participant and HEI, in the event of a change in control of HEI (as defined in the 2010 Plan), the surviving entity or acquiring entity (or the surviving or acquiring entity's parent company) will assume all awards outstanding under the 2010 Plan or will substitute for them with similar awards. Any such assumed or substituted award will provide that, if the participant's employment with HEI or an affiliate of HEI (or any successor) is terminated within 24 months following the change in control by HEI or an affiliate without cause or by the participant with good reason (as defined in the 2010 Plan), the award will become fully vested and exercisable and all restrictions on such awards will immediately lapse (with all performance goals or other vesting criteria deemed achieved at 100% of target levels), and each such award that is an option or share appreciation right will remain exercisable for not less than one year following such termination of employment.

        To the extent the surviving entity (or acquiring entity or parent company, as the case may be) refuses to assume or substitute for outstanding awards:

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  all outstanding awards will become fully vested and exercisable and all restrictions on such awards will immediately lapse (with all performance goals or other vesting criteria deemed achieved at 100% of target levels);

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  with respect to options and share appreciation rights, the participant will have the right to exercise such awards for a period of time determined by the administrator, or will be entitled to receive an amount in cash equal to the excess (if any) of the number of shares subject to such awards multiplied by the per share consideration paid as of the date of the occurrence of the change in control for the shares, minus the aggregate exercise price of such awards; and

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  all awards not assumed, continued or substituted will terminate upon the change in control.

  Transferability of Awards

        Unless otherwise determined by the administrator or provided in an award agreement, awards will not be transferable by a participant except by will or the laws of descent and distribution and will be exercisable during the lifetime of a participant only by such participant or his guardian or legal representative.

  Amendment or Termination of the 2010 Plan

        The Board may amend, alter or terminate the 2010 Plan, or amend an award, at any time, but no amendment, alteration or termination may be made that would impair the rights of a participant under any award without such participant's consent. Shareholder approval is required for any amendment that would increase the total number of shares (unless pursuant to an equitable adjustment as set forth in the 2010 Plan), materially increase plan benefits, materially alter eligibility provisions or extend the maximum option term under the plan, or as otherwise required by law or applicable rule.

        In addition, the administrator may not reduce the exercise price of an outstanding option or share appreciation right by amending its terms or by canceling such award in exchange for cash or the grant of a new award without first obtaining approval from the shareholders of HEI.

  Term of the 2010 Plan

        No awards may be made after the ten-year anniversary of the date on which shareholders approve the 2010 Plan but awards made before such tenth anniversary may extend beyond the tenth anniversary date.

New 2010 Plan Benefits

        The benefits to be derived under the 2010 Plan by participants cannot be determined, since the ultimate value of awards under the 2010 Plan depends on several factors, including the market value of HEI Common Stock, and future grants under the 2010 Plan will be made at the sole discretion of the administrator, based on a variety of considerations.

Certain Federal Income Tax Consequences

        The following discussion of certain relevant federal income tax effects applicable to stock options and share appreciation rights granted under the 2010 Plan is a summary only, and reference is made to the Internal Revenue Code and the applicable regulations and rulings thereunder for a complete statement of all relevant federal tax provisions.

  Options

        With respect to nonqualified stock options, the grantee will recognize no income upon grant of the option, and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of option exercise over the amount paid by the grantee for the shares. Upon a subsequent disposition of the shares received under the option, the grantee generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.

        In general, no taxable income is realized by a grantee upon the grant of an incentive stock option. If shares are issued to a grantee (option shares) pursuant to the exercise of an incentive stock option granted under the 2010 Plan and the grantee does not dispose of the option shares within the two-year period after the date of grant or within one year after the receipt of such option shares by the grantee (disqualifying disposition), then, generally (i) the grantee will not realize ordinary income upon exercise and (ii) upon sale of such option shares, any amount realized in excess of the exercise price paid for the option shares will be taxed to such grantee as capital gain (or loss). The amount by which the fair market value of the HEI Common Stock on the exercise date of an incentive stock option exceeds the purchase price generally will constitute an item which increases the grantee's "alternative minimum taxable income" (as defined in the Internal Revenue Code).

        If option shares acquired upon the exercise of an incentive stock option are disposed of in a disqualifying disposition, the grantee generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the option shares) over the exercise price paid for the option shares.

        Subject to certain exceptions, an option generally will not be treated as an incentive stock option if it is exercised more than three months following termination of employment. If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, such option will be treated as a nonqualified stock option as discussed above.

        In general, HEI will receive an income tax deduction at the same time and in the same amount as the employee recognizes ordinary income.

  Share Appreciation Rights

        The recipient of a grant of share appreciation rights will not realize taxable income and HEI will not be entitled to a deduction with respect to such grant on the date of such grant. Upon the exercise of a share appreciation right, the recipient will realize ordinary income equal to the fair market value of any shares received at the time of exercise. In general, HEI will be entitled to a corresponding deduction, equal to the amount of income realized.

  Section 409A of the Internal Revenue Code

        The American Jobs Creation Act of 2004 added Section 409A to the Internal Revenue Code (Section 409A), which imposes restrictions on "nonqualified deferred compensation" (as defined in Section 409A). Section 409A generally applies to amounts deferred after December 31, 2004. Generally, options and share appreciation rights with an exercise price at least equal to the fair market value of the underlying stock on the date of grant and restricted stock will not be considered deferred compensation if such awards do not include any other feature providing for the deferral of compensation. Failure to follow the provisions of Section 409A can result in taxation to the grantee of a 20% additional income tax and interest on the taxable amount and, depending on the state, additional state taxes. It is intended that payments and benefits under the 2010 Plan comply with or be exempt from Section 409A. If taxes or penalties under Section 409A are imposed on a grantee in connection with the 2010 Plan, such grantee will be solely responsible and liable for the satisfaction of all such taxes and penalties, and neither HEI nor any affiliate will have any obligation to indemnify or otherwise hold the grantee (or any beneficiary) harmless from any or all of such taxes or penalties.

Vote Required

        Under the NYSE listing standards, the 2010 Plan will be approved if a majority of the votes cast are in favor of such approval, so long as the total votes cast represent more than 50% of all shares entitled to vote. Abstentions will be considered votes cast and will have the same effect as voting against the proposal. Broker nonvotes will have no effect on the outcome of the vote on the 2010 Plan.

        YOUR BOARD RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE 2010 EQUITY AND INCENTIVE PLAN.

 Equity compensation plan information

        Information as of December 31, 2009 about HEI Common Stock that may be issued upon the exercise of awards granted under all of the company's equity compensation plans was as follows:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
Equity compensation plans approved by shareholders	432,677	$19.73	4,099,071
Equity compensation plans not approved by shareholders	—	—	—

Total	432,677	$19.73	4,099,071

(1)
Includes 374,500 shares subject to outstanding nonqualified stock options and 58,177 of dividend equivalent shares accrued as of December 31, 2009 for such options.

(2)
This represents the number of shares remaining available as of December 31, 2009, including 4,022,393, net of any shares underlying outstanding grants, under the 1987 Stock Option and Incentive Plan and 76,678 under the HEI Nonemployee Director Plan. All of the shares remaining available for issuance under the HEI Nonemployee Director Plan may be issued in the form of unrestricted HEI Common Stock. Of the shares remaining available for issuance under the 1987 Stock Option and Incentive Plan, 28,731 shares may be issued in the form of restricted stock, stock payments or stock-settled restricted stock units (i.e., other than in the form of options, warrants or rights).

Nominees for Class II directors whose terms expire at the 2013 Annual Meeting

Thomas B. Fargo, age 61, director since 2005
Audit Committee Member and Compensation Committee Chair

 Business experience and other public company and HEI affiliate directorships since 2005

•       Operating Executive Board Member, J.F. Lehman & Company (private equity firm), since 2008

•       Owner, Fargo Associates,  LLC (defense and homeland/national security consultancy), since 2005

•       Chief Executive Officer, Hawaii Superferry, Inc. (interisland ferry), 2008-2009

•       President, Trex Enterprises Corporation (defense research and development firm), 2005-2008

•       Commander, U.S. Pacific Command, 2002-2005

•       Director since 2008 and Audit Committee Member, Northrop Grumman Corporation

•       Director, Hawaiian Holdings, Inc., 2005-2008

•       Director since 2005 and Audit Committee Member, Hawaiian Electric Company, Inc. (HEI subsidiary)

Skills and qualifications for HEI Board service • Extensive knowledge of the U.S. military, a major customer of HEI's electric utility subsidiary.

•       Leadership, strategic planning and financial and nonfinancial risk assessment skills developed over 39 years of leading 9 organizations ranging in size from 130 to 300,000 people and managing budgets up to $8 billion.

• Experience with corporate governance, including audit, compensation and governance committees, from service on several public and private company boards.

Kelvin H. Taketa, age 55, director since 1993
Nominating and Corporate Governance Committee Chair

 Business experience and other public company and HEI affiliate directorships since 2005

•       President and Chief Executive Officer, Hawaii Community Foundation, since 1998

•       Director, Hawaiian Electric Company, Inc. (HEI subsidiary), since 2004

Skills and qualifications for HEI Board service

•       Executive management experience with responsibility for overseeing more than $405 million in charitable assets as President and Chief Executive Officer of the Hawaii Community Foundation.

•       Proficiency in risk assessment, strategic planning and organizational leadership as well as marketing and public relations obtained from his current position at the Hawaii Community Foundation and his prior experience as Vice President and Executive Director of the Asia/Pacific Region for The Nature Conservancy and as Founder, Managing Partner and Director of Sunrise Capital Inc.

•       Knowledge of corporate and nonprofit governance issues gained from his prior service as a director for Grove Farm Company, Inc., his current service as Vice Chair of the Independent Sector and through publishing articles and lecturing on governance of tax-exempt organizations.

Jeffrey N. Watanabe, age 67, director since 1987
Chairman of the Board since 2006 and Executive Committee Chair

 Business experience and other public company and HEI affiliate directorships since 2005

•       Managing Partner, Watanabe Ing & Komeiji LLP, 1972-2007 (now retired)

•       Director since 2003 and Compensation and Corporate Governance Committee Member, Alexander & Baldwin, Inc.

•       Director since 1988 and Audit and Executive Committee Member, American Savings Bank, F.S.B. (HEI subsidiary)

•       Director, Hawaiian Electric Company, Inc. (HEI subsidiary), from 1999-2006 and since 2008

Skills and qualifications for HEI Board service

•       Broad business, legal, corporate governance and leadership experience from serving as Managing Partner of the law firm he founded, advising clients on a variety of business and legal matters for 35 years and from serving on a dozen public and private company and nonprofit boards and committees, including his current service on the Compensation and Corporate Governance Committees for Alexander & Baldwin, Inc.

•       Specific experience with strategic planning from providing strategic counsel to local business clients and prospective investors from the continental United States and the Asia Pacific region for 25 years of his law practice.

• Experience in public utility regulation from practicing law before the Hawaii Public Utilities Commission, which regulates HEI's utility subsidiaries.

Class II director whose term will expire at the 2010 Annual Meeting

Diane J. Plotts, age 74, director since 1987
Audit Committee Chair and Compensation and Executive Committee Member

 Business experience and other public company and HEI affiliate directorships since 2005

•       Independent business advisor since 2000

•       Director since 1996 and Audit Committee Chair, American Savings Bank, F.S.B. (HEI subsidiary)

 Skills and qualifications for HEI Board service

•       35 years of executive leadership, financial oversight, risk management and strategic planning experience from serving as General Partner and Director of Hemmeter Investment Company.

• Bank and corporate governance experience from serving as a founding director of the former Bank of Honolulu for 8 years.

•       Fluency in organizational governance matters and boardroom dynamics from serving on a variety of nonprofit boards, including the University of Hawaii Board of Regents, Aloha United Way, Hawaii Community Foundation and University of Hawaii Foundation.

 Continuing Class III directors whose terms expire at the 2011 Annual Meeting

Don E. Carroll, age 68, director since 1996
Compensation Committee Member

 Business experience and other public company and HEI affiliate directorships since 2005

•       Retired Chairman, Oceanic Time Warner Cable Advisory Board, since 2004

•       Director since 2004 and Audit Committee Member, American Savings Bank, F.S.B. (HEI subsidiary)

 Skills and qualifications for HEI Board service

•       38 years of executive and finance management experience as President and Vice President, Finance of Oceanic Cable.

•       Experience with financial institutions and executive compensation and compensation program oversight from serving as Chair of the Compensation Committee for Island Insurance Company, Ltd. and as a member of the Compensation Committee for Pacific Guardian Life.

•       In-depth knowledge and familiarity with issues facing HEI and its banking subsidiary gained from 14 years of service as a director for HEI and 6 years of service as a director for American Savings Bank, F.S.B.

Richard W. Gushman, II, age 64, director since 2007
Nominating and Corporate Governance Committee Member

 Business experience and other public company and HEI affiliate directorships since 2005

•       President and Owner, DGM Group (real estate development firm), since 1973

•       Managing Partner, Summit Financial Resources (financial services company), since 1994

•       Director since 2002 and Audit Committee Member, American Savings Bank, F.S.B. (HEI subsidiary)

Skills and qualifications for HEI Board service

•       Demonstrated business leadership and financial management skills gained from executive management, financial stewardship and corporate governance leadership roles as chief executive officer of DGM Group for 37 years and Managing Partner of Summit Financial Resources for 16 years.

•       Extensive experience in governance, board leadership and financial oversight from serving on a variety of corporate, advisory and community organization boards and in financial stewardship roles, including his current service as a director of James Campbell Company LLC and as a member of the state of Hawaii Department of Hawaiian Home Lands and the Office of Hawaiian Affairs Advisory Boards.

• Valuable entrepreneurial and hands-on perspective and experience from having grown the real estate development practice he started in 1973 into the DGM Group.

Victor H. Li, S.J.D., age 68, director since 1988
Compensation Committee Member

 Business experience and other public company and HEI affiliate directorships since 2005

•       Co-Chairman, Asia Pacific Consulting Group (Pacific region trade consultancy), since 1992

•       Director, American Savings Bank, F.S.B. (HEI subsidiary), since 2004

 Skills and qualifications for HEI Board service

•       Thoughtful leadership and consensus-building skills and marketing and strategic planning experience acquired through his current position for the last 18 years as Co-Chairman of the Asia Pacific Consulting Group, and his former position for 10 years as chief executive for the East-West Center.

• Long-term knowledge and understanding of HEI's operations and strategic goals after 20 years on the Board.
• Prior energy and public company board experience from serving as a director at Grumman Corporation and AES China Generating Co. Ltd.

Barry K. Taniguchi, age 63, director since 2004
Audit Committee Member

 Business experience and other public company and HEI affiliate directorships since 2005

•       President and Chief Executive Officer, KTA Super Stores (grocery store chain), since 1989

•       President, K. Taniguchi Ltd. (real estate lessor), since 1989

•       Director, American Savings Bank, F.S.B. (HEI subsidiary), since 2002

•       Director since 2001 and Audit Committee Chair, Hawaiian Electric Company, Inc. (HEI subsidiary)

•       Director, Hawaii Electric Light Company, Inc. (HEI subsidiary), 1997-2009

•       Director, Maui Electric Company, Limited (HEI subsidiary), 2006-2009

Skills and qualifications for HEI Board service

•       Current knowledge of and experience with the business community on the island of Hawaii, which is served by one of HEI's utility subsidiaries, Hawaii Electric Light Company, Inc., from serving in his current chief executive officer positions for the last 23 years.

• Accounting and auditing knowledge and experience gained from obtaining a public accounting certification and working as an auditor and as a controller.

•       Extensive board experience and leadership roles in community and civic organizations, including from his current service on the boards of Hawaii Employers Mutual Insurance Company and Hawaii Community Foundation and as Chair of the Hawaii Island Economic Development Board.

 Continuing Class I directors whose terms expire at the 2012 Annual Meeting

Shirley J. Daniel, Ph.D., C.P.A., age 56, director since 2002
Audit Committee Member

 Business experience and other public company and HEI affiliate directorships since 2005

•       Professor of Accountancy, Shidler College of Business, University of Hawaii at Manoa, since 1995

•       Director, American Savings Bank, F.S.B. (HEI subsidiary), since 2004

Skills and qualifications for HEI Board service

•       Current expertise in accounting, auditing and corporate governance from teaching courses on these subjects at the Shidler College of Business.

•       Business and leadership experience from her current service as Director for the Pacific Asian Management Institute and Center for International Business Education and Research and from her prior service as Managing Director for the Pacific Asian Center for Entrepreneurship and E-Business.

•       Prior experience in accounting and auditing from being a licensed certified public accountant and from working as an auditor and audit manager with the international accounting firm Arthur Young & Company (currently Ernst & Young LLP).

Constance H. Lau, age 58, director 2001-2004 and since 2006
Executive Committee Member

 Current and prior positions with the company

•       President and Chief Executive Officer and Director, HEI, since 2006

•       Chairman of the Board, Hawaiian Electric Company, Inc. (HEI subsidiary), since 2006

•       Chairman of the Board and Chief Executive Officer, American Savings Bank, F.S.B. (HEI subsidiary), since 2008

•       Chairman of the Board, President and Chief Executive Officer, American Savings Bank, F.S.B., 2006-2008

•       President and Chief Executive Officer and Director, American Savings Bank, F.S.B., 2001-2006

•       Senior Executive Vice President and Chief Operating Officer and Director, American Savings Bank, F.S.B., 1999-2001

• Treasurer, HEI, 1989-1999
• Financial Vice President and Treasurer, HEI Power Corp. (former HEI subsidiary), 1997-1999
• Treasurer, Hawaiian Electric Company, Inc., and Assistant Treasurer, HEI, 1987-1989
• Assistant Corporate Counsel, Hawaiian Electric Company, Inc., 1984-1987
Other public company directorships since 2005 • Director since 2004 and Audit Committee Member, Alexander & Baldwin, Inc.

Skills and qualifications for HEI Board service

•       Intimate understanding of the company from serving in various chief executive, chief operating and other executive, finance and legal positions at HEI and its subsidiaries over the last 25 years.

•       Familiarity with current management and corporate governance practices from her current service as a director and Audit Committee member for Alexander & Baldwin, Inc. and as a director of AEGIS Insurance Services, Inc.

•       Experience with financial oversight and expansive knowledge of the Hawaii business community and the local communities that compose the company's customer bases from serving as a director or investment committee chairperson for various local industry, business development and educational organizations.

A. Maurice Myers, age 69, director since 1991
Compensation Committee Member

 Business experience and other public company and HEI affiliate directorships since 2005

•       Chief Executive Officer and Director, POS Hawaii LLC (provider of point-of-sale business systems for restaurants and retailers), since 2009

•       Chief Executive Officer and Director, Wine Country Kitchens LLC (manufacturer of gourmet food products), since 2007

•       Chairman, Chief Executive Officer and President, Waste Management, Inc. (waste and environmental services provider), 1999-2004

•       Director, Hawaiian Electric Company, Inc. (HEI subsidiary), 2004-2006 and since 2009

Skills and qualifications for HEI Board service

•       20 years of public company executive and board leadership experience as Chairman, Chief Executive Officer and President of Waste Management, Inc., Chairman, Chief Executive Officer and President of Yellow Corporation, President of America West Airlines and Chief Executive Officer and President of Aloha Airgroup, Inc.

•       Practiced skills in risk assessment, strategic planning, financial oversight, customer and public relations and marketing exercised in leading successful restructuring efforts at Waste Management, Yellow Corporation and America West Airlines.

•       Diverse business experience and public and private company board experience, including from his prior service as a director and Compensation Committee Chair for Tesoro Corporation and as a director for BIS Industries Limited and Cheap Tickets.

James K. Scott, Ed.D., age 58, director since 1995
Audit and Nominating and Corporate Governance Committee Member

 Business experience and other public company and HEI affiliate directorships since 2005

•       President, Punahou School (K-12 independent school), since 1994

•       Director, American Savings Bank, F.S.B. (HEI subsidiary), since 2008

Skills and qualifications for HEI Board service

•       Recognized leadership and executive management skills as President of Punahou School for 16 years.

•       25 years of experience developing and executing strategic plans as the chief executive at two independent schools, including overseeing fundraising programs and admissions/marketing functions.

•       Governance and board leadership experience from his current positions as Chair of the Secondary School Admission Test Board, director and former Chair of the Hawaii Association of Independent Schools, member of the Board of Governors of the Pacific and Asian Affairs Council and member of the Advisory Board of the Klingenstein Center of Teachers College at Columbia University.

Corporate Governance

What are HEI's governance policies and guidelines?

        In 2009, the Board and management continued to review and monitor corporate governance trends and best practices to comply with the corporate governance requirements of the New York Stock Exchange, regulations of the Securities and Exchange Commission and rules and regulations of the Board of Governors of the Federal Reserve, Federal Deposit Insurance Corporation and Office of Thrift Supervision applicable to HEI as a bank holding company. As part of an annual review, the HEI Categorical Standards of Director Independence (see Appendix B), Corporate Governance Guidelines and charters for the Audit, Compensation, Executive and Nominating and Corporate Governance Committees were reviewed and revised as deemed appropriate by the Board. These documents, and HEI's Corporate Code of Conduct, are available on HEI's website at www.hei.com.

What is the Board's leadership structure?

        Mr. Watanabe has served as the nonexecutive Chairman of the Board since 2006, upon the retirement of former HEI Chairman, President and Chief Executive Officer, Robert F. Clarke. Also since that time, Ms. Lau has served as HEI's President and Chief Executive Officer and has been the only employee director on the Board. Prior to Mr. Watanabe becoming Chairman, the Board had an independent lead director.

        Mr. Watanabe has served on the Board since 1987, but has never been employed by HEI or any HEI subsidiary. The Board has determined that he is independent. Among the many skills and qualifications that Mr. Watanabe brings to the Board, the Board considered (i) his extensive experience in corporate and nonprofit governance from serving on other public company, private company and nonprofit boards; (ii) his reputation for effective consensus and relationship building and business and community leadership, including leadership of his former law firm, and (iii) his willingness and dedication to committing the hard work and time necessary to successfully lead the Board.

        As HEI's Chairman, Mr. Watanabe's key responsibilities are to:

  •
  lead Board and shareholder meetings and executive sessions of the independent directors, including executive sessions at which the performance of the Chief Executive Officer is evaluated by the Board;

  •
  attend all meetings of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board as an observer and chair the Executive Committee of the Board;

  •
  serve on the boards of HEI's primary operating subsidiaries, Hawaiian Electric Company and American Savings Bank, and chair executive sessions of the independent directors of these subsidiary boards;

  •
  work closely with management to develop meeting agendas and materials for the Board and subsidiary boards;

  •
  be available to other Board and subsidiary board members and management for questions and consultation; and

  •
  ensure and assist communications among Board members and Board committees and between the Board and management.

        The Board's Corporate Governance Guidelines provide that if the Chairman and Chief Executive Officer positions are held by the same individual, or if the Board determines that the Chairman is not independent, the independent directors should designate an independent director to serve as Lead Director. If a Lead Director is designated, the Lead Director's responsibilities would be to: (i) preside at Board and shareholder meetings when the Chairman is not present, (ii) preside at executive sessions of the independent directors, (iii) facilitate communication between the independent directors and the Chairman or the Board as a whole, (iv) call meetings of the nonmanagement or independent directors in executive session, (v) participate in approving meeting agendas, schedules and materials for the Board, and (vi) perform other functions described in the Corporate Governance Guidelines or as determined by the Board from time to time.

        The Board believes that its current leadership structure, which provides for an independent nonemployee Chairman, or an independent Lead Director if the Chairman is not independent, is appropriate and effective in light of HEI's current operations, strategic plans and overall corporate governance structure for several reasons. First, the Board believes that having an independent Chairman or Lead Director has been important in establishing a tone at the top for both the Board and the company that encourages constructive expression of views that may differ from those of senior management. Second, the Board believes that the presence of an independent Chairman or Lead Director, particularly at this time of growing government and investor scrutiny of public and financial company boards, demonstrates the Board's desire to inspire confidence in the company's regulators and shareholders that the Board is committed to serving the best interests of the company and its shareholders and not the best interests of management. Third, the Board recognizes that the company has an uncommon corporate governance structure in that the boards of its two primary operating subsidiaries are also composed mostly of nonemployee directors and that the HEI Chairman plays an important leadership role at these subsidiary boards. For instance, in addition to chairing executive sessions of the nonemployee directors and attending meetings of the audit committees of these subsidiary boards, the Chairman leads each subsidiary board in conducting its annual performance evaluation and assists communications between each of these boards and management of the respective subsidiary company and among members of each subsidiary board.

What is the Board's role in risk oversight?

        HEI is a holding company that operates principally through its electric public utility and bank subsidiaries. At the holding company and subsidiary levels, the company faces a variety of risks, including operational risks, regulatory and legal compliance risks, credit and interest rate risks, competitive risks and liquidity risks. Developing and implementing strategies to manage these risks is the responsibility of management, and that responsibility is carried out by assignments of responsibility to various officers and other employees of the company under the direction of HEI's Chief Financial Officer, who also serves as HEI's chief risk officer. The role of the Board is to oversee the management of these risks.

        The Board's specific risk oversight functions are as follows:

  •
  The Board has considered and approved a consolidated enterprise risk management (ERM) system recommended by management. The system is designed to identify and assess risks at the holding company and subsidiary levels so the information can be reported to the Board, along with proposed strategies for mitigating significant risks. The structure of the ERM system is decentralized, with separate chief risk officers at each of HEI's primary operating subsidiaries, Hawaiian Electric Company and American Savings Bank. The chief risk officer of Hawaiian Electric Company is also responsible for identifying, assessing and reporting risks at the company's utility subsidiaries that operate on the islands of Hawaii and Maui. Each subsidiary chief risk officer reports directly to the subsidiary President and functionally to HEI's chief risk officer. The Board believes this decentralized risk management structure is appropriate and effective for the company's diverse operations and holding company structure because it allows for industry-specific risk identification and management at the subsidiary levels while also ensuring an integrated and consolidated view of risk at the holding company level by HEI's chief risk officer. In connection with approving this ERM system, the Board reviewed a catalog of risks and management's assessment of those risks reported by HEI's chief risk officer. As part of the Board's ongoing risk oversight, HEI's chief risk officer is responsible for providing regular reports to the Board and Audit Committee on the condition of those risks, any changes to the risk catalog or management's assessment of those risks, and any other risk management matters that the Board may request from time to time. The Board and Audit Committee also receive reports from the company's internal auditor evaluating the effectiveness of management's implementation of the approved ERM system.

  •
  The Board has assigned to the Compensation Committee the specific risk oversight responsibility of reviewing whether the company's compensation policies or practices are reasonably likely to have a material adverse effect on the company and of recommending new or revised policies and practices to address any such risks identified. The Compensation Committee reports the results of its review and any recommendations to the Board. The results of the Compensation Committee's review are also communicated to the Audit Committee through HEI's chief risk officer. Both the Audit and Compensation Committees are composed entirely of independent directors. Currently, two members of the Compensation Committee (Ms. Plotts and Mr. Fargo) also serve on the Audit Committee.

  •
  The Board has assigned to the Audit Committee the specific risk oversight responsibilities of reviewing the company's major financial risk exposures and the steps management has taken to monitor and control such exposures and overseeing HEI's Code of Conduct compliance program, including the establishment of procedures for direct reporting of potential accounting and auditing issues to the Audit Committee. The Audit Committee reports the results of this review to the Board each quarter.

  •
  The Board has also assigned to the Audit Committee the responsibility of assisting the Board in overseeing the overall risk management strategy of the company. In order to assist the Board with overall risk oversight, the Audit Committee is specifically required to discuss policies with respect to risk assessment and risk management, including the guidelines and policies governing the process by which risk assessment and risk management are undertaken at the company, and to report to the Board the committee's discussion and findings so that the entire Board can respond to changes in the company's risk profile.

  •
  In addition to overall risk oversight by the HEI Board, the boards of HEI's primary operating subsidiaries, Hawaiian Electric Company and American Savings Bank, are specifically responsible for overseeing risks at their respective companies and may assign certain risk-related responsibilities to their respective audit or other committees. Under the decentralized ERM structure discussed above, risk management activities at the subsidiary levels are reported to these subsidiary boards through the subsidiary chief risk officers. The HEI Board and/or Audit Committee may be invited to participate in risk oversight discussions by these subsidiary boards and/or audit committees. The information from these subsidiary board or audit committee sessions are also reported to the Board by the subsidiary chief risk officers (or their representatives), who functionally report to HEI's chief risk officer on risk management matters. These subsidiary boards are composed mostly of nonemployee directors. The subsidiary audit committees are composed entirely of nonemployee directors who meet the independence requirements for audit committee members of companies listed on the New York Stock Exchange.

  •
  At least annually, the Board conducts a strategic planning and risk review. As part of this review, the Board reviews fundamental financial and business strategies and assesses the major risks facing the company and options to mitigate those risks. To facilitate strategic planning through constructive dialogue among management and Board members, members of management who are not directors may be invited to participate in the review. Based on the review, the Board and senior management, including the HEI chief risk officer, identify key issues to be addressed during the course of the next calendar year.

        The Board believes that risk oversight is one of the areas in which having an independent Chairman or Lead Director is especially important in order to ensure that views that may differ from those of management are expressed. Since the HEI Chairman attends the meetings of the Board, the subsidiary boards and their respective committees, the HEI Chairman is also in a unique position to assist with communications regarding risk oversight and risk management among the Board and its committees, between the subsidiary boards and their respective committees and between directors and management.

How does the Board select nominees for the Board?

        The Nominating and Corporate Governance Committee of the Board assists the Board in identifying and evaluating persons for nomination or re-nomination for Board service. To identify qualified candidates for Board membership, the committee may consider persons suggested by Board members, management and shareholders or may retain a third-party search firm to help identify potentially qualified candidates. The committee's evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

        Once a person is identified as a potential director candidate, the committee may review publicly available information to assess whether the candidate should be further considered. If so, a committee member or designated representative for the committee will contact the person. If the person is willing to be considered for nomination, the person is asked to provide additional information regarding his or her background, his or her specific skills, experience and qualifications for Board service, and any direct or indirect relationships with the company. In addition, one or more interviews may be conducted with committee and Board members and committee members may contact one or more references provided by the candidate or others who would have first-hand knowledge of the candidate's qualifications.

        In evaluating the qualifications of all candidates (including incumbent directors) for nomination or re-nomination, the committee considers:

  •
  the candidate's independence, knowledge (including relevant industry knowledge), experience, skills, substantive areas of expertise, financial literacy, diversity, personal and professional integrity, character, business judgment, achievements, reputation, ability to represent the interests of all shareholders, time availability in light of other commitments, dedication, absence of conflicts of interest and other factors required to be considered under applicable laws, rules or regulations or that the committee considers appropriate in the context of the needs of the Board;

  •
  with respect to incumbent directors, the annual self-evaluation of the individual director, his or her current qualifications and his or her contributions to the Board;

  •
  the current composition of the Board and its committees; and

  •
  the compatibility of the candidate to work collegially with members of the Board.

        The Board considers the recommendations of the Nominating and Corporate Governance Committee and then makes the final decision whether to approve and extend an invitation to a candidate to join the Board upon appointment or election, subject to any approvals required by law, rule or regulation.

Does the Board consider diversity in identifying nominees for the Board?

        In assisting the Board to identify qualified candidates to serve on the Board, the Nominating and Corporate Governance Committee considers the gender and racial minority diversity of the candidate. The Board believes it functions most effectively with members who collectively possess a range of substantive expertise, skills and experience in areas that are relevant to leading the company in accordance with the Board's fiduciary responsibilities. The Board also believes that having a board composed of members who can collectively contribute a range of perspectives, including perspectives that may arise from being female or a racial minority, improves the quality of the Board's deliberations and decisions because it enables the Board to view issues from a variety of angles and thus more richly and completely. As the company's operations and strategic plans and the Board's composition may evolve over time, the Nominating and Corporate Governance Committee is charged with identifying and assessing the appropriate mix of knowledge areas, qualifications and personal attributes contributed by Board members that will bring the most strategic and decision-making advantage to the company.

        With operations almost exclusively in the state of Hawaii, it is natural and advantageous that our Board be composed primarily of members who live and work in the state and have firsthand knowledge of and experience with our customer base and political and regulatory environment. Since a large pool of potential candidates for Board membership come from this state, the Board benefits from the unique racial diversity that exists in Hawaii. Of twelve Board members, six members (or 50%) are Caucasian, five members (or 42%) are Asian American and one member (or 8%) is Caucasian, Asian American and native Hawaiian. Three Board members (or 25%) are female.

        The Board also recognizes that, due to Hawaii's geographic isolation from the continental United States and the comparatively small number of public companies, banks and regulated utilities in Hawaii, the Board also benefits from having directors who have gained business experience at companies located in the continental United States because those Board members can and have contributed valuable information about experiences they have had working at or serving on the boards of other public companies and companies in similar industries, which also contributes to the breadth of perspectives on the Board.

How can shareholders communicate with the directors?

        Interested parties, including shareholders, desiring to communicate with the Board, any director or the nonmanagement or independent directors as a group regarding matters pertaining to the business or operations of HEI may address their correspondence in care of the Corporate Secretary, Hawaiian Electric Industries, Inc., P.O. Box 730, Honolulu, HI 96808-0730. The HEI Corporate Secretary may review, sort and summarize all such correspondence in order to facilitate communications to the Board. In addition, the HEI Corporate Secretary has the discretion to handle any director communication that is an ordinary course of business matter, including routine questions, complaints, comments and related communications that can appropriately be handled by management. Directors may at any time request copies of all correspondence addressed to them. The charter of the HEI Audit Committee, which is available at www.hei.com, sets forth procedures for submitting complaints or concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters on a confidential, anonymous basis.

Does the Board evaluate itself?

        The Board conducts an annual evaluation to determine whether it and its committees are functioning effectively. In addition, each director annually evaluates his or her performance as a director and members of the Audit, Compensation and Nominating and Corporate Governance Committees annually evaluate the performance of each committee on which he or she serves. The evaluation process is overseen by the Nominating and Corporate Governance Committee, in consultation with the Chairman. The chairperson of the Nominating and Corporate Governance Committee or the Chairman may meet with individual directors to discuss their performance, as he or she deems appropriate.

 Who are the independent directors of the Board?

        Under HEI's Corporate Governance Guidelines, a majority of Board members must qualify as independent under the listing standards of the New York Stock Exchange (NYSE) and any additional requirements as determined by the Board from time to time.

  •
  For a director to be considered independent under NYSE listing standards, the Board must determine that the director does not have any direct or indirect material relationship with HEI or its subsidiaries. The NYSE listing standards also specify circumstances under which a director may not be considered independent, such as when the director has been an employee of the company within the last three fiscal years, if the director has had certain relationships with the company's external or internal auditor within the last three fiscal years or when the company has made or received payments for goods or services to entities with which the director or an immediate family member (as defined by NYSE) of the director has specified affiliations and the aggregate amount of such payments in any year within the last three fiscal years exceeds the greater of $1 million or 2% of such entity's consolidated gross revenues for the last fiscal year.

  •
  The Board has also adopted Categorical Standards for Director Independence (HEI Categorical Standards), which are attached as Appendix B and available on HEI's website at www.hei.com. The HEI Categorical Standards specify circumstances under which a director may not be considered independent. In addition to the specific circumstances that would preclude an independence finding under the NYSE listing standards, the HEI Categorical Standards provide that a director is not independent where HEI and its subsidiaries have made charitable contributions to nonprofit organizations with which the director or an immediate family member (as defined in the HEI Categorical Standards) of the director has specified affiliations and the aggregate amount of such contributions in any year within the last three fiscal years exceeds the greater of $1 million or 2% of such organization's total annual charitable receipts for the last fiscal year.

        The Nominating and Corporate Governance Committee and the Board considered the information below, which was provided by the directors and/or HEI or its subsidiaries, concerning relationships between (i) HEI or its subsidiaries and (ii) the director, the director's immediate family members (as defined by NYSE) or entities with which any of the directors or immediate family members have certain affiliations. Based on its consideration of the relationships described below and the recommendations of the Nominating and Corporate Governance Committee, the Board determined that all of the nonemployee directors of HEI (Messrs. Carroll, Fargo, Gushman, Li, Myers, Scott, Taketa, Taniguchi, Watanabe and Mses. Daniel and Plotts) are independent. The remaining director, Ms. Lau, is the only employee director of HEI.

  •
  With respect to Messrs. Gushman, Li, Scott, Taniguchi and Ms. Daniel, the Board considered the amounts paid during the last three fiscal years to purchase electricity from HEI subsidiaries, Hawaiian Electric Company or Hawaii Electric Light Company (the sole public utilities providing electricity to the islands of Oahu and Hawaii, respectively), by entities employing these directors or in which these directors have ownership interests or other affiliations. None of the amounts paid by any of these entities for electricity (excluding pass-through surcharges for fuel and for Hawaii state revenue taxes) within the last three fiscal years exceeded the thresholds in the NYSE listing standards or HEI Categorical Standards that would automatically result in a director not being independent (i.e., the greater of $1 million or 2% of such entity's consolidated gross revenues for the last fiscal year). The Board also considered that Hawaiian Electric Company and Hawaii Electric Light Company are the sole source of electric power on the islands of Oahu and Hawaii, respectively, and that the rates charged by these public utilities for electricity are fixed by state regulatory authority. Since purchasers of electricity from Hawaiian Electric Company and Hawaii Electric Light Company have no choice as to supplier and no ability to negotiate rates or other terms, the Board determined that these relationships do not impair the independence of these directors.

  •
  With respect to Messrs. Carroll, Fargo, Gushman, Li, Myers, Taketa, Taniguchi, Watanabe and Mses. Daniel and Plotts, the Board considered the amount of charitable contributions during the last three fiscal years from HEI and its subsidiaries to nonprofit organizations where these directors or their immediate family members serve as employees, directors, officers or trustees. None of the contributions made to such nonprofit organizations within the last three fiscal years exceeded the threshold in the HEI Categorical Standards that would automatically result in a director not being independent (i.e., the greater of $1 million or 2% of such organization's total annual charitable receipts for the last fiscal year). In addition, no donation made by the company exceeded $200,000 per entity in any single fiscal year during the last three fiscal years. In determining that none of these relationships affected director independence, the Board considered that company policy requires that charitable contributions from HEI or its subsidiaries that directly benefit entities from which an HEI director receives compensation are to be pre-approved by the Nominating and Corporate Governance Committee and ratified by the Board.

  •
  With respect to Messrs. Carroll, Gushman, Li, Watanabe and Mses. Daniel and Plotts, the Board considered preferential rate mortgage loans made to these nonemployee directors by HEI's subsidiary, American Savings Bank, including the preferential rate mortgage loans described under "Other Relationships and Related Person Transactions—Are there any related person transactions with HEI or its subsidiaries?" below and determined that none of these relationships affected the independence of these directors. As of June 30, 2006, American Savings Bank no longer extends preferential rate loans to directors. Preferential rate mortgage loans existing on June 30, 2006, including those to the directors named above, were grandfathered.

  •
  With respect to Messrs. Gushman, Scott, Taketa, Taniguchi and Watanabe, the Board considered other director or officer positions held by those directors at entities for which another HEI director or officer serves as a director or trustee and determined that none of these relationships affected the independence of these directors. None of these relationships resulted in a compensation committee interlock or would automatically preclude an independence finding under the NYSE listing standards or HEI Categorical Standards.

  •
  With respect to Mr. Carroll, the Board considered that his son is employed in a nonofficer position by HEI's subsidiary, American Savings Bank, and determined that this relationship does not impair Mr. Carroll's independence as a director.

Does the Board meet in executive session without management present?

        The nonemployee directors meet regularly in executive sessions without management present. In 2009, these sessions were chaired by Mr. Watanabe, who is the Chairman of the Board and an independent nonemployee director. Mr. Watanabe may request that other nonemployee directors chair the executive sessions.

Board of Directors

How often did the Board of Directors meet in 2009?

        In 2009, there were nine regular meetings and one special meeting of the Board of Directors. All directors attended at least 75% of the combined total number of meetings of the Board and Board committees on which they served.

Did all directors attend last year's Annual Meeting?

        All directors attended the 2009 annual meeting of shareholders. HEI encourages all directors to attend each year's annual meeting of shareholders.

Committees of the Board

What committees has the Board established and how often did they meet?

        The Board of Directors has four standing committees: Audit, Compensation, Executive and Nominating and Corporate Governance. Members of these committees are appointed annually by the Board, taking into consideration the recommendation of the Nominating and Corporate Governance Committee. The table below shows current committee members and the number of meetings of each committee held in 2009.

Name	Audit		Compensation		Executive		Nominating and Corporate Governance

Don E. Carroll			X

Shirley J. Daniel	X

Thomas B. Fargo	X		X	(2)

Richard W. Gushman, II							X

Constance H. Lau (1)					X

Victor H. Li			X

A. Maurice Myers			X

Diane J. Plotts	X	(2)	X		X

James K. Scott	X						X

Kelvin H. Taketa							X	(2)

Barry K. Taniguchi	X

Jeffrey N. Watanabe					X	(2)

Number of Meetings in 2009	4		4		0		4

(1)
Ms. Lau is an employee director. All other directors have been determined to be independent. See "Corporate Governance—Who are the independent directors of the Board?" above.

(2)
Committee Chairperson.

What are the primary functions of each of the four committees?

        The primary functions of HEI's standing committees are described below. Each committee operates and acts under written charters that are approved by the Board and available on HEI's website at www.hei.com. Each of the Audit, Compensation and Nominating and Corporate Governance Committees may form subcommittees of its members and delegate authority to its subcommittees.

  Audit Committee

        The Audit Committee is responsible for overseeing (1) HEI's financial reporting processes and internal controls, (2) the performance of HEI's internal auditor, (3) risk assessment and risk management policies set by management and (4) the Corporate Code of Conduct compliance program for HEI and its subsidiaries. In addition, the committee is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm that audits HEI's consolidated financial statements and maintains procedures for receiving and reviewing confidential reports to the committee of potential accounting and auditing concerns. See "Audit Committee Report" below for additional information about the Audit Committee.

        All Audit Committee members are independent and qualified to serve on the committee pursuant to NYSE and SEC requirements and the Audit Committee meets the other applicable requirements of the Securities Exchange Act of 1934. None of the Audit Committee members serve on the audit committees of more than two other public companies.

  Compensation Committee

        The responsibilities of the Compensation Committee include (1) overseeing the compensation plans and programs for employees, executives and nonemployee directors of HEI and its subsidiaries, including equity and incentive plans, (2) reviewing the extent to which risks that may arise from the company's compensation policies and practices, if any, may have a material adverse effect on the company and recommending changes to address any such risks and (3) assessing the independence of any compensation consultant involved in determining or recommending director or executive compensation. See "Compensation Discussion and Analysis—Compensation Process" and "Other Relationships and Related Person Transactions—Compensation Committee Interlocks and Insider Participation" below for additional information about the Compensation Committee.

        All Compensation Committee members are independent and qualified to serve on the committee pursuant to NYSE requirements and also qualify as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. At least a majority of the members of the Compensation Committee qualifies as "nonemployee directors" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Compensation Committee has formed and delegated authority to a Nonemployee Director Subcommittee to make equity grants on behalf of the committee.

  Executive Committee

        The Executive Committee may exercise the power and authority of the Board when it appears to its members that action is necessary and a meeting of the full Board is impractical. It may also consider other matters concerning HEI that may arise from time to time between Board meetings. The committee is currently composed of the Chairman of the Board, who chairs the committee, the Audit Committee Chairperson and the HEI President and Chief Executive Officer.

  Nominating and Corporate Governance Committee

        The functions of the Nominating and Corporate Governance Committee include (1) evaluating the background and qualifications of potential nominees for the Board and for the boards of HEI's subsidiaries, (2) recommending to the Board the director nominees to be submitted to shareholders for election at the next annual meeting, (3) assessing the independence of directors and nominees, (4) recommending the slate of executive officers to be appointed by the Board and subsidiary boards, (5) advising the Board with respect to matters of Board and committee composition and procedures, (6) overseeing the annual evaluation of the Board and (7) making recommendations to the Board and the boards of HEI's subsidiaries regarding corporate governance and board succession planning matters. See "Corporate Governance" above for additional information regarding the activities of the Nominating and Corporate Governance Committee.

 Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that follows. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
HEI BOARD OF DIRECTORS
Thomas B. Fargo, Chairperson
Don E. Carroll
Victor H. Li
A. Maurice Myers
Diane J. Plotts

Compensation Discussion and Analysis

Who were the named executive officers for HEI in 2009?

        For 2009, the named executive officers of HEI were:

    1.
    Constance H. Lau, President and Chief Executive Officer of HEI; Chairman of the Board of Hawaiian Electric Company (HEI subsidiary); and Chairman of the Board and Chief Executive Officer of American Savings Bank (HEI subsidiary).

    2.
    James A. Ajello, HEI Senior Financial Vice President, Treasurer and Chief Financial Officer since January 26, 2009.

    3.
    Curtis Y. Harada, HEI Vice President, Internal Audit since November 9, 2009. Mr. Harada served as HEI Controller and as HEI Acting Financial Vice President, Treasurer and Chief Financial Officer from February 1, 2008 to January 25, 2009 and as HEI Vice President, Controller and Chief Accounting Officer from January 26, 2009 to November 8, 2009. He is included as a named executive officer solely because he served as acting Chief Financial Officer for part of 2009, and he is not presently expected to be a named executive officer in future periods. Accordingly, some of the discussion and analysis below, to the extent forward-looking, is made without reference to Mr. Harada.

    4.
    Chester A. Richardson, HEI Senior Vice President, General Counsel, Secretary and Chief Administrative Officer. Mr. Richardson's role was expanded to include the duties of the HEI Corporate Secretary, effective September 28, 2009.

    5.
    Richard M. Rosenblum, Hawaiian Electric Company President and Chief Executive Officer since January 1, 2009. Mr. Rosenblum succeeded T. Michael May, who retired as of December 31, 2008.

    6.
    Timothy K. Schools, American Savings Bank President.

Summary of Results

        In 2009, HEI and its subsidiaries continued to aggressively pursue initiatives to improve operating and financial performance in order to be in a better position to weather the economic downturn and to grow earnings and improve capital efficiency as conditions improve.

  •
  The utility subsidiaries made investments in critical reliability projects and sought timely cost recovery and return on those investments. In the face of lower kilowatthour sales and lower and slower rate relief, management took responsible action to contain and defer spending. As a result, the utilities were able to substantially offset the negative impact of lower than expected revenues. Simultaneously, the utilities executed the first steps in carrying out their roles in the Hawaii Clean Energy Initiative, a landmark multi-year agreement with the state of Hawaii aimed at achieving among the most aggressive clean energy goals in the nation and a sustainable, clean energy future for the state. As a result of these efforts in 2009, Hawaiian Electric Company received further interim rate relief in its 2009 test year rate case for recovery of costs for a new biodiesel generating station on February 19, 2010, and on the same date, received approval of the joint proposal with the Consumer Advocate for a new method of setting electric rates called "decoupling", which will help the utility to be financially viable while it assists in implementing state policy to reduce Hawaii's dependence on oil.

  •
  The bank experienced higher impairment charges and losses on investment securities and provisions for loan losses than in prior years, driven by the economic recession; however, its net loan charge-offs remained low compared to the industry. Despite the economic conditions, the bank increased its capital ratios to enhance financial soundness and continued a comprehensive campaign to improve net income and profitability that it began in 2008. In 2009, the bank refined its target for performance improvement as it began to exceed its original goals set in 2008.

        In 2009, HEI's consolidated net income was $83 million, or $0.91 per share. However, excluding the $19.3 million, or $0.21 per share, loss from the nonrecurring liquidation of private-issue mortgage-related securities at the bank, HEI's adjusted consolidated net income was $102.3 million, or $1.12 per share. Despite the economic headwinds faced by HEI and all businesses generally in 2009, HEI was able to preserve earnings, maintain its dividend, achieve a positive total return to shareholders in 2009 and, at the same time, continue to move forward on key strategic initiatives, positioning it for improved performance and shareholder value creation in the near future.

Executive Summary

        The Compensation Committee recommends total compensation programs for executives of HEI and its subsidiaries, subject to the approval of the Board. In 2009, the Compensation Committee held four meetings to approve the overall executive compensation program design. The committee held lengthy discussions, with and without management present, regarding best pay practices and trends. In 2009, the Compensation Committee revised HEI's executive compensation programs to incorporate best practices and align executive compensation more directly with shareholder interests. The primary purpose of the changes was to make HEI's executive compensation more performance-based.

        The following are the major revisions to the executive compensation program impacting the above-named executive officers in 2009:

  •
  Base salaries for the named executive officers, excluding salary adjustments for executives who assumed additional responsibilities, were frozen in 2009, reflecting the economic recession and similar actions by other companies.

  •
  Annual and long-term incentives for performance periods beginning in 2009 were based on a percentage of an executive's base salary, rather than the salary midpoint of the executive's grade, to better reflect appropriate levels of compensation for individual contributors. Each incentive metric has its own threshold for minimum level of performance.

  •
  The 2009-2011 long-term incentive plan awards were denominated 60% in cash and 40% in stock units, with a stock value determined at the beginning of the performance period, so that the awards will have a stronger linkage to improvements in shareholder value. The 2010-2012 long-term incentive plan will be paid 100% in stock, less an amount withheld for taxes, with the number of share units determined at the beginning of the performance period to reward participants for increases in share value and to better align executive incentives with shareholder interests.

  •
  The HEI Excess Pay Plan, HEI Executives' Deferred Compensation Plan and American Savings Bank Select Deferred Compensation Plan, each a nonqualified deferred compensation plan, were amended so that a participant will forfeit all benefits if terminated for cause (defined as a violation of HEI's Corporate Code of Conduct, which applies to HEI and its subsidiaries).

  •
  The Executive Death Benefit Plan of HEI and Participating Subsidiaries was amended effective September 9, 2009 to close participation to otherwise newly eligible employees and to freeze benefits for existing participants as of such date.

  •
  In keeping with HEI's philosophy to reduce nonperformance-based perquisites, (i) company-paid executive physicals were eliminated as of January 1, 2009 and (ii) as of July 1, 2009, American Savings Bank no longer extends preferential rate loans to employees, including executives (although preferential rate loans existing as of that date are grandfathered).

  •
  Effective May 1, 2009, automobile and gas allowances for subsidiary utility executives were eliminated and replaced with a one-time $10,000 increase to the eligible utility executive's base salary. Mr. Rosenblum did not receive this benefit when he was hired as Hawaiian Electric Company President and Chief Executive Officer effective January 1, 2009.

  •
  Effective August 2009, the electric rate discount benefit was eliminated for Hawaiian Electric Company directors, employees and retirees, including Ms. Lau and Mr. Rosenblum.

  •
  In 2009, the tax gross-up on club membership initiation fees was eliminated.

  •
  In 2009, restricted stock units were granted to certain named executive officers. The restricted stock units generally vest four years after issuance, but provide for pro-rata vesting upon an executive's retirement, death or disability.

  •
  Under HEI's stock ownership guidelines, the HEI President and Chief Executive Officer must own five times (formerly two and a half times) her annual base salary in shares of HEI Common Stock by the compliance date, which is January 1 of each year, following the fifth anniversary of the date the policy was changed on January 26, 2009. The policy was changed to be more consistent with what the Compensation Committee believes to be best practices. The other named executive officers, with the exception of Mr. Harada, are required to own one and a half times their respective base salaries in shares of HEI Common Stock by the compliance date following the fifth anniversary of their first becoming subject to the guidelines. See "Stock Ownership Information—Does HEI have stock ownership and retention guidelines for directors and officers?" below.

        HEI has either eliminated or restricted the use of tax gross-ups to named executive officers. There are no gross-ups in the change-in-control agreements given to the named executive officers and aggregate payments under the agreements are limited to the maximum amount deductible under Section 280G of the Internal Revenue Code. There are no tax gross-ups allowed on club membership initiation or membership fees. Tax gross-ups of death benefits have been restricted to the executives who participated in the applicable plan prior to September 9, 2009. Relocation and temporary housing expenses of Messrs. Ajello and Rosenblum were grossed up for taxes up to a certain limit to the extent the gross-ups were within the allowance for such expenses under their offers of employment. This is a common practice for executive relocation policies and was a condition of their recruitment.

 Compensation Process

  Who is responsible for determining appropriate executive compensation?

        The Compensation Committee recommends total compensation programs for HEI and its subsidiaries, subject to the approval of the Board. The committee has authority to retain (or terminate) the services of consultants and advisors to provide advice to the committee. The committee approves, modifies or rejects its consultants', advisors' or management's recommendations regarding executive compensation programs, including incentive compensation and equity-based plans. The committee may delegate authority to a subcommittee of no fewer than two members of the committee to determine matters such as equity compensation. The Board approves the actions of the committee and, where the executive works at a subsidiary of HEI, the actions of the committee are also approved by the subsidiary board.

        The Board conducts an evaluation of the performance of the HEI President and Chief Executive Officer in light of corporate goals and objectives relevant to her compensation. The Compensation Committee, with the assistance of its independent compensation consultant, recommends an executive compensation package for the HEI President and Chief Executive Officer based on the Board's evaluation. The independent directors of the Board approve the compensation of the HEI President and Chief Executive Officer.

  Can the Compensation Committee modify or terminate executive compensation programs?

        The Compensation Committee reserves the right to amend, suspend or terminate any incentive program or other executive compensation program, or any individual executive's participation in such programs. The committee can exercise its discretion to reduce or increase (except to the extent an award or payout is intended to satisfy the requirements for deductibility under Section 162(m) of the Internal Revenue Code) the size of any award or payout. In 2009, no portion of any bonus or long-term incentive compensation paid by HEI or any of its subsidiaries was nondeductible under Section 162(m).

        In making its compensation determinations, the Compensation Committee will consider financial, accounting and tax consequences, if appropriate. For instance, the committee may determine that there should not be any incentive payout that would otherwise result solely from a new way of accounting for a financial measure. As another example, the committee will take into account tax deductibility in establishing executive compensation, but it reserves the right to award compensation even when not deductible if it is reasonable and appropriate.

  Who is the compensation consultant and what is the consultant's role?

        The Compensation Committee's independent compensation consultant until December 2009 was Towers Watson (formerly Towers Perrin). The committee engaged Towers Watson to provide advice and data with respect to compensation benchmarking and market practices. Towers Watson worked with the Compensation Committee to develop recommendations to the Board regarding executive compensation initiatives and proposed changes.

        During the fourth quarter of 2009, the Compensation Committee conducted a request for proposal process to evaluate compensation consultants for future work, including a review of the compensation of the named executive officers and other senior executives at HEI, American Savings Bank and Hawaiian Electric Company. As a result of the selection evaluation process, Frederic W. Cook & Co., Inc. (Fred Cook & Co.) was retained in December 2009 as the Compensation Committee's independent compensation consultant, to provide information, analyses and advice regarding executive compensation.

        In 2009, Towers Watson also performed some nonexecutive compensation consulting services for Hawaiian Electric Company, which value did not exceed $120,000. As part of the terms of its engagement, Fred Cook & Co. is not permitted to perform any services at the direction of the management of HEI or its subsidiaries. All services by Fred Cook & Co. are provided at the direction of the Compensation Committee.

        In February 2010, Fred Cook & Co. concluded an executive compensation review on behalf of the Compensation Committee. The results of this review are discussed below.

  What is the role of executive officers in determining named executive officer compensation?

        With the permission of the Compensation Committee, in 2009, HEI executives discussed with Towers Watson and Fred Cook & Co. HEI's compensation philosophy and the methodology and metrics for computing executive incentives. Human resources and finance personnel provided data in response to the requests of the Compensation Committee, Towers Watson and Fred Cook & Co.

        Although the HEI President and Chief Executive Officer is a director on the HEI Board, she did not participate in any Board decisions impacting her own compensation. In February 2009, Ms. Lau recommended to the Compensation Committee a base salary increase effective March 2, 2009 for Mr. Richardson in recognition of his expanded job responsibilities as HEI's Chief Administrative Officer that were effective December 8, 2008.

  How do HEI's compensation policies and practices relate to HEI's risk management?

        HEI has an Enterprise Risk Management function that is principally responsible for identifying and managing risk across the holding company and its two operating companies, and for reporting high risk areas to the boards of directors and designated board committees. As a result, all HEI directors, including those who serve on the Compensation Committee, are aware of the risks which could have a material adverse effect on HEI. The Board (through its Compensation Committee) has assessed these risks and, with advice of its independent compensation consultant, has established HEI's compensation policies and practices and the specific executive compensation program described in this Compensation Discussion and Analysis. The Board and the Compensation Committee have concluded that the executive compensation program does not encourage unnecessary or excessive risk-taking.

        HEI's compensation policies and practices are designed to encourage executive management to maximize value for shareholders, while considering its key stakeholders, including customers, employees and regulators, and to discourage decisions that introduce risks that may have a material adverse effect on HEI. The executive compensation program is structured to pay for performance and align the executive officers' interests with shareholder interests, as well as encourage executives to focus on profitability, efficient use of capital, earnings growth and stock price appreciation in both the short and long terms. Because the executive officers are in a position to directly influence HEI's performance, compensation for executive officers involves a significant portion of pay that is "at risk" and tied directly to HEI performance—namely, the annual incentive bonus plan and the value of long-term equity-based incentives.

        In structuring the incentive compensation plans and setting the particular goals, targets and metrics for awards under those plans, the Compensation Committee incorporates the following elements and practices to encourage consistent leadership and appropriate and prudent decision-making among the named executive officers in a manner that requires cooperation and execution without taking unnecessary or excessive risks:

  •
  Financial performance objectives of the annual cash incentive program linked to approved budget guidelines and nonfinancial measures aligned with the interests of all of HEI's stakeholders.

  •
  Alignment of financial and nonfinancial performance in the annual cash incentive programs for named executive officers, other officers and nonexecutive employees.

  •
  "Clawback" capability through an executive compensation recovery policy to recoup incentive awards paid to executives who are found to be personally responsible for fraud, gross negligence or intentional misconduct that causes a restatement of HEI's financial statements.

  •
  Greater financial opportunity in long-term incentive programs best realized through long-term total shareholder return, earnings growth, profitability and efficient use of capital, which mitigates excessive short-term risk-taking.

  •
  Share ownership guidelines provide for named executive officers to hold certain amounts of HEI stock, ensuring that each executive has a significant amount of personal wealth tied to the long-term performance of HEI.

  •
  Pro-rata payouts under the performance-based plans (above minimum thresholds), rather than an "all-or-nothing" approach.

  •
  Use of annual grants of long-term incentives vesting over a period of years to encourage executives to focus on sustaining HEI's long-term performance.

  •
  Use of a variety of performance metrics, both financial and nonfinancial (e.g., net income, return on average common equity and total shareholder return, among others) that correlate to long-term creation of shareholder value and are affected by management decisions.

  •
  A variable and nonformulaic goal-setting process, where prior performance and market conditions are considered relative to future expected performance to assess the reasonableness of the goals.

  •
  Board discretion in establishing performance goals and metrics, determining whether these goals have been achieved and administering all performance-based and equity awards, including the form of the award, such as cash or stock.

  •
  Continuous monitoring by the Board and the Compensation Committee through assessment of HEI's progress toward its goals in juxtaposition to risks faced by the enterprise, through management presentations at quarterly meetings and periodic written reports.

Compensation Program

  What are the objectives of HEI's executive compensation programs?

        The following are the primary objectives of HEI's compensation programs:

  •
  Encourage and reward performance relative to business plans and strategies that maximize the value HEI delivers to its shareholders and other key stakeholders, such as customers, employees, policymakers and regulators.

  •
  Provide compensation and benefits that are designed to be competitive with peer companies and relevant functional positions to attract, retain and motivate talented executives.

  •
  Emphasize performance-based rewards driven by results within the scope of the executive's responsibility or the responsibilities of the executive team as a group.

  •
  Provide differentiated reward strategies among HEI and its operating bank and utility subsidiaries to align with specific business needs and talent markets.

  •
  Maintain a culture of integrity, where there is no undue pressure to meet or exceed targets for personal gain, nor encouragement of employees to take undue or inappropriate risks.

  What is each element of executive compensation?

        To meet the compensation objectives described above, the compensation for named executive officers includes the following elements:

  •
  Base salary.

  •
  Annual performance-based cash incentive compensation.

  •
  Long-term performance-based equity and nonequity incentive compensation and service-based restricted stock units.

  •
  Health and welfare benefits and retirement benefits.

  Why does HEI choose to pay each element?

  •
  HEI chooses to pay its executives a base salary because it should pay value for value received, and salary for services rendered during the year recognizes the individual's position, responsibilities, experience, performance and contributions.

  •
  HEI provides its executives the opportunity to earn annual cash incentives based on the achievement of goals (i) to build fundamental earnings in a controlled risk manner to support the continued payment of the HEI dividend, (ii) to focus on nonfinancial measures important to HEI's stakeholders and (iii) to motivate executives and encourage their commitment to HEI's success. Shareholders and other stakeholders benefit from the achievement of these goals.

  •
  HEI provides longer-term incentives to support initiatives to provide long-term growth in shareholder value, to increase HEI's financial and strategic flexibility and to build the fundamental value of HEI's operating companies in their respective industries. HEI's long-term incentive plan rewards executives based on HEI's successful financial performance over rolling three-year performance periods. The three-year performance period provides balance with the shorter-term focus of the annual incentive compensation plan. In 2009, HEI paid its executives in a mix of earned long-term incentives paid partially in cash, HEI stock and service-based restricted stock units in order to encourage stock ownership and alignment of the interests of executives and shareholders. The 2010-2012 long-term incentive plan awards to all HEI executives will be paid entirely in stock, less an amount withheld for taxes, determined in share units set at the beginning of the performance period, to encourage even greater alignment of executives with shareholder interests. The long-term incentive plan also has a retention impact on the executives.

  •
  HEI provides its executives health and welfare benefits and retirement benefits to encourage executive health and retention, as well as enabling HEI to be competitive with its peers.

  How does HEI determine the amount for each element?

        HEI uses peer company comparisons to determine the amount of each element of executive compensation. Peer companies are companies which, in the aggregate, are similar in business focus, financial scope and valuation, provide similar products and services and are sources for talented employees. Peer companies are selected by the Compensation Committee's independent compensation consultant and are reviewed by the Compensation Committee. The resulting peer companies are used as a reference in determining appropriate pay levels and mix of pay components.

        Peer companies for HEI and its subsidiaries should reflect HEI's diverse businesses. HEI is a Hawaii-based holding company with a unique blend of two regulated operating subsidiaries, a bank and electric utilities. HEI supplies power to 95% of Hawaii's population through its electric utilities, Hawaiian Electric Company and its subsidiaries, Hawaii Electric Light Company and Maui Electric

Company, and provides a wide range of financial services to individuals and businesses through American Savings Bank, one of the state's largest financial institutions based on asset size. Among the objectives of the HEI compensation program are to provide differentiated reward strategies among HEI and its operating bank and utility subsidiaries to align with specific business needs and talent markets and to reward performance relative to strategic plans that support shareholder value.

  Peer companies in 2009

        In early 2009, Towers Watson conducted a peer group selection by considering companies within a range of one-half to two times the size, based on assets, of HEI, Hawaiian Electric Company or American Savings Bank, eliminating companies that had three-year total shareholder returns that were significantly negative.

  •
  To screen peer companies for HEI executives, Towers Watson reviewed electric utilities, multi-utilities, commercial banks, thrifts and mortgage finance companies with $1.25 to $5 billion in revenues, 1,700 to 7,040 employees and a market capitalization of $1.0 to $4.2 billion. Not all peers met all of the criteria.

  •
  To screen peer companies for Hawaiian Electric Company executives, Towers Watson reviewed electric utilities and multi-utilities with $1.0 to $4.2 billion in revenues, 1,070 to 4,300 employees and a return on average common equity greater than 5%.

  •
  To screen peer companies for American Savings Bank executives, Towers Watson reviewed commercial banks, thrifts and mortgage finance companies with $2.7 to $10.8 billion in assets, 665 to 2,600 employees and a return on assets greater than 1.0%.

        The following were the HEI peer group companies in 2009:

Banking/Financial Services Peers	Utility Peers*
Bank of Hawaii	Allegheny Energy
Central Pacific Financial	Alliant Energy
Citizens Republic Bancorp	Ameren
City National Bank	Entergy
CVB Financial	Great Plains Energy
F.N.B.	Mirant
Old National Bancorp	Northeast Utilities
Pacific Capital Bancorp	NSTAR
Park National	OGE Energy
Prosperity Bancshares	Pinnacle West Capital
SVB Financial Group	PNM Resources
Trustmark	Portland General Electric
Umpqua Holdings	PPL
Washington Federal	Puget Energy
Questar
Sempra Energy
Sierra Pacific Resources
TECO Energy
Vectren
Wisconsin Energy

        The following were the Hawaiian Electric Company peer group companies in 2009:

Utility Peers*
Allegheny Energy	Portland General Electric
Alliant Energy	PPL
Ameren	Puget Energy
Aquila	Questar
Avista	San Diego Gas & Electric
Entergy	Sierra Pacific Resources
Great Plains Energy	TECO Energy
Mirant	UIL Holdings
Northeast Utilities	UniSource Energy
NSTAR	Vectren
OGE Energy	Westar Energy
Pinnacle West Capital	Wisconsin Energy
PNM Resources

        The following were the American Savings Bank peer group companies in 2009:

Banking/Financial Services Peers
Bank of Hawaii	Old National Bancorp
Central Pacific Financial	Pacific Capital Bancorp
Citizens Republic Bancorp	Park National
City National Bank	Prosperity Bancshares
CVB Financial	Sterling Bancshares
First Financial Bankshares	SVB Financial Group
F.N.B.	Trustmark
Frontier Financial	Umpqua Holdings
Glacier Bancorp	Washington Federal
NBT Bancorp	Westamerica Bancorporation

*
Some company names have changed and some companies no longer exist due to restructurings that occurred after the Towers Watson peer group selection was completed.

  Peer companies in 2010

        As part of an enterprise-wide review of executive compensation in February 2010, Fred Cook & Co. conducted a peer group selection and compensation comparison in which the same utility peer group would apply to HEI and Hawaiian Electric Company and a banking peer group would apply to American Savings Bank.

  •
  To screen peer companies for HEI and Hawaiian Electric Company executives, compensation data from a peer group of 15 similarly-sized public utility companies and survey data from Towers Watson that covered both energy services and general industry companies were reviewed. The resulting primary comparator group includes 15 publicly-traded utilities with annual revenue between $1.5 and $6 billion, approximately half to three-times that of HEI. The results of the review revealed that the total direct compensation levels (i.e., annual cash compensation plus long-term incentive awards) of Ms. Lau and Messrs. Ajello and Richardson) are at the 25th percentile and Mr. Rosenblum's total direct compensation is at the median level.

  •
  To screen peer companies for American Savings Bank executives, the compensation consultant reviewed compensation data from a 20-company peer group of high-performing regional banks and thrifts and survey data from Towers Watson that covered a broader set of financial services companies. The resulting comparator group includes 23 regional banks with total assets between approximately half and two-times that of ASB, or $2.6 to $10.5 billion, respectively. The results of the review reflected that Mr. Schools' total direct compensation is in the median to 75th percentile range.

        The following are the HEI and Hawaiian Electric Company peer group companies in 2010:

Utility Peers
Allegheny Energy	Pinnacle West Capital
Alliant Energy	PNM Resources
Great Plains Energy	Portland General Electric
Mirant	Questar
Northeast Utilities	TECO Energy
NSTAR	Vectren
NV Energy	Wisconsin Energy
OGE Energy

        The following are the American Savings Bank peer group companies in 2010:

Banking Peers
1st Source	Great Southern Bancorp
BancFirst	Hancock
Bank of Hawaii	IBERIABANK
Bank of the Ozarks	Independent Bank
City Holding Company	NBT Bancorp
Community Bank System	Oriental Financial Group
CVB Financial	Park National
Dime Community Bancshares	Prosperity Bancshares
First Financial Bankshares	Republic Bancorp
FirstMerit	United Bankshares
Flushing Financial	Westamerica Bancorporation
Glacier Bancorp

  How does each element fit into HEI's overall compensation objectives?

        With the assistance of its compensation consultant, the Compensation Committee reviews each compensation element to determine whether it fits into HEI's overall compensation objectives. The committee also requests that, at least annually, management prepare, and the consultant review, tally sheets on each executive officer to determine how each executive's elements of pay, such as base salary, annual incentives, benefits and long-term incentives, compared to executives in functionally comparable positions at peer companies. The Compensation Committee uses this information to consider whether any element should be reduced or increased or whether the mix of elements should be changed.

        The Compensation Committee also reviewed internal equity among the named executive officers when developing pay recommendations. The Compensation Committee believes that the comparative compensation among the named executive officers is fair, considering job scope, experience, value to the organization and duties relative to the other named executive officers.

Compensation Elements

  What are the base salaries of the named executive officers?

        The base salaries for the named executive officers are set forth in the 2009 Summary Compensation Table below.

        In February 2009, the named executive officers agreed to waive the merit increases, which were in the budget approved by the Compensation Committee and Boards, due to the economic downturn and the projected slow or minor growth for executive officer salaries based on general industry surveys obtained from human resource consulting firms, excluding salary adjustments for named executive officers who assumed additional responsibilities or to make up for the elimination of the HEI-paid car and gas allowances. Mr. Richardson was an exception to the salary freeze because he assumed additional responsibilities as HEI's Chief Administrative Officer in 2008 and received a salary adjustment of 8.6%, or $27,600, effective March 2, 2009.

        Mr. Harada did not receive any salary adjustment in 2009, but did receive a bonus for the partial month that he served as HEI Acting Financial Vice President, Treasurer and Chief Financial Officer at a monthly rate of $15,000 while retaining his role and compensation as HEI Controller and Chief Accounting Officer. The bonus for Mr. Harada was based on his increased responsibilities in his role as acting chief financial officer for HEI until January 25, 2009.

  What was HEI's 2009 annual incentive plan and were there any payouts under this plan?

        HEI's annual incentive plan is known as the Executive Incentive Compensation Plan. The following were the award ranges, shown as a percentage of annual base salary, that the Compensation Committee approved in February 2009 for the 2009 annual incentive plan:

Name	Minimum	Target	Maximum
Constance H. Lau	42.5%	85%	170%
James A. Ajello	25.0%	50%	100%
Curtis Y. Harada	20.0%	40%	80%
Chester A. Richardson	25.0%	50%	100%
Richard M. Rosenblum	30.0%	60%	120%
Timothy K. Schools	40.0%	80%	160%

        The Compensation Committee established minimum thresholds for each of the financial and other operational goals designed to align management decisions with shareholder value. The table below lists the named executive officer performance metrics, weightings, minimum thresholds and target and maximum goals for the 2009 annual incentive compensation plan. Unless otherwise specified throughout this Proxy Statement, a reference to utility goals means consolidated goals of the utilities, which include Hawaiian Electric Company and its subsidiaries, Maui Electric Company and Hawaii Electric Light Company.

        In setting Mr. Schools' goals, the Compensation Committee determined to exclude one-time charges such as severance and lease buyouts in light of American Savings Bank's aggressive performance improvement project to reduce its cost structure and improve its efficiency, profitability and go-forward earnings. In addition, in light of the recent unprecedented volatility, illiquidity, uncertainty and unusually low asset valuations in the capital markets and in the banking industry, the committee excluded the impact of other-than-temporary impairment charges and goodwill impairment charges and related impacts. The committee, however, retained the discretion to reduce any such award if the resulting payout was not in the best interest of HEI and its shareholders. In setting goals for the other named executive officers, the committee also determined that any adjustments made at American

Savings Bank and Hawaiian Electric Company would also be applied for purposes of calculating HEI metrics.

Name	Weight	Performance Metric	Minimum Threshold	Target Goal	Maximum Goal
Constance H. Lau James A. Ajello Curtis Y. Harada	60%	HEI Return on Average Common Equity	7.1%	7.9%	8.7%
Chester A. Richardson	40%	HEI Net Income	$101.5 million	$112.8 million	$124.1 million

	100%

Richard M. Rosenblum	30%	HEI Net Income	$101.5 million	$112.8 million	$124.1 million

	20%	HEI Return on Average Common Equity	7.1%	7.9%	8.7%

	20%	Utility Net Income	$76.1 million	$84.5 million	$93.0 million

	10%	Utility Safety (Total Cases Incident Rate)	4.65	4.25	3.88

	10%	Hawaii Clean Energy Initiatives (HCEI) (including Big Wind)	Meet minimum project milestones	Meet target project milestones	Meet maximum project milestones

	10%	HECO Customer Satisfaction	76.6%	78.2%	82.0%

	100%

Timothy K. Schools	100%	Bank Return on Assets	0.850%	0.950%	1.050%

        The above goals were set by the Compensation Committee and approved by the Board in 2009 because they were believed to provide the necessary incentives to properly align executive compensation with shareholder value. HEI's goals of net income and return on average common equity are determined on a consolidated basis, and are thus impacted by the results from the bank and utility operating subsidiaries.

        Given the deterioration in the mainland housing market in 2009, and with further declines in the value of its private-issue mortgage-related securities expected, American Savings Bank sold $225 million of those securities in the fourth quarter of 2009 for a realized loss of $19.3 million net of tax. In determining the 2009 annual incentive (and 2007-2009 long-term incentive) plan awards, the Compensation Committee viewed the loss resulting from the sale as the equivalent of the acceleration of future other-than-temporary impairment losses, which were an allowed authorized exclusion set by the Compensation Committee in establishing the goals and metrics for the 2009 annual incentive plan in February 2009. The Compensation Committee, taking into account HEI's financial strategy (including the focus on improving the fundamental earnings power of its subsidiaries), thus concluded that the realized loss from the sale of those securities should be excluded for purposes of determining whether the 2009 compensation measures had been achieved.

        HEI's adjusted net income, after excluding from HEI consolidated net income the bank's realized loss from the sale of the private-issue mortgage-related securities ($19.3 million net of tax) and other approved exclusions ($12.6 million net of tax) for other-than-temporary impairment losses, lease buyouts and severance costs, was $114.9 million, which exceeds the 2009 target income of $112.8 million, and its adjusted return on common equity was 8.0%, which exceeds the 2009 target of 7.1%. As a result of the $31.9 million in exclusions, named executive officers Ms. Lau and Messrs. Ajello, Harada and Richardson received awards between the target and maximum level. Without the exclusion for the losses from the sale of private-issue mortgage-related securities, the HEI return on common equity and HEI net income goals would have been below minimum level. Ms. Lau voluntarily waived payment of the annual 2009 bonus to align with shareholders and help the company transition under the dividend earn-out strategy toward improved long-term fundamental performance and generation of shareholder value. Mr. Rosenblum's bonus was impacted in part by the exclusions because half of his goals were based on HEI goals, with the other half being based on utility goals.

        After excluding the bank's realized loss from the sale of the private-issue mortgage-related securities and other approved exclusions from earnings, the bank's return on assets was 1.05%, which was at the maximum level for that performance metric. While the Compensation Committee concluded that it was appropriate to recognize the hard work performed in 2009 by American Savings Bank executives in pursuing the bank's aggressive performance improvement project, it also weighed the fact that, without excluding the realized securities losses, the bank's return on assets would be at a level below the minimum threshold for an annual incentive award. Accordingly, rather than allowing executives of American Savings Bank to achieve the maximum bonus level under the 2009 annual incentive plan based on all the exclusions, the Compensation Committee exercised its discretion under the Plan to reduce the awards to the level of awards payable for performance at 120% of target, which was approximately the level of achievement that would have been reflected in HEI's results if the exclusions were taken into account. As a result of this analysis, Mr. Schools received an award based on performance at a level between the target and maximum levels, instead of at the maximum level.

        In 2009, the utility met the following annual incentive goals:

  •
  Utility Net Income at $79.4 million, which was between the minimum goal of $76.1 million and the target goal of $84.5 million. Utility Net Income is the basic financial measurement of earnings for the year and contributes directly to HEI's net income, its earnings per share and support of its dividend to shareholders. Net income is a generally accepted accounting principle (GAAP) measure.

  •
  Utility Safety focuses on employee safety as measured by the Total Cases Incident Rate. This is a standard measure of safety performance, which is determined by the total number of Occupational Safety and Health Administration recordable cases × 200,000 productive hours divided by the total number of productive hours for the year, with the lower the Total Cases Incident Rate, the better. The goal was selected because of the importance of safety to every employee. The consolidated Total Cases Incident Rate was 3.95, which was between the target goal of 4.25 and the maximum goal of 3.88.

  •
  Hawaii Clean Energy Initiatives Big Wind/Renewables Integration. The Big Wind goal focuses the utility on meeting key milestones for development and integration of a major renewable energy resource. The potential renewable energy contributions from this project, combined with the contributions from ongoing projects to obtain renewable energy from sources including photovoltaics, biomass, geothermal, ocean energy and others, will help the utilities meet their commitments under the Hawaii Renewable Portfolio Standards law and the Hawaii Clean Energy Initiative, an agreement executed between the state of Hawaii and the utilities in October 2008 to proactively reduce the state's dependency on fossil fuel by moving towards a future of increasing renewable energy. In 2009, Hawaiian Electric Company met its Big Wind/Renewables Integration project milestone at the target level.

        As a result of achieving these goals, the following 2009 annual incentive awards were paid to the named executive officers in February 2010:

Name	Payout
Constance H. Lau	$0	*
James A. Ajello	$223,889
Curtis Y. Harada	$99,119
Chester A. Richardson	$197,916
Richard M. Rosenblum	$322,289
Timothy K. Schools	$528,000

* Ms. Lau voluntarily waived her $753,999 payout and did not receive any annual incentive award payment for 2009.

  What was HEI's 2007-2009 long-term incentive plan and were there any payouts under this plan?

        HEI's three-year performance incentive plan is otherwise known as the Long-Term Incentive Plan and provides awards measured over rolling three-year performance periods. In 2007, the Compensation Committee approved the following award ranges, shown as a percentage of the salary midpoint (the middle salary level in a salary range for a particular job grade or position), for the following HEI named executive officers who were participants in the 2007-2009 long-term incentive plan:

Name	Minimum	Target	Maximum
Constance H. Lau	65%	130%	260%
Curtis Y. Harada	20%	40%	80%

        Messrs. Ajello, Richardson, Rosenblum and Schools did not participate in the 2007-2009 long-term incentive plan because they became employed at their respective companies after the start of this performance period.

        The table below shows the performance metrics, weightings, minimum threshold and target and maximum goals for the 2007-2009 long-term incentive plan. The executives listed below shared the same goals.

Name	Weight	Performance Metric	Minimum Threshold	Target Goal	Maximum Goal
Constance H. Lau Curtis Y. Harada	40%	HEI Total Return to Shareholders	30th percentile of the Edison Electric Institute Index (1)	50th percentile of the Edison Electric Institute Index (1)	70th percentile of the Edison Electric Institute Index (1)

	15%	Utility Modified Free Cash Flow	$28.852 million	$32.058 million	$35.263 million

	15%	Utility Return on Average Common Equity	80% of consolidated allowed return on equity	90% of consolidated allowed return on equity	100% of consolidated allowed return on equity

	15%	Bank Net Income	$58.371 million	$64.856 million	$71.342 million

	15%	Bank Return on Assets	0.862%	0.958%	1.054%

	100%

(1)
The Edison Electric Institute is an association of U.S. investor-owned electric companies that are representative of companies that are comparable investment alternatives to HEI. The Institute's members serve 95% of the ultimate customers in the investor-owned segment of the industry and represent approximately 70% of the U.S. electric power industry. The three-year Edison Electric Institute Index measures performance data for U.S. investor-owned electric utilities. The performance of the companies in the Index is calculated on a noncapitalized weighted basis so as not to give a disproportionate emphasis to the larger companies. Companies are added to or deleted from the three-year index through acquisitions or merger or other changes in ownership. The Edison Electric Institute includes a company in the index when it has three years of consistent comparable data in comparison to the peer group. HEI uses its ranking in the Edison Electric Institute Index to determine how well it performed in the three-year performance period based on total return to shareholders. In 2009, the following companies were in the three-year Edison Electric Institute Index:

Allegheny Energy
ALLETE
Alliant Energy
Ameren
American Electric Power
Avista
Black Hills
Centerpoint Energy
Central Vermont Public
    Service
CH Energy Group
CLECO
CMS Energy
Consolidated Edison
Constellation Energy Group
Dominion
DPL
DTE Energy
Duke Energy
Edison International
El Paso Electric	The Empire District Electric
Entergy
Exelon
First Energy
FPL Group
Great Plains Energy
Hawaiian Electric
    Industries
IDACORP
Integrys Energy Group
Maine and Maritimes
MDU Resources Group
MGE Energy
NiSource
Northeast Utilities
NorthWestern Energy
NSTAR
NV Energy
OGE Energy
Otter Tail
Pepco Holdings	PG&E
Pinnacle West Capital
PNM Resources
Portland General Electric
PPL
Progress Energy
Public Service Enterprise
    Group
Scana
Sempra Energy
Southern
TECO Energy
UIL Holdings
UniSource Energy
Unitil
Vectren
Westar Energy
Wisconsin Energy
Xcel Energy

        The above goals were set by the Compensation Committee and approved by the Board in 2007, because they were believed to provide the necessary incentives to align executive compensation with shareholder value. The minimum performance levels reflected what the Compensation Committee believed to be investors' minimum expectations relative to other investment opportunities and the maximum goal provided greater upside potential for performance stretch goals. Each goal was aligned with HEI's or the operating company's strategic plan and determined by the Compensation Committee to be sufficiently difficult to be worthy of a bonus.

        The goals met in the 2007-2009 long-term incentive plan were the HEI Total Return to Shareholders, which was in the 35th percentile for this period, and the American Savings Bank Return on Assets, which slightly exceeded the minimum goal. The American Savings Bank Return on Assets was 0.875% after allowed exclusions. A better Total Return to Shareholders and increased American Savings Bank Return on Assets benefits shareholders of HEI, employees and customers by increasing the overall financial strength of the HEI enterprise. Because of the achievement of these goals, in February 2010, the HEI Compensation Committee approved the following long-term incentive awards under the 2007-2009 long-term incentive plan for the named executive officers who were in the plan, payable 60% in cash and 40% in shares of HEI Common Stock based on the market value of the stock as of the time of the approval of the award:

Name	Payout
Constance H. Lau	$338,106
Curtis Y. Harada	$28,555

        In February 2010, Fred Cook & Co. found that HEI's total target direct compensation (target annual cash plus 2009 long-term incentive awards) is at the 25th percentile for the named executive officers.

  What is HEI's 2008-2010 long-term incentive plan?

        HEI's 2008-2010 long-term incentive plan was explained in the proxy statement for HEI's 2008 annual meeting of shareholders.

  What is HEI's 2009-2011 long-term incentive plan?

        The Compensation Committee modified the design of the long-term incentive plan from the 2008-2010 performance period for the 2009-2011 performance period based on company strategy and recommendations of Towers Watson after its executive compensation review. Except for Mr. Schools, the 2009-2011 long-term incentive plan generally will be paid 60% in cash and 40% in shares of HEI Common Stock with a value determined at the beginning of the performance period, instead of at the time of the payment of the award. By determining share award levels as of the beginning of the performance period, the awards under the plan have a stronger linkage to improvements in shareholder value. Mr. Schools' 2009-2011 long-term incentive award will be granted in cash to link his incentive compensation solely with the performance of the bank.

        At its meeting on February 20, 2009, the Compensation Committee approved the following long-term incentive goals for the 2009-2011 long-term incentive plan performance period for each of the participating named executive officers:

Name	Weight	Performance Metric	Minimum Threshold	Target Goal	Maximum Goal
Constance H. Lau James A. Ajello Curtis Y. Harada Chester A. Richardson	60%	HEI Total Return to Shareholders	30th percentile of the Edison Electric Institute Index	50th percentile of the Edison Electric Institute Index	70th percentile of the Edison Electric Institute Index

	40%	HEI Return on Average Common Equity	9.1%	10.1%	11.1%

	100%

Richard M. Rosenblum	60%	HEI Total Return to Shareholders	30th percentile of the Edison Electric Institute Index	50th percentile of the Edison Electric Institute Index	70th percentile of the Edison Electric Institute Index

	20%	HEI Return on Average Common Equity	9.1%	10.1%	11.1%

	20%	Utility Return on Average Common Equity	90% of consolidated allowed return on equity	95% of consolidated allowed return on equity	100% of consolidated allowed return on equity

	100%

Timothy K. Schools	70%	Bank Return on Assets	1.0%	1.1%	1.2%

	30%	Bank Net Income	$51-54 million	$56-59 million	$61-65 million

	100%

        The Compensation Committee chose the above goals to encourage long-term achievement of HEI earnings and enhancement of shareholder value. Shareholders, customers and employees all benefit when these goals are met.

  •
  Total return to shareholders is a performance measure to show the return on stock to an investor. HEI's total return is compared to that of the Edison Electric Institute Index of investor-owned electric companies. It is a primary measure that reflects value created for shareholders compared to that created by other investor-owned electric companies.

  •
  HEI Return on Average Common Equity is the ratio of average net income over the three-year performance period divided by average common equity as measured from the beginning of the performance period to the end of the period.

  •
  The utility return on average common equity as a percentage of all allowed return is measured as the average consolidated return on average common equity for the three-year period compared to the average consolidated allowed return on common equity as determined by the Hawaii Public Utilities Commission for the three-year performance period. This is a useful measurement for comparing the utility's earnings to the earnings regulators have determined are reasonable in the most recent ratemaking proceeding of each respective utility. It also encourages executives to seek to have each utility earn its allowed regulated return, which is important to shareholders and to regulators, who share an interest in assuring that the utility can attract capital at a reasonable cost to keep the cost of capital reasonable for utility customers.

  •
  Mr. Schools' long-term metrics, bank return on assets and bank net income, focus performance on the key bank value drivers. In setting Mr. Schools' goals, the Compensation Committee determined to exclude one-time charges such as severance and lease buyouts in light of American Savings Bank's aggressive performance improvement project to reduce its cost structure and improve its efficiency, profitability and go-forward earnings. In addition, in light of the unprecedented volatility, illiquidity, uncertainty and unusually low asset valuations in the capital markets and in the banking industry, the Compensation Committee excluded the impact of other-than-temporary impairment charges and goodwill impairment charges and related impacts. The Compensation Committee, however, retained the discretion to reduce any such award if the resulting payout is not in the best interest of HEI and its shareholders.

  •
  In setting goals for the other named executive officers, the Compensation Committee also determined that any adjustments made at American Savings Bank and Hawaiian Electric Company would also be applied for purposes of calculating the HEI metrics.

        From a historical perspective, payouts are not easy to achieve nor are they guaranteed under the long-term incentive plan. In the 2009-2011 horizon, HEI faces tough external challenges in the performance period. Extraordinary leadership on the part of the named executive officers will be needed to achieve the long-term strategic objectives required for incentive payouts. The utility is focused on implementing the Hawaii Clean Energy Initiative agreement and increasing its portfolio of renewable resources, which requires major capital investments over the next several years, and which in turn requires timely filing and regulatory approval in utility rate cases and other important dockets. The bank is focused on reducing expenses and providing a reasonable return on assets and net income in the face of the economic downturn. The Compensation Committee believes that the long-term incentive targets are challenging and that if HEI is successful in achieving these goals, shareholder value is expected to increase.

        The Compensation Committee established the following award ranges for the 2009-2011 long-term incentive plan, shown as a percentage of actual annual base salaries on January 1, 2009, for the named executive officers:

Name	Minimum	Target	Maximum
Constance H. Lau	70.0%	140%	280%
James A. Ajello (1)	40.0%	80%	160%
Curtis Y. Harada	27.5%	55%	110%
Chester A. Richardson	35.0%	70%	140%
Richard M. Rosenblum	45.0%	90%	180%
Timothy K. Schools	50.0%	100%	200%

(1)
Mr. Ajello's 2009-2011 long-term incentive award, if any, will be based on his annual base salary as of January 26, 2009, the date he joined HEI as Senior Financial Vice President, Treasurer and Chief Financial Officer.

  How does HEI award stock to named executive officers?

        HEI provides stock awards to executives to strengthen the linkage of executive compensation with improvement in shareholder value and promote executive retention.

  Long-term incentive awards

        Except for Mr. Schools, as described in the paragraph below, long-term incentive awards in 2009 through 2011 were or will be paid at least partially in the form of stock as follows:

  •
  For the 2007-2009 and 2008-2010 performance periods, 40% of the long-term incentive awards earned were or will be paid in the form of stock, with the number of shares determined at the time of payout.

  •
  For the 2009-2011 performance period, 40% of the long-term incentive awards earned will be paid in the form of stock, with the number of shares determined at the beginning of the performance period. For the 2010-2012 performance period, 100% of the long-term incentive awards earned will be paid in the form of stock, less an amount withheld for taxes, with the number of shares determined at the beginning of the performance period. The number of shares is determined by the Compensation Committee in consultation with its compensation consultant and considering peer practices and its key objective to retain talented executives. The Compensation Committee believes that awarding a fixed number of shares determined at the beginning of the performance period, rather than a number of shares determined by the dollar value of the award divided by the market price of the shares at payout, encourages even greater alignment of executives with shareholder interests and will appropriately incentivize and reward executives to improve long-term shareholder value.

        For Mr. Schools, the Compensation Committee determined that any long-term incentive awards earned for the 2008-2010 and 2009-2011 performance periods will be paid fully in cash, so these awards are linked solely to performance of the bank.

  Annual equity awards

        Executives are eligible to receive annual equity awards as determined by the Compensation Committee. The intent of the annual equity awards program is to encourage executive retention by providing for equity compensation based on staying at the company for a specified period of time.

        In 2009, restricted stock units were granted to the named executive officers, except Mr. Schools. With restricted stock units, no stock is issued or outstanding until the actual release of the shares at vesting. The restricted stock units vest four years after the grant date, except that pro-rata vesting applies upon an executive's retirement, death or disability. The restricted stock units accrue dividend equivalents until vested. The 2009 grant of restricted stock unit awards specific to the named executive officers are summarized in the 2009 Grants of Plan-Based Awards table and related notes below.

        Ms. Lau's restricted stock unit award total was determined after review of grants made to chief executive officers at peer companies and in consideration of her future loss in pension value under the HEI Supplemental Executive Retirement Plan, which was frozen in 2008.

  Equity award vesting periods

        The unvested value from the long-term incentive plan and restricted stock units is about twice the annual grant values, which the Compensation Committee views as sufficient for retention purposes. The cliff vesting of the restricted stock units ensures unvested value extends out four years with no pro-rata vesting before the vesting period ends except when the participant's termination is due to retirement, death or disability.

  What retirement benefits do named executive officers have?

        HEI provides retirement benefits to all eligible employees, including the named executive officers, through the tax-qualified HEI Retirement Plan as a means of providing financial security in recognition of their years of service. Additional retirement benefits are also provided to certain named executive officers through the nonqualified HEI Excess Pay Plan, which provides the portion of benefits that cannot be paid from the qualified plan due to Internal Revenue Code limits.

        Mr. Schools participates in the American Savings Bank 401(k) Plan, a qualified defined contribution retirement plan that enables eligible employees to save for retirement on a tax-deferred basis. The plan allows eligible American Savings Bank employees to elect to reduce their salary in return for a tax-deferred contribution to their account in the plan. American Savings Bank provides matching contributions to the accounts of eligible employees of American Savings Bank on a dollar-for-dollar basis up to 4% of eligible compensation, subject to the Internal Revenue Service limit on the amount of annual compensation that can be used for calculating benefits under qualified retirement plans. American Savings Bank also provides discretionary, nonelective profit sharing contributions to the accounts of eligible employees of American Savings Bank. In 2009, Mr. Schools received matching contributions for the 2009 plan year and a 4% profit sharing contribution for the 2008 plan year.

        Retirement benefits under these plans specific to the named executive officers as of December 31, 2009 are discussed in further detail in the 2009 Pension Benefits table and related notes below.

  Can named executive officers participate in nonqualified deferred compensation plans?

        HEI provides named executive officers with the opportunity to participate in deferred compensation plans that allow them to defer compensation and the resulting tax liability.

  •
  The HEI Executives' Deferred Compensation Plan is a nonqualified deferred compensation plan that allows an HEI or Hawaiian Electric Company executive to defer payment of annual and long-term incentive awards and the resulting tax liability. In 2009, no named executive officer participated in this plan.

  •
  The American Savings Bank Select Deferred Compensation Plan is a nonqualified deferred compensation plan that allows a select group of American Savings Bank management and certain other highly compensated American Savings Bank employees to defer up to 100% of current salary, bonus or commissions based upon annual elections made prior to the beginning of each deferral year. In 2009, the Compensation Committee approved an amendment to the plan that will allow employer matching contributions on certain contributions to the plan and profit sharing contributions for plan years beginning January 1, 2010. These matching and profit sharing contributions would be in an amount that would have been made to the named executive officer's American Savings Bank 401(k) Plan account if not for certain tax limits. Since Mr. Schools did not elect to defer compensation to the plan for the 2010 plan year, no matching contributions will be made for that year. If a profit sharing contribution is made to the American Savings Bank 401(k) Plan for the 2010 plan year, he will receive a profit sharing contribution in his American Savings Bank Select Deferred Compensation Plan account during 2011 based on his 2010 compensation in excess of the IRS dollar limits.

        Deferred compensation benefits under these plans specific to the named executive officers in 2009 are discussed in further detail in the 2009 Nonqualified Deferred Compensation table and related notes below.

  Do named executive officers have executive death benefits?

        The Executive Death Benefit Plan of HEI and Participating Subsidiaries, which provided death benefits to an executive's beneficiaries in the event of an executive's death while employed or after retirement, was closed to new participants, effective September 9, 2009. These death benefits were provided to beneficiaries of named executive officers. In addition, the benefits of participants who were employees as of such date were frozen (i.e., the plan was amended to foreclose any increase in death benefits that would occur due to salary increases after September 9, 2009). The death benefits under this frozen plan are grossed up in recognition that life insurance is normally tax-exempt. However, freezing the plan reduces the amount of gross-up benefits that will be required in the future. Death benefits are discussed in further detail in the 2009 Pension Benefits table and related notes below.

  Do named executive officers have change-in-control agreements?

        Change-in-control agreements can be an appropriate tool to recruit executives as an expected part of the compensation package, to encourage the continued attention of key executives to the performance of their assigned duties without distraction in the event of a potential change in control and to assist in retaining key executives. Change-in-control agreements can also protect against executive flight during a transaction when key executives might, in the absence of the agreement, accept employment with competitors.

        In recommending the terms of executive change-in-control agreements to the Board, the Compensation Committee varies the severance multiplier among executives, taking into account the executive's expected role in a potential transaction, value to the organization and fairness. The change-in-control agreements are double trigger, which means that the executives receive severance payments only if there is both a change in control and they lose their jobs as a result. The Compensation Committee provided cash lump sum severance multipliers of three times for Ms. Lau and Mr. Schools, two times for Messrs. Ajello, Richardson and Rosenblum and one time for Mr. Harada. The multiplier is applied to the sum of the executive's annual base salary and annual bonus (determined to be the greater of the current target bonus or the largest actual bonus during the preceding three fiscal years). The severance benefits are subject to a release of claims by the executive.

        The change-in-control agreements have initial terms of two years and are automatically renewed for an additional year on each anniversary unless 90 days notice of nonrenewal is provided by either party, so that the protected period is at least one year upon nonrenewal. The agreements remain in effect for two years following a change in control. The change-in-control agreements define a change in control to mean a change in ownership of HEI, a substantial change in the voting power of HEI's securities or a change in the majority of the composition of the Board following a consummation of a merger, tender offer or similar transaction. The change-in-control agreements for Messrs. Rosenblum and Schools also define a change in control as a change in ownership of Hawaiian Electric Company and American Savings Bank, respectively. Change-in-control benefits specific to the named executive officers are discussed in further detail in the Potential Payments upon Termination or Change in Control section and related notes below.

  What other benefits do named executive officers have?

        HEI provides certain limited other compensation to the named executive officers because they are commonly provided to business executives in Hawaii, such as club memberships primarily for the purpose of business entertainment, or as necessary to recruit executives, such as relocation expenses or extra weeks of vacation, or because of legacy programs that have since been discontinued, such as the electricity discount and preferential loans.

        In 2009, each of the named executive officers had a club membership for the primary purpose of business entertainment expected of executives in their positions. Mr. Rosenblum's initiation fee was not grossed up for taxes pursuant to a change in policy. Ms. Lau and Mr. Rosenblum each received a residential electricity discount, which was available to all qualifying Hawaiian Electric Company employees and retirees until this benefit was eliminated in August 2009. Ms. Lau and Mr. Schools continued to have preferential rate loans, which are no longer offered to American Savings Bank employees and executives effective July 1, 2009.

        HEI has eliminated all tax gross-up practices where possible, particularly with respect to nonbusiness-related perquisites. HEI may, from time to time, reimburse for business-related expenses and only where reasonable. For example, in the recruitment of Messrs. Ajello and Rosenblum, who joined HEI and Hawaiian Electric Company, respectively, in 2009, other compensation was negotiated. They were each reimbursed for relocation and temporary housing expenses in connection with their moves from the U.S. mainland to Hawaii. These expenses, which were deemed reasonable by HEI, were grossed up for taxes to a certain dollar limit, a common practice for executives relocating to Hawaii, and were a condition of each executive's recruitment. Mr. Ajello was also reimbursed for his real estate fees and expenses incurred in the sale of his home on the U.S. mainland. Messrs. Ajello and Rosenblum each received a signing bonus upon being hired by HEI and Hawaiian Electric Company, respectively, subject to monthly pro-rata reimbursement in the event of a voluntary termination or termination for cause prior to the completion of 36 months of service. As part of their employment offers, Messrs. Ajello and Rosenblum also were extended special 3-year declining severance agreements that provide that, in the event their employment is terminated without cause on or before the third anniversary of the date of their hire, they will be paid a declining portion of their annual base salary and any target annual bonus amount, depending on the length of their service. Such severance agreements are not uncommon when hiring experienced executives, especially from the mainland, who may have difficulty in finding other employment if their job is terminated within months of their hire and relocation. In order to recruit Mr. Rosenblum, an experienced utility executive, Hawaiian Electric Company agreed to give Mr. Rosenblum a credit of two years age and service for purposes of calculating his retirement benefits under the HEI Excess Pay Plan, which was estimated to increase the annual cost of the HEI Excess Pay Plan by approximately $38,000. Mr. Rosenblum also received 10 days of sick leave as part of his offer, which is more than what new employees would receive. Messrs. Richardson and Schools, who were hired in 2007, and Messrs. Ajello and Rosenblum, who were hired in 2009, each received four weeks of vacation.

        For purposes of retention of Mr. Schools, who is instrumental to the success of the bank's performance improvement project, American Savings Bank agreed to purchase his residence in Honolulu on or before the earlier of June 30, 2011 or his termination as an employee of American Savings Bank, provided that Mr. Schools remains employed at American Savings Bank in his current capacity through December 31, 2010 or such earlier date as the company may determine in its sole discretion and he is not terminated for cause. If such purchase were to occur, American Savings Bank would pay Mr. Schools his original purchase price of $3.635 million for the residence less normal selling costs borne by the seller (including brokers' commissions). This agreement does not apply if Mr. Schools remains in Hawaii for any reason other than his employment at American Savings Bank.

Executive Compensation

Summary Compensation Table

        The table below shows the base salary, annual incentive bonus, grant date fair value of stock and option awards, non-equity incentive compensation, change in pension value and nonqualified deferred compensation earnings and all other compensation and benefits earned by the named executive officers during 2007, 2008 and 2009 (as applicable).

2009 SUMMARY COMPENSATION TABLE

Name and 2009 Principal Positions	Year	Salary ($)	Bonus ($) (1)	Grant- Date Fair Value of Stock Awards ($) (2)	Grant- Date Fair Value of Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Constance H. Lau	2009	771,800	—	921,483	—	338,106	774,297	34,049	2,839,735
HEI President and Chief	2008	763,200	—	197,640	—	1,363,695	1,394,006	40,727	3,759,268
Executive Officer American Savings Bank Chairman and Chief Executive Officer Hawaiian Electric Company Chair	2007	736,000	—	416,320	—	67,245	475,042	51,326	1,745,933

James A. Ajello*	2009	389,583	250,000	255,509	—	223,889	157,041	209,912	1,485,934
HEI Senior Financial Vice President, Treasurer and Chief Financial Officer

Curtis Y. Harada**	2009	215,600	11,250	62,303	—	127,674	171,340	—	588,167
HEI Controller and Acting	2008	213,400	165,000	24,705	—	164,010	239,884	555	807,554
Financial Vice President, Treasurer and Chief Financial Officer	2007	196,655	—	52,040	—	—	88,455	15,570	352,720

Chester A. Richardson***	2009	344,400	—	112,316	—	197,916	119,845	15,111	789,588
HEI Senior Vice President, General Counsel, Secretary and Chief Administrative Officer	2008	317,600	—	37,058	—	246,492	89,487	125,768	816,405

Richard M. Rosenblum****	2009	580,000	250,000	348,916	—	322,289	435,513	149,881	2,086,599
Hawaiian Electric Company President and Chief Executive Officer

Timothy K. Schools*****	2009	550,000	—	—	—	528,000	85	73,121	1,151,206
American Savings Bank President	2008	541,667	—	98,820	—	632,400	19,682	87,339	1,379,908

*
Mr. Ajello joined HEI as Senior Financial Vice President, Treasurer and Chief Financial Officer on January 26, 2009. His annualized base salary for 2009 was $425,000.

**
Mr. Harada served as HEI Controller and HEI Acting Financial Vice President, Treasurer and Chief Financial Officer from February 1, 2008 to January 25, 2009 and as HEI Vice President, Controller and Chief Accounting Officer from January 26, 2009 to November 8, 2009. On November 9, 2009, he became HEI Vice President, Internal Audit. He is included as a named executive officer solely because he served as Chief Financial Officer for part of 2009.

***
Mr. Richardson's annualized base salary from January 1, 2009 to March 1, 2009 was $321,400. In February 2009, the Compensation Committee approved a salary increase of 8.6%, or $27,600, to an annualized base salary of $349,000 effective March 2, 2009 to reflect his increased responsibilities in connection with his promotion from HEI Vice President, General Counsel to HEI Senior Vice President, General Counsel and Chief Administrative Officer in December 2008. He became HEI Senior Vice President, General Counsel, Secretary and Chief Administrative Officer in September 2009.

****
Mr. Rosenblum joined Hawaiian Electric Company as President and Chief Executive Officer on January 1, 2009.

*****
Mr. Schools joined American Savings Bank on July 15, 2007 as Senior Executive Vice President, Chief Operating Officer and became President on February 1, 2008.

(1)
Messrs. Ajello and Rosenblum each received a signing bonus of $250,000 upon their hiring in 2009. Mr. Harada received a $15,000 monthly bonus for every month he served as HEI Acting Financial Vice President, Treasurer and Chief Financial Officer. He served three-fourths of a month in that role during 2009 and received a bonus of $11,250 for that period.

(2)
The Summary Compensation Table was amended for stock awards granted in 2007 and 2008 to disclose the aggregate grant date fair value of stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 rather than, as in prior years, the dollar amount recognized for financial statement purposes for the fiscal year. Stock awards include restricted stock units and performance shares granted under the 2009-2011 long-term incentive plan. The grant date fair value of the restricted stock units was: Ms. Lau $585,983; Mr. Ajello $152,865; Mr. Harada $25,478; Mr. Richardson $42,463; and Mr. Rosenblum $186,835. The grant date fair values of the performance shares reported above are based upon the probable outcome of the performance conditions as of the grant date, which is assumed to be the target level. The target value of the performance shares is: Ms. Lau $335,500; Mr. Ajello $102,644; Mr. Harada $36,825; Mr. Richardson $69,853; and Mr. Rosenblum $162,081. Assuming achievement of the highest level of performance conditions, the maximum value of the performance shares is: Ms. Lau $471,295; Mr. Ajello $144,191; Mr. Harada $51,728; Mr. Richardson $98,124; and Mr. Rosenblum $227,683. For a discussion of the assumptions underlying the amounts set out for restricted stock units and performance shares, see Note 9 to HEI's Consolidated Financial Statements in the HEI 2009 Annual Report to Shareholders.

(3)
There were no option awards granted in 2007, 2008 and 2009.

(4)
This column includes the following annual incentive awards for 2009: Mr. Ajello $223,889; Mr. Harada $99,119; Mr. Richardson $197,916; Mr. Rosenblum $322,289 and Mr. Schools $528,000. Ms. Lau voluntarily waived her $753,999 payout and did not receive any annual incentive bonus for 2009. Long-term incentive plan awards are generally determined in the first quarter of each year for the three-year cycle ending on December 31 of the previous calendar year. This column also includes the following long-term incentive awards for the 2007-2009 performance period: Ms. Lau $338,106 and Mr. Harada $28,555. The 2007-2009 long-term incentive awards were paid 60% in cash and 40% in shares of HEI Common Stock (based on the average of the high and low sales prices of the stock on the award date).

(5)
These amounts represent the change in pension and executive death benefit values from December 31, 2008 to December 31, 2009, December 31, 2007 to December 31, 2008 and December 31, 2006 to December 31, 2007, respectively. For a further discussion of the applicable plans, see the 2009 Pension Benefits table and related notes below.

(6)
The following table summarizes the components of "All Other Compensation" paid with respect to 2009:

	Perquisites and Other Personal Benefits
Name	Relocation Expenses ($)	Temporary Housing ($)	Preferential Mortgage Loan Interest ($)	Other ($)	Tax Gross-Ups ($)	Contributions to Defined Contribution Plans ($)	Total All Other Compensation ($)
Constance H. Lau	—	—	26,506	7,543	—	—	34,049
James A. Ajello	108,138	30,000	—	22,954	48,820	—	209,912
Curtis Y. Harada	—	—	—	—	—	—	—
Chester A. Richardson	—	—	—	15,111	—	—	15,111
Richard M. Rosenblum	94,431	19,749	—	24,620	11,081	—	149,881
Timothy K. Schools	—	—	29,080	25,041	—	19,000	73,121
  •
  Ms. Lau received the benefit of preferential mortgage loan interest, a club membership and an electricity discount at her residence until this discount was eliminated in August 2009. The value of the preferential mortgage loan interest benefit shown above is calculated as the difference between the preferential rate and the market rate at the time the loan was first made.

  •
  Mr. Ajello received $186,958 for expenses for relocating himself and his family to Hawaii from Texas and temporary housing when he joined HEI, including $48,820 as a gross-up for taxes. He also received a club membership and was granted four weeks of vacation.

  •
  The total value of perquisites and other personal benefits provided by or paid for by HEI was less than $10,000 for Mr. Harada during 2009 and is not included in the table above.

  •
  Mr. Richardson received a club membership and was granted four weeks of vacation.

  •
  Mr. Rosenblum received $125,261 for expenses incurred in relocating himself and his family to Hawaii from California and temporary housing when he joined Hawaiian Electric Company, including $11,081 as a gross-up for taxes. He also received a club membership and an electricity discount at his residence until this discount was eliminated in August 2009 and was granted four weeks of vacation.

  •
  Mr. Schools received the benefit of preferential mortgage loan interest, a club membership and was granted four weeks of vacation. As a participant in the American Savings Bank 401(k) Plan, Mr. Schools received matching contributions of $9,800 for the 2009 plan year and $9,200 for a 4% profit sharing contribution for the 2008 plan year. The value of the preferential mortgage loan interest benefit shown above is calculated as the difference between the preferential rate and the market rate at the time the loan was first made.

        Additional narrative disclosure about salary, bonus, stock awards, option awards, non-equity incentive plan compensation, change in pension value and nonqualified deferred compensation earnings and other compensation can be found in the Compensation Discussion and Analysis above.

Grants of Plan-Based Awards

        The table below shows awards that may be made to the named executive officers under the 2009 annual incentive plan for 2009 performance and under the 2009-2011 long-term incentive plan for performance over the 2009-2011 period. Also shown are the restricted stock unit awards granted under the 1987 Stock Option and Incentive Plan in 2009.

2009 GRANTS OF PLAN-BASED AWARDS

								All Other Stock Awards: Number of Shares of Stock or Units (#) (3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)				All Other Option Awards: Number of Securities Underlying Options (#)
										Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Constance H. Lau	2/20/09 EICP	328,015	656,030	1,312,060	—	—	—	—	—	—
	2/20/09 LTIP	324,156	648,312	1,296,624	12,723	25,446	50,893	—	—	335,500
	2/20/09 RSU	—	—	—	—	—	—	34,500	—	585,983
James A. Ajello	2/20/09 EICP	97,396	194,792	389,583	—	—	—	—	—	—
	2/20/09 LTIP	99,167	198,333	396,667	3,892	7,785	15,569	—	—	102,644
	2/20/09 RSU	—	—	—	—	—	—	9,000	—	152,865
Curtis Y. Harada	2/20/09 EICP	43,120	86,240	172,480	—	—	—	—	—	—
	2/20/09 LTIP	35,574	71,148	142,296	1,396	2,793	5,585	—	—	36,825
	2/20/09 RSU	—	—	—	—	—	—	1,500	—	25,478
Chester A. Richardson	2/20/09 EICP	86,100	172,200	344,400	—	—	—	—	—	—
	2/20/09 LTIP	67,494	134,988	269,976	2,649	5,298	10,597	—	—	69,853
	2/20/09 RSU	—	—	—	—	—	—	2,500	—	42,463
Richard M. Rosenblum	2/20/09 EICP	174,000	348,000	696,000	—	—	—	—	—	—
	2/20/09 LTIP	156,600	313,200	626,400	6,147	12,293	24,586	—	—	162,081
	2/20/09 RSU	—	—	—	—	—	—	11,000	—	186,835
Timothy K. Schools	2/20/09 EICP	220,000	440,000	880,000	—	—	—	—	—	—
	2/20/09 LTIP	275,000	550,000	1,100,000	—	—	—	—	—	—

EICP
Executive Incentive Compensation Plan (annual incentive)
LTIP
Long-Term Incentive Plan (2009-2011 period)
RSU
Restricted stock unit

(1)
Includes awards under the 2009 annual incentive plan and 2009-2011 long-term incentive plan based on meeting performance goals at threshold, target and maximum levels. See further discussion of the features of the awards in the Compensation Discussion and Analysis above.

(2)
Represents shares of stock that may be issued under the 2009-2011 long-term incentive plan based upon the achievement of certain performance goals at threshold, target and maximum levels and vesting at the end of the three-year performance period. Long-term incentive awards are forfeited for terminations of employment during the vesting period, except for terminations due to death, disability and retirement, which allow for pro-rata participation based upon completed months of service after a minimum of 12 months of service in the performance period. See further discussion of the features of the awards in the Compensation Discussion and Analysis above.

(3)
Represents shares underlying restricted stock units awarded in 2009 that will be issued as unrestricted stock four years after the date of the grant. The awards are forfeited for terminations of employment during the vesting period, except for terminations due to death, disability and retirement, which allow for pro-rata vesting. The primary purpose of the restricted stock unit awards is retention and there are no conditions to vesting other than the four-year cliff vesting period.

(4)
Grant date fair value for shares under the 2009-2011 long-term incentive plan are estimated in accordance with the fair-value based measurement of accounting, as described in Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see the discussion of performance shares contained in Note 9 (Share-based compensation) to HEI's Consolidated Financial Statements in the HEI 2009 Annual Report to Shareholders. Grant date fair value for restricted stock units is based on the average of the high and low sales prices of HEI Common Stock on the New York Stock Exchange on the date of the grant of the award.

 Outstanding Equity Awards at Fiscal Year-End

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

	Option Awards						Stock Awards
									Equity Incentive Plan Awards
										Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (3)
									Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (2)
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
		Number of Securities Underlying Unexercised Options					Shares or Units of Stock That Have Not Vested (1)
					Option Exercise Price ($)	Option Expira- tion Date
Name	Grant Year	Exer- ciseable (#)	Unexer- ciseable (#)				Number (#)	Market Value ($) (3)
Constance H. Lau	2000	40,000	—	—	14.74	4/24/10	—	—	—	—
	2000 DE	11,172	—	—	—	4/24/10	—	—	—	—
	2001	40,000	—	—	17.96	4/23/11	—	—	—	—
	2001 DE	9,409	—	—	—	4/23/11	—	—	—	—
	2002	50,000	—	—	21.68	4/22/12	—	—	—	—
	2002 DE	7,985	—	—	—	4/22/12	—	—	—	—
	2003	50,000	—	—	20.49	4/21/13	—	—	—	—
	2003 DE	4,790	—	—	—	4/21/13	—	—	—	—
	2004	50,000	—	—	26.02	4/19/14	—	—	—	—
	2004 DE	1,831	—	—	—	4/19/14	—	—	—	—
	2005	50,000	—	—	26.18	4/07/15	—	—	—	—
	2005 DE	1,136	—	—	—	4/07/15	—	—	—	—
	2006	—	—	—	—	—	31,000	647,900	—	—
	2007	—	—	—	—	—	16,000	334,400	—	—
	2008	—	—	—	—	—	8,000	167,200	—	—
	2009	—	—	—	—	—	34,500	721,050	12,723	265,911

	Total	316,323	—	—	—	—	89,500	1,870,550	12,723	265,911

James A. Ajello	2009	—	—	—	—	—	9,000	188,100	3,892	81,343

	Total	—	—	—			9,000	188,100	3,892	81,343

Curtis Y. Harada	2004	10,000	—	—	26.02	4/19/14	—	—	—	—
	2004 DE	—	—	—	—	4/19/14	—	—	—	—
	2005	10,000	—	—	26.18	4/07/15	—	—	—	—
	2005 DE	227	—	—	—	4/07/15	—	—	—	—
	2006	—	—	—	—	—	2,000	41,800	—	—
	2007	—	—	—	—	—	2,000	41,800	—	—
	2008	—	—	—	—	—	1,000	20,900	—	—
	2009	—	—	—	—	—	1,500	31,350	1,396	29,176

	Total	20,227	—	—	—	—	6,500	135,850	1,396	29,176

Chester A. Richardson	2007	—	—	—	—	—	3,000	62,700	—	—
	2008	—	—	—	—	—	1,500	31,350	—	—
	2009	—	—	—	—	—	2,500	52,250	2,649	55,364

	Total	—	—	—	—	—	7,000	146,300	2,649	55,364

Richard M. Rosenblum	2009	—	—	—	—	—	11,000	229,900	6,147	128,472

	Total	—	—	—	—	—	11,000	229,900	6,147	128,472

Timothy K. Schools	2007	—	—	—	—	—	3,000	62,700	—	—
	2008	—	—	—	—	—	4,000	83,600	—	—

	Total	—	—	—	—	—	7,000	146,300	—	—

DE
Dividend equivalents

All information presented has been adjusted for the 2-for-1 stock split in June 2004.

(1)
The 2006 restricted stock award becomes unrestricted on May 13, 2010. The 2007 restricted stock award becomes unrestricted on April 12, 2011 for Ms. Lau and Mr. Harada and on December 11, 2011 for Messrs. Richardson and Schools. The 2008 restricted stock award becomes unrestricted on April 15, 2012. The 2009 restricted stock unit award becomes unrestricted on February 20, 2013.

(2)
Represents shares of HEI Common Stock that would be issued under the 2009-2011 long-term incentive plan based upon the achievement of performance goals at the minimum threshold level at the end of the three-year performance period.

(3)
Market value is based upon the closing price of HEI Common Stock on the New York Stock Exchange of $20.90 as of December 31, 2009.

 Option Exercises and Stock Vested

2009 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Constance H. Lau	633	8,628	—	—
James A. Ajello	—	—	—	—
Curtis Y. Harada	127	1,726	—	—
Chester A. Richardson	—	—	—	—
Richard M. Rosenblum	—	—	—	—
Timothy K. Schools	—	—	—	—

(1)
Shares acquired in 2009 to settle dividend equivalents on stock appreciation rights due to changes made to the provisions for the award of dividend equivalents in light of Section 409A of the Internal Revenue Code. No nonqualified stock options or stock appreciation rights were exercised in 2009.

Pension Benefits

        The table below shows the present value as of December 31, 2009 of accumulated benefits for each of the named executive officers and the number of years of service credited to each such executive under the applicable pension plan and executive death benefit plan, determined using the interest rate, mortality rate and other assumptions described below, which are consistent with those used in HEI's financial statements (see Note 8 to HEI's Consolidated Financial Statements in the HEI 2009 Annual Report to Shareholders):

2009 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (6)	Payments During the Last Fiscal Year ($)
Constance H. Lau	HEI Retirement Plan (1)	18.8	1,070,866	—
	American Savings Bank Retirement Plan (1)	6.4	136,397	—
	HEI Supplemental Executive Retirement Plan (2)	24.3	6,109,300	—
	HEI Excess Pay Plan (3)	1.0	187,580	—
	HEI Executive Death Benefit (4)	—	330,209
James A. Ajello	HEI Retirement Plan (1)	0.9	68,841	—
	HEI Excess Pay Plan (3)	0.9	50,670	—
	HEI Executive Death Benefit (4)	—	37,530	—
Curtis Y. Harada	HEI Retirement Plan (1)	20.4	789,034	—
	HEI Excess Pay Plan (3)	20.4	222,307	—
	HEI Executive Death Benefit (4)	—	79,919	—
Chester A. Richardson	HEI Retirement Plan (1)	2.3	133,365	—
	HEI Excess Pay Plan (3)	2.3	50,805
	HEI Executive Death Benefit (4)	—	84,004	—
Richard M. Rosenblum	HEI Retirement Plan (1)	1.0	68,199	—
	HEI Excess Pay Plan (3)	3.0	308,367	—
	HEI Executive Death Benefit (4)	—	58,947	—
Timothy K. Schools	American Savings Bank Supplemental Executive Retirement, Disability, and Death Benefit Plan (5)	1.5	—	19,767

(1)
Normal retirement benefits under the HEI Retirement Plan are calculated based on a formula of 2.04% × Credited Service (maximum 67%) × Final Average Pay (average monthly base salary for highest thirty-six consecutive months out of the last ten years). Credited service is generally the same as the years of service with HEI or other participating companies (Hawaiian Electric Company, Maui Electric Company and Hawaii Electric Light Company). Additional credited service of up to eight months is used to calculate benefits for participants who retire at age 55 or later with respect to unused sick leave from the current year and prior two years. Credited service is also granted to disabled participants who are vested at the time of disability for the period of disability. The normal form of benefit is a joint and 50% survivor annuity for married participants and a single life annuity for unmarried participants. Other actuarially equivalent optional forms of benefit are also available. Participants who qualify to receive benefits immediately upon termination may also elect a single sum distribution of up to $50,000 with the remaining benefit payable as an annuity. At early retirement, the single sum distribution option is not actuarially equivalent to the other forms of benefit. Retirement benefits are increased by an amount equal to approximately 1.4% of the initial benefit every twelve months following retirement. The plan provides benefits at early retirement (prior to age 65), normal retirement (age 65), deferred retirement (over age 65) and death. Early retirement benefits are available for participants who meet the age and service requirements at ages 50-64. Early retirement benefits are reduced for participants who retire prior to age 60, based on the participant's age at the early retirement date. The accrued normal retirement benefit is reduced by an applicable percentage, which ranges from 30% for early retirement at age 50 to 1% at age 59. Accrued or earned benefits are not reduced for eligible employees who retire at age 60 and above. Ms. Lau and Mr. Harada are eligible for early retirement benefits under the HEI Retirement Plan. Messrs. Ajello, Richardson and Rosenblum are not eligible for early retirement benefits under the HEI Retirement Plan and have no vested interest in the amounts reported above.

  Future benefit accruals for all participants under the American Savings Bank Retirement Plan were frozen effective December 31, 2007. Credited service and compensation after December 31, 2007 will not be recognized in calculating retirement benefits under the American Savings Bank Retirement Plan. Normal retirement benefits under the frozen American Savings Bank Retirement Plan are calculated based on a formula of 1.5% × Credited Service to December 31, 2007 (maximum 35 years) × Final Average Compensation at December 31, 2007 (averaged over the highest paying five consecutive calendar years out of the last ten calendar years prior to 2008). Compensation is primarily gross earnings but excludes commissions, stock options and other equity compensation, long-term incentive plan payments, deferrals to and distributions from the American Savings Bank Select Deferred Compensation Plan and other "fringe benefits" as defined in the American Savings Bank Retirement Plan. Early retirement benefits are available for participants who meet the age and service requirements at ages 55-64, with a minimum of 10 years of service. Early retirement benefits are reduced for participants who retire prior to age 65, based on the participant's age at the early retirement date. The accrued normal retirement benefit is reduced by an applicable percentage which ranges from 59.8% for early retirement at age 55 to 2% at age 64. Ms. Lau is a participant in the frozen American Savings Bank Retirement Plan. At the time of her promotion to HEI President and Chief Executive Officer on May 2, 2006, her credited service under the American Savings Bank Retirement Plan was frozen and she resumed participation in the HEI Retirement Plan. Ms. Lau is eligible for early retirement under the American Savings Bank Retirement Plan. Mr. Schools was not a participant in the plan at the time it was frozen and is not entitled to any benefits under this plan.

(2)
The HEI Supplemental Executive Retirement Plan was frozen effective December 31, 2008. Benefits under the HEI Supplemental Executive Retirement Plan are determined based on a formula of 2.04% × Credited Service to December 31, 2008 (maximum 60%) × Final Average Compensation at December 31, 2008 (average monthly base salary plus annual executive incentive awards for the three highest calendar years out of the last sixty months prior to 2009). Benefits are reduced by benefits payable by the HEI Retirement Plan, American Savings Bank Retirement Plan, American Savings Bank Supplemental Executive Retirement, Disability and Death Benefit Plan and social security. Early retirement and death benefits similar to those available under the HEI Retirement Plan are available under the HEI Supplemental Executive Retirement Plan. Ms. Lau is eligible for early retirement benefits under the HEI Supplemental Executive Retirement Plan based on 25 years and 3 months of actual service with all HEI affiliated companies as of December 31, 2009. Upon her retirement, Ms. Lau's benefits from this plan will be based upon benefits earned through December 31, 2008.

(3)
Benefits under the HEI Excess Pay Plan are determined using the same formula as the HEI Retirement Plan, but are not subject to the Internal Revenue Code limits on the amount of annual compensation that can be used for calculating benefits under qualified retirement plans ($245,000 in 2009 as indexed for inflation) and on the amount of annual benefits that can be paid from qualified retirement plans (the lesser of $195,000 in 2009 as indexed for inflation, or the participant's highest average compensation over three years). Benefits payable under the HEI Excess Pay Plan are reduced by the benefit payable from the HEI Retirement Plan. Early retirement, death benefits and vesting provisions are similar to the HEI Retirement Plan. As of December 31, 2009, all of the named executive officers except for Mr. Schools were participants in the plan. Ms. Lau became a participant in this plan effective January 1, 2009. In its meeting on November 7, 2008, the Compensation Committee approved the inclusion of Mr. Harada's $15,000 per month bonus that he received from February 1, 2008 to January 25, 2009 as HEI Acting Financial Vice President, Treasurer and Chief Financial Officer, as part of his final average compensation for determination of his benefits under the HEI Excess Pay Plan. On November 16, 2009, the HEI Board approved an Addendum to the HEI Excess Pay Plan that granted Mr. Rosenblum an additional two years of service and two years added to his age to be applied in the calculation of his benefit under the HEI Excess Pay Plan, which was estimated to increase the annual cost of the HEI Excess Pay Plan by approximately $38,000. Ms. Lau and Mr. Harada are eligible for early retirement benefits under the HEI Excess Pay Plan. Messrs. Ajello, Richardson and Rosenblum are not eligible for early retirement benefits under the HEI Excess Pay Plan and have no vested interest in the amounts reported above.

(4)
Ms. Lau and Messrs. Ajello, Harada, Richardson and Rosenblum are covered by the Executive Death Benefit Plan of HEI and Participating Subsidiaries. The plan provides death benefits equal to two times the executive's base salary if the executive dies while actively employed or, if disabled, dies prior to age 65, and one times the executive's base salary if the executive dies following retirement. Death benefits are grossed up by the amount necessary to pay income taxes on the grossed up benefit amount as an equivalent to the exempt status of death benefits paid from a life insurance policy. The Executive Death Benefit Plan of HEI and Participating Subsidiaries was amended effective September 9, 2009 to not accept new participants and freeze the benefit for existing participants. Under the amendment, death benefits including the grossed up amount will be paid based on salaries as of September 9, 2009. Benefits payable to the beneficiaries of Ms. Lau and Messrs. Ajello, Harada, Richardson and Rosenblum are equal to two times the respective executive's base salary as of September 9, 2009 if the executive dies while actively employed, or if the executive has become disabled and dies prior to age 65.

(5)
The American Savings Bank Supplemental Executive Retirement, Disability, and Death Benefit Plan was frozen effective December 31, 2008. Benefits under the American Savings Bank Supplemental Executive Retirement, Disability, and Death Benefit Plan are determined based on a formula of 60% × Final Average Compensation (averaged over the highest paying five consecutive calendar years out of the last ten calendar years prior to 2009) × Years of Service to December 31, 2008 (maximum 20) divided by 20. Compensation used to calculate this benefit is the same as compensation used to calculate benefits under the American Savings Bank Retirement Plan, with several exceptions. Compensation is further reduced by 50% of the participant's bonuses paid under the Hawaiian Electric Industries, Inc. Executive Incentive Compensation Plan and American Savings Bank Performance Bonus Plan. In addition, elective deferrals to the American Savings Bank Select Deferred Compensation Plan are included. American Savings Bank Supplemental Executive Retirement, Disability, and Death Benefit Plan benefits are reduced by social security, the benefit payable under the frozen American Savings Bank Retirement Plan, and the equivalent single life annuity value of the bank's matching and discretionary, nonelective contributions to the HEI Retirement Savings Plan and American Savings Bank 401(k) Plan, together with any earnings thereon. Early retirement benefits similar to the American Savings Bank Retirement Plan are provided, as well as death and disability benefits. Mr. Schools was a participant in the American Savings Bank Supplemental Executive Retirement, Disability, and Death Benefit Plan with benefits accrued to December 31, 2008. The present value of Mr. Schools' frozen accrued benefit was paid to him in February 2009 in a lump sum of $19,767, which was the value of his benefit at the time of payment, and he will have no further rights under this plan.

(6)
The present value of accumulated benefits for the named executive officers included in the 2009 Pension Benefits table was determined based on the following:

  Methodology: The present values are calculated as of December 31, 2009 based on the credited service and pay of the named executive officer as of such date (or the date of benefit freeze, if earlier).

  Assumptions:

  a.
  Discount Rate—The discount rate is the interest rate used to discount future benefit payments in order to reflect the time value of money. The discount rate used in the present value calculations (for the named executive officers other than Mr. Schools) is 6.5% as of December 31, 2009. The discount rate used in the present value calculation for Mr. Schools is the minimum present value segment rates under Internal Revenue Code Section 417(e)(3) for the 2009 plan year based on a September look-back month.

  b.
  Mortality Table—The RP-2000 Mortality Table (separate male and female rates) projected to the date of determination with Scale AA is used to discount future pension benefit payments (for the named executive officers other than Mr. Schools) in order to reflect the probability of survival to any given future date. The mortality table that is used for minimum present values under Internal Revenue Code Section 417(e)(3) as described in Internal Revenue Service Notice 2008-85 is used to discount future pension benefit payments for Mr. Schools in order to reflect the probability of survival to any given future date. For the calculation of the executive death benefit present values, the mortality table rates are multiplied by the death benefit to capture the death benefit payments assumed to occur at all future dates. For the named executive officers except Mr. Schools, mortality is applied post-retirement only.

  c.
  Retirement Age—Each named executive officer is assumed to remain in active employment until, and (for each named executive officer other than Mr. Schools) assumed to retire at, the earliest age when unreduced pension benefits would be payable, but no earlier than attained age as of December 31, 2009. Mr. Schools' present value of pension benefits was valued as the equivalent cash-out amount of his frozen accrued normal retirement benefit payable under the terms of the plan. Mr. Rosenblum was granted an additional two years of service and two years added to his age to be applied in the calculation of his benefit under the HEI Excess Pay Plan.

  d.
  Pre-Retirement Decrements—Pre-retirement decrements refer to events that could occur between the measurement date and the retirement age (such as withdrawal, early retirement and death) that would impact the present value of benefits. No pre-retirement decrements are assumed in the calculation of pension benefit table present values for the named executive officers (other than Mr. Schools). Pre-retirement death decrements are inherent in the assumptions prescribed for calculating Mr. Schools' cash-out value. Pre-retirement decrements are assumed for financial statement purposes.

  e.
  Unused Sick Leave—Each named executive officer in the HEI Retirement Plan (which does not cover Mr. Schools) is assumed to have accumulated 1,160 unused sick leave hours at retirement age.

Nonqualified Deferred Compensation

2009 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings/ (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Constance H. Lau (1)	—	—	51,323	—	216,539
James A. Ajello	—	—	—	—	—
Curtis Y. Harada	—	—	—	—	—
Chester A. Richardson	—	—	—	—	—
Richard M. Rosenblum	—	—	—	—	—
Timothy K. Schools	—	—	—	—	—

(1)
While employed by American Savings Bank, Ms. Lau was eligible to defer compensation under the American Savings Bank Select Deferred Compensation Plan, a contributory nonqualified deferred compensation plan. She elected to defer $100,000 each year from bonuses awarded to her in 2004 and 2005. These amounts are reflected in the "Aggregate Balance at Last FYE" column of the 2009 Nonqualified Deferred Compensation table above and were previously reported as compensation to Ms. Lau in the 2004 and 2005 Summary Compensation Tables in the proxy statements for the applicable years. Since 2008 she no longer earns any compensation from American Savings Bank that could be deferred to the plan. The American Savings Bank Deferred Compensation Plan allows a select group of American Savings Bank management employees to defer up to 100% of current salary, bonus or commissions. The deferred amounts are credited with gains/losses of deemed investments chosen by the participant from a designated list of publicly traded mutual funds and other investment offerings. Earnings are not above-market or preferential and therefore are not included in the 2009 Summary Compensation Table above. Under the plan, a participant can receive an interim distribution of his or her account while actively employed, but no earlier than the first day of the fourth plan year following the effective date of the initial election to defer. A participant may also request a withdrawal of a certain portion of his or her account to the extent needed to satisfy an unforeseeable emergency, subject to approval by the Total Compensation Administrative Committee, which is composed of members of senior management. The distribution of accounts from the plan is triggered by disability, death or separation from service (including retirement). Upon disability or separation from service other than retirement, the entire account of the participant will be paid out in one lump sum, generally within 30 days according to the participant's distribution elections for each year of deferral. A participant's elections can provide for payment either in a lump sum or in substantially equal annual payments spread over a period not to exceed 15 years. Ms. Lau has elected to take distributions upon retirement in 15 annual payments with respect to her current balances.

Potential Payments Upon Termination or Change in Control

        The table below shows the amount of potential payments to each named executive officer in the event of retirement, voluntary termination, termination for cause, termination without cause and a qualifying termination following a change in control, assuming termination occurred on December 31, 2009. The amounts listed below are estimates; actual amounts to be paid would depend on the actual date of termination and circumstances existing at that time. The amounts shown below for payments made upon a qualifying termination of employment after a change in control were estimated in accordance with the terms of the current change-in-control agreements effective January 1, 2009 as if a change in control occurred on December 31, 2009.

2009 TERMINATION/CHANGE-IN-CONTROL PAYMENT TABLE

Name/ Benefit Plan or Program	Retirement on 12/31/09 ($) (1)	Voluntary Termination on 12/31/09 ($) (2)	Termination for Cause on 12/31/09 ($) (3)	Termination without Cause on 12/31/09 ($) (4)	Qualifying Termination after Change in Control on 12/31/09 ($) (5)
Constance H. Lau
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	1,118,454	—	—	—	—
Restricted Stock and Restricted Stock Units (8)	180,263	—	—	886,224	—
Preferential Mortgage Loan Interest (9)	26,506	—	—	—	—
Change-in-Control Agreement	—	—	—	—	4,918,593

TOTAL	1,325,223	—	—	886,224	4,918,593

James A. Ajello
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	—	—	—	—	—
Restricted Stock and Restricted Stock Units (8)	—	—	—	—	—
Special Severance Payment (10)	—	—	—	604,814	—
Change-in-Control Agreement	—	—	—	—	1,899,684

TOTAL	—	—	—	604,814	1,899,684

Curtis Y. Harada
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	106,639	—	—	—	—
Restricted Stock and Restricted Stock Units (8)	7,838	—	—	75,189	—
Change-in-Control Agreement	—	—	—	—	925,035

TOTAL	114,477	—	—	75,189	925,035

Name/ Benefit Plan or Program	Retirement on 12/31/09 ($) (1)	Voluntary Termination on 12/31/09 ($) (2)	Termination for Cause on 12/31/09 ($) (3)	Termination without Cause on 12/31/09 ($) (4)	Qualifying Termination after Change in Control on 12/31/09 ($) (5)
Chester A. Richardson
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	—	—	—	—	—
Restricted Stock and Restricted Stock Units (8)	—	—	—	47,198	—
Change-in-Control Agreement	—	—	—	—	1,075,688

TOTAL	—	—	—	47,198	1,075,688

Richard M. Rosenblum
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	—	—	—	—	—
Restricted Stock and Restricted Stock Units (8)	—	—	—	—	—
Special Severance Payment (10)	—	—	—	825,378	—
Change-in-Control Agreement	—	—	—	—	2,700,000

TOTAL	—	—	—	825,378	2,700,000

Timothy K. Schools (10)
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	—	—	—	—	—
Restricted Stock and Restricted Stock Units (8)	—	—	—	69,513	—
Preferential Mortgage Loan Interest	—	—	—	—	—
Change-in-Control Agreement	—	—	—	—	2,278,598

TOTAL	—	—	—	69,513	2,278,598

Note: All stock-based award amounts were valued using the 2009 year-end closing price of HEI Common Stock of $20.90 per share. Other benefits that are available to all employees on a nondiscriminatory basis and perquisites aggregating less than $10,000 in value have not been listed.

(1)
Pension and Deferred Compensation Benefits.    In addition to the payments presented above, retired executives are entitled to receive their vested pension and deferred compensation benefits under all termination scenarios. See the 2009 Pension Benefits table and 2009 Nonqualified Deferred Compensation table and related notes above.

(2)
Voluntary Termination Payments and Benefits.    The amounts shown are benefits available to the named executive officers on December 31, 2009.

(3)
Termination for Cause Payments and Benefits.    If the executive is terminated for cause, he or she could lose any annual or long-term incentives based upon the Compensation Committee's right to amend, suspend or terminate the incentive awards or any portion of it at any time. "Cause" generally means a violation of the HEI Corporate Code of Conduct. Termination for cause results in the forfeiture of all vested nonqualified stock options and stock appreciation rights and related dividend equivalents, unvested restricted stock, unvested restricted stock units and participation in incentive plans. The executive's participation in the change-in-control agreement would also end and the executive's benefit from the nonqualified retirement plans would be forfeited.

(4)
Termination without Cause Payments and Benefits.    If the executive is terminated without cause, he or she could lose any annual or long-term incentives based upon the Compensation Committee's right to amend, suspend or terminate any incentive award or any portion of it at any time. Termination without cause results in the pro-rata vesting of restricted stock (based on service to date compared to original vesting period) and forfeiture of unvested restricted stock units. In the case of nonqualified stock options and stock appreciation rights, the executive has one year in which to exercise.

(5)
Change-in-Control Payments and Benefits.    "Change in control" as defined under the change-in-control agreements and the 1987 Stock Option and Incentive Plan generally means a change in ownership of HEI, a substantial change in the voting power of HEI's securities or a change in the majority of the composition of the Board following the consummation of a merger, tender offer or similar transaction. Mr. Schools' change-in-control agreement defines "change in control" to also mean a sale of American Savings Bank or a similar transaction. Mr. Rosenblum's change-in-control agreement defines "change in control" to also mean a sale of Hawaiian Electric Company or a similar transaction. There are no gross-ups in the change-in-control agreements given to the named executive officers and aggregate payments under the agreements are limited to the maximum amount deductible under Section 280G of the Internal Revenue Code. The change-in-control agreements are also double trigger, meaning that severance payments are made only if a change in control occurs and the named executive officer also loses his or her job under the qualifying circumstances described in his or her change-in-control agreement. Ms. Lau and Mr. Schools each have a lump sum severance multiplier of three times, Messrs. Ajello, Richardson and Rosenblum have a lump sum severance multiplier of two times and Mr. Harada has a lump sum severance multiplier of one time applied to the sum of the executive's base salary and annual bonus (determined to be the greater of the current target bonus or the largest actual bonus during the preceding three years).

In addition, executives would receive continued life, disability, dental, accident and health insurance benefits for the severance period (the number of years equal to the applicable severance multiplier). Executives would receive a lump sum payment equal to the present value of the additional benefit the executives would have earned under their respective retirement and savings plans during the severance period. Executives would also receive the greater of current target or actual projected short- and long-term incentive bonuses, prorated if termination occurs during the first half of the applicable performance period and the full aggregate value if termination occurs after the end of the first half of the applicable performance period. Any unvested restricted stock and restricted stock units will become vested and free of restrictions upon a change in control. For all of the named executive officers except Mr. Schools, additional age and service credit is received for the severance period for purposes of determining retiree welfare benefit eligibility; however, American Savings Bank does not have a post-retirement medical benefits plan and Mr. Schools will not participate in this benefit. Executives would receive financial, tax planning and outplacement services, capped at 15% of annual base salary. Payment would generally be delayed for six months following termination of employment to the extent required to avoid an additional tax under Section 409A of the Internal Revenue Code. Interest would accrue during the six-month delay period at the prevailing six-month certificate of deposit rate and payments would be set aside during that period in a grantor ("rabbi") trust.

Other benefits are provided to the executives upon a change in control under the 1987 Stock Option and Incentive Plan, as described below. All such severance and benefit payments under the change-in-control agreements are limited to the maximum amount deductible under Section 280G of the Internal Revenue Code, and to the extent necessary to make such payments deductible, the severance and benefit payments may be reduced.

(6)
Executive Incentive Compensation Plan.    Upon death, disability or retirement, executives continue to participate in the annual incentive compensation plan on a pro-rata basis if the executive has served a minimum of nine months during the annual performance period, with payment to be made at the end of the annual incentive plan cycle if the applicable performance goals are achieved, using the executive's annual base salary at the time of termination. In termination scenarios other than a change in control, participants who terminate for other reasons during the plan cycle forfeit any accrued annual incentive award. Annual incentive compensation payments in the event of a change in control are described in footnote 5 above and quantified as part of the Change-in-Control Agreement payment in the table above.

(7)
Long-Term Incentive Plan.    Upon death, disability or retirement, executives continue to participate in each on-going long-term incentive plan cycle on a pro-rata basis if the executive has served a minimum of twelve months during the three-year performance period, with payment to be made at the end of the three-year cycle if performance goals are achieved, using the executive's annual base salary at the time of termination. The amounts are estimates at target range for goals achievable for all applicable plan years, prorated based upon service through December 31, 2009; actual payouts will depend upon performance achieved at the end of the plan cycle. In termination scenarios other than a change in control, participants who terminate during the plan cycle for reasons other than death, disability or retirement forfeit any accrued long-term incentive award. Long-term incentive compensation payments in the event of a change in control are described in footnote 5 above and quantified as part of the Change-in-Control Agreement payment in the table above.

(8)
Restricted Stock and Restricted Stock Unit Awards.    Restricted stock vests on a pro-rata basis (based on service to date compared to the original vesting period) upon termination without cause and becomes fully vested upon a change in control. For all other termination events, the unvested restricted stock is forfeited. Restricted stock units vest on a pro-rata basis (based on completed quarters of service over the original vesting period) upon termination due to death, disability or retirement. For all other termination events, the unvested restricted stock units are forfeited. The amount shown is based on the 2009 year-end closing price of vested shares. Restricted stock and restricted stock unit severance payments in the event of a change in control are described in footnote 5 above and have been quantified as part of the Change-in-Control Agreement payment in the table above.

(9)
Preferential Mortgage Loan Interest.    Upon retirement, the preferential interest rates for Ms. Lau continue. The value of her preferential rate mortgage loans for 2009 (calculated as the difference between the preferential rate and the market rate at the time the loan was first made) is reflected in the "Retirement on 12/31/09" column of the table above. In other termination scenarios, the interest rate would reset to the market rate at the time the loan was originally funded or, if applicable, the market rate in effect at the later of the time when the loan was last refinanced or modified in interest rate or term.

(10)
Special Arrangements.    As part of their employment offers, Messrs. Ajello and Rosenblum have special severance agreements where in the event that their employment is terminated without cause on or before the third anniversary of their date of hire, they would be paid a declining portion of their annual base salary and any target bonus amount for the Executive Incentive Compensation Plan. If their employment is terminated on or before the first anniversary of employment, they will receive 18 months of salary and any target annual bonus. If their employment is terminated after their first anniversary and on or before their second anniversary of employment, they will receive 12 months of salary and any target annual bonus. If their employment is terminated after their second anniversary and on or before their third anniversary of employment, they will receive 6 months of salary and any target annual bonus. Any limitations on the amount of severance under the plan would not apply. After their third year of employment, they will be eligible for severance under the standard terms of the Severance Pay Plan.

  For purposes of retention of Mr. Schools, American Savings Bank agreed to purchase his residence in Honolulu on or before the earlier of June 30, 2011 or his termination as an employee of American Savings Bank, provided that he remains employed at American Savings Bank in his current capacity through December 31, 2010 or such earlier date as the company may determine in its sole discretion; and he is not terminated for cause. If such purchase were to occur, American Savings Bank would pay Mr. Schools his original purchase price of $3.635 million for the residence less normal selling costs borne by the seller (including brokers' commissions). This agreement does not apply if Mr. Schools remains in Hawaii for any reason other than his employment at American Savings Bank.

Director Compensation

How is director compensation determined?

        The Board believes that a competitive package is necessary to attract and retain individuals with the experience, skills and qualifications needed for the challenging role of serving as a director of a publicly traded company with a unique blend of highly regulated industries. The Board chooses to compensate nonemployee directors using a mix of cash and HEI Common Stock to allow for an appropriate level of compensation for services, including stock awards that will align the interests of directors with HEI shareholders. Only nonemployee directors are compensated for their service as directors. Ms. Lau, who is the only employee director, does not receive separate or additional compensation for serving as a director.

        The Compensation Committee recommends nonemployee director compensation to the Board. In 2007, the committee asked Towers Watson to conduct a review of HEI's nonemployee director compensation practices. Towers Watson assessed the structure of HEI's nonemployee director compensation program and its value compared to competitive market practices of financial services and utility peer companies, similar to those used in its executive compensation review. The 2007 analysis took into consideration the duties and scope of responsibilities of directors, especially in light of HEI's unique business and regulatory structure. The Compensation Committee reviewed the analysis in determining its recommendations to the Board concerning the appropriate nonemployee director compensation, including cash retainers, stock awards and meeting fees. In its meeting on May 3, 2007, the Board approved the Compensation Committee's recommendations on nonemployee director compensation. Although Ms. Lau is a member of the HEI Board, she did not participate in the determination of nonemployee director compensation. There were no increases to the standard director retainer or meeting fees in 2009.

  Retainer

        The following is the annual retainer schedule for nonemployee directors of HEI and subsidiary companies paid in quarterly installments. Nonemployee directors of HEI who also serve on Board committees, or as directors on subsidiary company boards and committees, receive additional fees for service on such boards or committees as indicated below.

HEI Nonexecutive Chairman of the Board	$250,000
HEI Director	40,000
HEI Audit Committee Chair	15,000
HEI Compensation Committee Chair	10,000
HEI Nominating and Corporate Governance Committee Chair	5,000
HEI Audit Committee Member	6,000
HEI Compensation Committee Member	4,000
HEI Nominating and Corporate Governance Committee Member	4,000
American Savings Bank Director	25,000
Hawaiian Electric Company Director	25,000
American Savings Bank Audit Committee Chair	12,500
Hawaiian Electric Company Audit Committee Chair	10,000
American Savings Bank Audit Committee Member	5,000
Hawaiian Electric Company Audit Committee Member	4,000

  Meeting Fees

        Nonemployee directors of HEI and its subsidiary boards and committees are also entitled to earn meeting fees for each meeting attended after the minimum number of meetings specified below.

HEI Audit Committee Member	$1,250 per meeting after 8 meetings
American Savings Bank Audit Committee Member	$1,000 per meeting after 8 meetings
Hawaiian Electric Company Audit Committee Member	$750 per meeting after 8 meetings
HEI Nominating and Corporate Governance Committee Member	$500 per meeting after 6 meetings
HEI Compensation Committee Member	$500 per meeting after 6 meetings

        Until January 2009, nonemployee directors on the American Savings Bank Compliance Committee were entitled to receive a meeting fee of $1,000 for each meeting attended. The American Savings Bank Compliance Committee was dissolved in January 2009 and did not hold any meetings in 2009.

        Until June 2009, nonemployee directors of HEI who served on the boards of Hawaii Electric Light Company and Maui Electric Company, which are both Hawaiian Electric Company subsidiaries, were entitled to a meeting fee of $500 for each meeting attended. Mr. Taniguchi was the only nonemployee director of HEI who served on these subsidiary boards. He resigned from these boards in June 2009. The members of these subsidiary boards are now composed entirely of officers of HEI and/or its subsidiaries, who are not compensated for their service as directors.

  Stock Awards

        For 2009, each HEI nonemployee director received 1,800 shares of HEI Common Stock, which is granted annually for the purpose of further aligning directors' and shareholders' interests. Stock grants to nonemployee directors are made annually on the last business day in June.

        Retirement Benefit.    Pursuant to the termination of the HEI Nonemployee Director Plan on December 17, 1996, previously retired directors continue to receive benefits in accordance with the terms of the plan. Upon their retirement from service as a director, Mr. Myers and Ms. Plotts are eligible to receive benefits from the plan in an annual amount of $15,000, paid quarterly, for a period equal to the number of years of their active service through December 31, 1996 (7 years for Mr. Myers and 10 years for Ms. Plotts). All benefits payable under the plan, whether commenced or not, cease upon the death of the nonemployee director.

        Deferred Compensation.    Nonemployee directors may elect to participate in the HEI Nonemployee Directors' Deferred Compensation Plan, which allows any nonemployee director to defer compensation from HEI for service as a director. The plan allows for either lump sum or installment distributions upon the retirement of the director. Upon the death of the director, the balance of the deferred account will be distributed in a lump sum to a designated beneficiary.

        Perquisites—Preferential Rate Loans.    Under a program for American Savings Bank directors that has been discontinued since June 30, 2006, certain HEI directors were eligible to receive preferential rate mortgage loans because they were American Savings Bank directors at the time. When this program was discontinued, their existing loans were grandfathered. Information regarding the grandfathered loans to nonemployee directors Messrs. Gushman, Li and Watanabe and Mses. Daniel and Plotts is included under "Other Relationships and Related Person Transactions—Are there any related person transactions with HEI or its subsidiaries?" below. The loan to Dr. Li was fully repaid in February 2009.

        Perquisites—Health Benefits.    Directors, at their election and at their cost, may participate in the group employee medical, vision and dental plans generally made available to HEI, Hawaiian Electric Company or American Savings Bank employees. Mr. Gushman participates in this program, but, since he pays all of the premiums, no aggregate incremental cost is attributed to HEI.

Director Compensation Table

        The table below shows compensation to the HEI nonemployee directors in 2009.

2009 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (4)	Total ($)
Don E. Carroll	74,000	34,236	—	—	—		—	108,236
Shirley J. Daniel	71,000	34,236	—	—	—		27,797	133,033
Thomas B. Fargo	85,000	34,236	—	—	—		—	119,236
Richard W. Gushman, II	74,000	34,236	—	—	—		62,869	171,105
Victor H. Li	69,000	34,236	—	—	—		—	103,236
A. Maurice Myers	54,417	34,236	—	—	3,970	(3)	—	92,623
Diane J. Plotts	96,500	34,236	—	—	—	(3)	13,453	144,189
James K. Scott	75,000	34,236	—	—	—		—	109,236
Kelvin H. Taketa	70,000	34,236	—	—	—		—	104,236
Barry K. Taniguchi	107,000	34,236	—	—	—		—	141,236
Jeffrey N. Watanabe	345,000	34,236	—	—	—		20,288	399,524

(1)
See detail of cash retainers for board and committee service below.

(2)
Represents the value of unrestricted HEI Common Stock determined by reference to the average of the high and low sales prices of $19.02 per share on the New York Stock Exchange on the date of issuance. Each nonemployee director of HEI received an annual grant of 1,800 shares of HEI Common Stock in June 2009. Nonemployee directors of HEI do not receive any restricted stock, restricted stock units or stock option awards.

(3)
Pension benefits for Mr. Myers and Ms. Plotts were frozen in 1996, when the HEI Nonemployee Director Plan was terminated. Accordingly, they no longer receive credit for their active service after 1996. For Ms. Plotts, the change in the value of her accumulated pension benefits from December 31, 2008 to December 31, 2009 was a negative $663. For both Mr. Myers and Ms. Plotts, the change in pension value reflects only their respective ages and changes in actuarial factors, such as discount rate and mortality assumptions.

(4)
Represents the difference between the market interest rate at the time of the original loan and the preferential interest rate on loans by American Savings Bank to Messrs. Gushman and Watanabe and Mses. Daniel and Plotts. Each of these loans was made prior to 2006, when American Savings Bank established a policy to not extend preferential rate loans to directors. Preferential rate loans to directors that existed at the time this policy was established in 2006 were grandfathered.

        The table below shows cash retainers paid to HEI nonemployee directors in 2009 for each board and committee (including subsidiary boards and committees) on which each director served in 2009 and for service as the nonexecutive HEI Chairman in 2009.

Name	HEI Board Retainer ($)	HEI Comm. Retainer ($)	HEI Chairman of the Board Retainer ($)	HECO Board Retainer ($)	HECO Audit Comm. Retainer ($)	HELCO Board Meeting Fee ($)	MECO Board Meeting Fee ($)	ASB Board Retainer ($)	ASB Audit Comm. Retainer ($)	Total (1) ($)
Don E. Carroll	40,000	4,000	—	—	—	—	—	25,000	5,000	74,000
Shirley J. Daniel	40,000	6,000	—	—	—	—	—	25,000	—	71,000
Thomas B. Fargo	40,000	16,000	—	25,000	4,000	—	—	—	—	85,000
Richard W. Gushman	40,000	4,000	—	—	—	—	—	25,000	5,000	74,000
Victor H. Li	40,000	4,000	—	—	—	—	—	25,000	—	69,000
A. Maurice Myers (2)	40,000	4,000	—	10,417	—	—	—	—	—	54,417
Diane J. Plotts	40,000	19,000	—	—	—	—	—	25,000	12,500	96,500
James K. Scott	40,000	10,000	—	—	—	—	—	25,000	—	75,000
Kelvin H. Taketa	40,000	5,000	—	25,000	—	—	—	—	—	70,000
Barry K. Taniguchi	40,000	6,000	—	25,000	10,000	500	500	25,000	—	107,000
Jeffrey N. Watanabe	40,000	—	250,000	25,000	—	—	—	25,000	5,000	345,000

(1)
No additional committee meeting fees were paid in 2009.

(2)
Mr. Myers was elected to the Hawaiian Electric Company board of directors effective August 6, 2009.

Stock Ownership Information

Security Ownership of Certain Beneficial Owners

        The table below shows the number of shares of HEI Common Stock beneficially owned as of February 8, 2010 (or such other date as indicated below) by (a) each person known by HEI to own beneficially more than five percent of the outstanding shares of HEI Common Stock, (b) each director, nominee for director and named executive officer (as listed in the 2009 Summary Compensation Table above and (c) all directors and executive officers as a group, based in part on information furnished by the respective shareholders. No HEI directors, executive officers or named executive officers own any shares of Preferred Stock of HEI's wholly owned subsidiary, Hawaiian Electric Company.

Amount and Nature of Beneficial Ownership of HEI Common Stock

Name of Individual or Group	Sole Voting or Investment Power (2)	Shared Voting or Investment Power (3)	Other Beneficial Ownership (4)	Stock Options/ Restricted Stock Units (5)	Total	Percent of Class

BlackRock, Inc. (1)	4,800,957	—	—	—	4,800,957	5.22%
Nonemployee directors
Don E. Carroll	24,330	—	—	—	24,330	*
Shirley J. Daniel	14,735	—	—	—	14,735	*
Thomas B. Fargo	12,067	—	—	—	12,067	*
Richard W. Gushman, II	13,383	—	—	—	13,383	*
Victor H. Li	4,051	11,204	536	—	15,791	*
A. Maurice Myers	37,419	—	—	—	37,419	*
Diane J. Plotts	18,680	—	—	—	18,680	*
James K. Scott	19,869	—	—	—	19,869	*
Kelvin H. Taketa	17,704	—	—	—	17,704	*
Barry K. Taniguchi	—	22,627	—	—	22,627	*
Jeffrey N. Watanabe	34,456	—	4	—	34,460	*
Employee director and Named Executive Officer
Constance H. Lau	177,292	—	7,202	224,136	408,630	*
Other Named Executive Officers
James A. Ajello	—	—	—	—	—	*
Curtis Y. Harada	5,602	—	—	469	6,071	*
Chester A. Richardson	7,554	—	—	—	7,554	*
Richard M. Rosenblum	700	—	—	—	700	*
Timothy K. Schools	7,000	—	—	—	7,000	*
All directors and executive officers as a group (16 persons) (5)	389,240	33,831	7,742	224,136	654,949	*

(1)
Based solely on information provided in a Schedule 13G report filed by BlackRock, Inc., 40 East 52nd Street, New York, New York 10022, on January 29, 2010.

(2)
Includes the following shares held as of February 8, 2010 in the form of stock units in the HEI Common Stock fund pursuant to the HEI Retirement Savings Plan: approximately 80 shares for Ms. Lau. The value of a unit is measured by the closing price of HEI Common Stock on the measurement date. Also includes the following unvested restricted shares over which the holders have sole voting but no investment power until the restrictions lapse: approximately 55,000 shares for Ms. Lau, 5,000 shares for Mr. Harada, 4,500 shares for Mr. Richardson, 7,000 shares for Mr. Schools and 66,500 shares for all directors and executive officers as a group.

(3)
Shares registered in name of the individual and spouse.

(4)
Shares owned by spouse, children or other relatives sharing the home of the director or officer in which the director or officer disclaims personal interest.

(5)
Includes the number of shares that the individuals named above had a right to acquire as of or within 60 days after February 8, 2010 pursuant to (i) stock options and related dividend equivalent rights thereon and (ii) restricted stock units upon retirement. These shares are included for purposes of calculating the percentage ownership of each individual named above and all directors and executive officers as a group, but are not deemed to be outstanding as to any other person. This column does not include any shares subject to stock appreciation rights and the related dividend equivalent rights held by Ms. Lau and Mr. Harada. As of February 8, 2010, these persons held a total of 120,000 stock appreciation rights (granted in 2004 and 2005) and 1,831 dividend equivalent rights, which have vested as of February 8, 2010 or will vest within 60 days after February 8, 2010. Upon exercise of a stock appreciation right, the holder will receive the number of shares of HEI Common Stock that has a total value equivalent to the difference between the exercise price of the stock appreciation right and the fair market value of HEI Common Stock on the date of exercise, which is defined in the grant agreement as the average of the high and low sales prices on the NYSE on that date. As of February 8, 2010, the fair market value of HEI Common Stock as defined in the grant agreement was $18.945 per share, which is lower than the exercise price of all of the stock appreciation rights held by Ms. Lau and Mr. Harada on February 8, 2010. Thus, as of February 8, 2010, no shares would be issuable under these stock appreciation rights. If the market value of HEI Common Stock increases to a sufficient level (above $26.02 in the case of stock appreciation rights granted in 2004 and above $26.18 in the case of stock appreciation rights granted in 2005), then shares could be issued under these stock appreciation rights within 60 days after February 8, 2010, but the number of shares that could be acquired in such event cannot be determined because it would depend on the fair market value of HEI Common Stock, as defined in the grant agreement, on the date of exercise. No nonemployee director or other current or former executive officers have received any stock appreciation rights.

*
Less than 1% and no shares were pledged as security.

Does HEI have stock ownership and retention guidelines for directors and officers?

        In 2003, the Board adopted stock ownership and retention guidelines for HEI's directors, executive officers and controller. Each officer and director subject to the guidelines has until January 1 of the year following the fifth anniversary of the later of (i) amendment to the guidelines affecting his or her specified level of stock ownership or (ii) his or her first becoming subject to the guidelines to achieve the specified level of stock ownership (compliance date). In 2009, the Board increased the specified level of stock ownership guidelines for the HEI President and Chief Executive Officer to five times (from two and a half times) her base salary. For other directors and officers, stock ownership guideline targets are: (1) Chairman of the Board—1 times Chairman's annual cash retainer, (2) other directors—5 times annual Board and Board committee cash retainer and (3) other officers subject to the guidelines—1.5 times annual base salary. As of January 1, 2010, each director who has reached his or her initial compliance date had achieved his or her stock ownership target. Admiral Fargo will reach his initial compliance date on January 1, 2011. Messrs. Gushman and Richardson will reach their initial compliance dates on January 1, 2013. Mr. Schools will reach his initial compliance date on January 1, 2014. Ms. Lau and Messrs. Ajello, Rosenblum and Kostecki (who is HEI's controller) will reach their initial compliance dates on January 1, 2015.

        Prior to his or her initial compliance date, directors and officers subject to the stock ownership and retention guidelines must observe the following stock retention requirements: (i) HEI directors must retain all shares received under their annual stock retainer and (ii) HEI and subsidiary officers subject to the guidelines must retain all shares received in payout under the Long-Term Incentive Plan and 20% of shares received through the exercise of nonqualified stock options or stock appreciation rights or through the vesting of restricted stock or restricted stock units. The Compensation Committee has the authority to approve temporary hardship exceptions to these retention requirements.

 Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires HEI's executive officers, controller, directors and persons who own more than ten percent of a registered class of HEI's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Such reporting persons are also required by SEC regulations to furnish HEI with copies of all Section 16(a) forms they file. Based solely on its review of such forms provided to it, or written representations from some of those persons that no Forms 5 were required from such persons, HEI believes that its executive officers, controller, directors and persons who own more than ten percent of a registered class of HEI's equity securities complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 for 2009, except for Mr. Carroll, who inadvertently failed to report one transaction in a timely fashion, and Mr. Taketa, who inadvertently failed to report two transactions that occurred on the same date in a timely fashion. Each of these reports has now been filed.

Other Relationships and Related Person Transactions

Does HEI have a written related person transaction policy?

        The Board of Directors has adopted a written related person transaction policy that is separate from HEI's Corporate Code of Conduct. The related person transaction policy is specific to transactions between the company and related persons such as executive officers and directors, their immediate family members or entities with which they are affiliated in which the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. Under the policy, the Board, acting through the Nominating and Corporate Governance Committee, will approve a related person transaction involving a director if the Board determines in advance that the transaction is not inconsistent with the best interest of HEI and its shareholders. The Board, acting through the Audit Committee, will approve a related person transaction involving an officer if the Board determines in advance that the transaction is not in violation of HEI's Corporate Code of Conduct.

Are there any family relationships between any HEI executive officer, director and nominee for director?

        There are no family relationships between any HEI executive officer, director or nominee for director.

Are there any arrangements or understandings between any HEI director or director nominee and another person pursuant to which such director or director nominee was selected?

        There are no such arrangements or understandings.

Are there any related person transactions with HEI or its subsidiaries?

        HEI's subsidiary, American Savings Bank, no longer extends preferential rate loans to its directors and employees. Effective June 30, 2006, preferential rate loans that had already been extended to certain American Savings Bank directors who are also HEI directors were grandfathered and no future preferential rate loans to directors are allowed. Effective July 1, 2009, preferential rate loans that had already been extended to employees were grandfathered and no future preferential rate loans to employees are allowed.

        The table below shows the grandfathered preferential rate loans to the directors and officers listed below. Each loan was made in accordance with Regulation O of the Federal Reserve Board regarding loans to insiders. Dr. Li fully repaid his loan in February 2009.

Name	Largest Principal Amount Outstanding During 2009	Principal Amount Outstanding on 2/15/10	Amount of Principal Paid in 2009		Amount of Interest Paid in 2009	Type of Transaction	Average Interest Rate Charged (1)
Shirley J. Daniel	1,405,218	1,372,363	30,177		55,758	First Mortgage	4.000%
Richard W. Gushman, II	1,731,038	1,677,974	48,783		55,667	First Mortgage	3.250%
Constance H. Lau	750,122	724,011	24,024		19,455	First Mortgage	2.625%
Constance H. Lau	29,769	26,160	3,319		892	Second Mortgage	3.125%
Victor H. Li	324,465	0	325,181		1,133	First Mortgage	3.000%
Diane J. Plotts	408,748	294,708	12,918		10,603	First Mortgage	2.625%
Timothy K. Schools	2,908,000	2,908,000	0	(2)	185,385	First Mortgage	6.375%
Jeffrey N. Watanabe	501,732	480,913	19,128		18,547	First Mortgage	3.750%

(1)
The first mortgage rate is based on American Savings Bank's policy for employees and directors at the time the loan was made using a formula of .50% premium above the cost of funds or .50% premium above the Applicable Federal Rate established by the Internal Revenue Service, whichever is greater, except for Mr. Schools. Mr. Schools' first mortgage rate is 1.00% below the market rate at the time the loan was made. The second mortgage rate uses the same formula with a premium of 1.00%.

(2)
Interest-only for 10 years and amortizes for the remaining 20 years.

        American Savings Bank has made other loans and extensions of credit to directors and executive officers, members of their immediate families and entities with which the foregoing are affiliated. These loans and extensions of credit were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

        Until February 2010, American Savings Bank leased commercial space for one of its branches from Finance Enterprises, Ltd. and one of its wholly owned subsidiaries. Ms. Lau's husband, Russell J. Lau, is President, Chief Executive Officer and Director of Finance Enterprises, Ltd. and also owns an equity interest in that entity. Ms. Lau's father-in-law, Daniel B.T. Lau, is Chairman of the Board and Secretary of Finance Enterprises, Ltd. and also indirectly owns an equity interest in that entity through a family limited partnership (of which Ms. Lau is not a partner). The lease initially commenced in 1995 with other parties and the lessor and lessee obligations were subsequently assumed by Finance Enterprises, Ltd. and its wholly owned subsidiary jointly in 1996 and by American Savings Bank in 1997, until ownership of the property was transferred in February 2010 to an entity unaffiliated with Finance Enterprises, Ltd. or HEI or any of its subsidiaries. The assumption of the lease by American Savings Bank in 1997 occurred prior to the adoption of our related person transaction policy and has since been ratified by the Audit Committee. The transferee of the leased property and American Savings Bank continue to be party to the lease. Annual rent is approximately $224,000 and the lease is scheduled to expire in October 2010, subject to an option to extend the lease for five more years.

Compensation Committee Interlocks and Insider Participation

        Don E. Carroll, Thomas B. Fargo, Victor H. Li, A. Maurice Myers and Diane J. Plotts were members of the HEI Compensation Committee during 2009. Admiral Fargo served as Compensation Committee Chairperson.

        Dr. Li and Ms. Plotts received the preferential rate loans described above. Dr. Li fully repaid his loan in February 2009.

 Audit Committee Report

        The Audit Committee is responsible for providing independent, objective oversight of HEI's accounting functions and internal controls. It operates and acts under a written charter, which was adopted and approved by the committee and the HEI Board of Directors. The Board has determined that the five directors of the Audit Committee meet the independence and other qualification requirements of the New York Stock Exchange Listed Company Manual and applicable securities laws. Ms. Plotts, Dr. Daniel and Mr. Taniguchi have been determined by the Board of Directors to be the "audit committee financial experts" on the Audit Committee. In addition, the Audit Committee has authority to retain its own independent legal counsel and accounting advisers at HEI's expense.

        The Audit Committee assists the Board of Directors with its financial and risk oversight responsibilities. Management has the primary responsibility for HEI's consolidated financial statements and reporting process, including the systems of internal control. The independent registered public accounting firm has the responsibility for the independent audit of the consolidated financial statements and for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles.

        In connection with these responsibilities, the Audit Committee held four regular meetings in 2009. In these meetings with management and KPMG LLP, HEI's independent registered public accounting firm for 2009, the committee's review and discussion included the audited consolidated financial statements, audit plan and quality/adequacy of internal controls. The committee believes that management maintains effective systems of internal control that result in fairly presented consolidated financial statements. Discussions with KPMG LLP included the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which incorporates information regarding the scope and results of the audit.

Independent Registered Public Accounting Firm's Independence

        KPMG LLP provided the Audit Committee with written disclosures and a letter regarding its independence from management as required by professional standards and other regulatory requirements, including applicable requirements of the Public Company Accounting Oversight Board. Based on its review of the disclosure statements and discussions with KPMG LLP, the Audit Committee satisfied itself as to the independence of the external auditor.

Auditors' Fees

        The following table sets forth the fees paid or payable to KPMG LLP relating to the audit of the 2009 consolidated financial statements and fees for other professional services billed in 2009 with comparative amounts for 2008:

	2009		2008
	Fees	%	Fees	%
Audit fees (principally consisted of fees associated with the audit of HEI's, Hawaiian Electric Company's and American Savings Bank's consolidated financial statements and internal control over financial reporting (Sarbanes-Oxley Act of 2002, Section 404), quarterly reviews, issuances of letters to underwriters, statutory audits, review of registration statements and issuance of consents)	$1,652,000	94.3	$2,080,000	95.5
Audit-related fees (principally consisted of fees associated with the audit of the financial statements of certain employee benefit plans)	82,000	4.7	64,400	3.0
Tax fees (tax compliance services with respect to federal and state taxes)	17,713	1.0	32,500	1.5
All other fees	—	—	—	—

	$1,751,713	100.0	$2,176,900	100.0

        All of the foregoing amounts were pre-approved.

        Pursuant to its charter, the Audit Committee pre-approves all audit and permitted nonaudit services to be performed by the independent registered public accounting firm. The Audit Committee may delegate this responsibility to one or more of its members, provided that such member or members report any such pre-approvals to the full Audit Committee at its next regularly scheduled meeting. In addition, the Audit Committee reviewed the professional fees billed by KPMG LLP and determined that the provision of nonaudit services was compatible with the maintenance of the auditors' independence.

        Based on its reviews and discussions with management and KPMG LLP described above and review of KPMG's representations and disclosures, the Audit Committee recommended to the Board of Directors that HEI's audited consolidated financial statements be included in HEI's 2009 Form 10-K.

SUBMITTED BY THE AUDIT COMMITTEE OF THE
HEI BOARD OF DIRECTORS

Diane J. Plotts, Chairperson
Shirley J. Daniel
Thomas B. Fargo
James K. Scott
Barry K. Taniguchi

Other Information

How are proxies solicited and what is the cost?

        HEI will solicit proxies by mail, telephone or other means of communication and will bear the cost of such solicitation. We have engaged Laurel Hill Advisory Group to assist in the distribution of proxy materials and solicitation of proxies (including by telephone) from shareholders at a cost of $7,500 plus reasonable expenses. We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our Common Stock.

What is the deadline for submitting a proposal for next year's Annual Meeting?

        Shareholders who want to have a proposal included in the proxy statement and form of proxy for the 2011 annual meeting of shareholders must notify the Corporate Secretary in writing. The proposal must be received by November 22, 2010.

How can business matters be brought before the Annual Meeting?

        Shareholders who wish to present business before the Annual Meeting must provide a written notice to the Corporate Secretary that is received no later than 60 days nor earlier than 90 days prior to the anniversary date of the preceding year's annual meeting.

        To be timely for the 2011 annual meeting of shareholders, notice must be received by the Corporate Secretary no later than March 12, 2011 and no earlier than February 10, 2011. The notice must include, as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder, (iii) the number of shares of HEI Common Stock that are owned by the shareholder, (iv) a description of all arrangements or understandings between the shareholder and any other person or persons (including their names) in connection with the proposal of such business by the shareholder and any material interest of the shareholder in such business and (v) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

How can shareholders recommend or propose persons as nominees to serve on the Board?

        Shareholders may recommend any person to serve on the Board by writing to the Nominating and Corporate Governance Committee in care of the Corporate Secretary, Hawaiian Electric Industries, Inc., P.O. Box 730, Honolulu, Hawaii 96808-0730. Recommendations must be received by November 22, 2010 for consideration by the Nominating and Corporate Governance Committee for the 2011 annual meeting of shareholders. The recommendation must include (a) a resume and other relevant biographical information regarding the person's skills and qualifications to serve on the Board, (b) the nominee's consent to serve as a director and (c) the number of shares of HEI Common Stock owned by the shareholder.

        Shareholders may propose persons as nominees to serve on the Board by providing a written notice to the Corporate Secretary that is received no later than March 12, 2011 and no earlier than February 10, 2011. The notice must include:

  •
  as to each proposed nominee: (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the number of shares of HEI Common Stock that are owned by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to

    Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; and

  •
  as to the shareholder: (i) the name and record address of the shareholder, (ii) the number of shares of HEI Common Stock that are owned by the shareholder, (iii) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder, (iv) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the proposed nominee(s) and (v) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

        A written consent of each proposed nominee to being a nominee and to serve as a director if elected must also accompany the notice.

What provisions has HEI made for "householding"?

        As permitted by rules of the Securities and Exchange Commission, HEI has adopted a procedure referred to as "householding," under which only one annual report to shareholders will be delivered to shareholders sharing the same address, unless contrary instructions are received. Householding reduces the volume of duplicate information received at your household, the cost to HEI of preparing and mailing duplicate materials and the environmental burden of excess paper usage. Certain shareholder accounts at a householded address will continue to receive separate proxy statements and proxy cards. Dividend payments and account statements are not affected. Householding will continue until you are notified otherwise or until you notify us that you wish to receive a separate annual report. You will be removed from the householding program within 30 days after receipt of your notice. If you wish to discontinue householding of the annual report to shareholders, you may notify us by calling us at (808) 532-5841 or toll free at (866) 672-5841 between 7:30 a.m. and 3:30 p.m., Hawaii Standard Time. You may also discontinue householding by writing to us at the following address: Hawaiian Electric Industries, Inc. Shareholder Services, P.O. Box 730, Honolulu, Hawaii 96808-0730, or by e-mailing us at invest@hei.com.

        If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

*              *              *

        Please vote your proxy as soon as possible to ensure that your shares will be counted at the Annual Meeting.

Chester A. Richardson Senior Vice President, General Counsel, Secretary and Chief Administrative Officer

March 22, 2010

Hotel Street
Please be advised that parking in downtown Honolulu is very limited.
Bishop Square Parking
Alii Place
Parking entrance
Municipal Parking entrance
Parking exit
Pauahi Tower
Bishop Street
Alakea Street
American Savings Bank Tower 8th Floor
Meeting Site
Tamarind Park
South King Street

Appendix A

HAWAIIAN ELECTRIC INDUSTRIES, INC.
2010 EQUITY AND INCENTIVE PLAN

Section 1.    Purpose of Plan.

        The name of this Plan is the Hawaiian Electric Industries, Inc. 2010 Equity and Incentive Plan (the "Plan"). The purpose of the Plan is to provide an additional incentive to selected employees of the Company or its Affiliates whose contributions are essential to the growth and success of the Company's business, in order to strengthen the commitment of such persons to the Company and its Affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the Company. To accomplish such purposes, the Plan provides that the Company may grant Options, Share Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares, Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing.

        As of the Effective Date, no new awards shall be made under the Company's 1987 Stock Option and Incentive Plan, as amended from time to time.

Section 2.    Definitions.

        For purposes of the Plan, the following terms shall be defined as set forth below:

        (a)   "Administrator" means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 hereof.

        (b)   "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

        (c)   "Award" means any Option, Share Appreciation Right, Restricted Share, Deferred Share, Performance Share, Other Share-Based Award or Other Cash-Based Award granted under the Plan.

        (d)   "Award Agreement" means any written agreement, contract or other instrument or document evidencing an Award.

        (e)   "Bylaws" mean the amended and restated bylaws of the Company, as may be amended and/or restated from time to time.

        (f)    "Beneficial Owner" (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

        (g)   "Board" means the Board of Directors of the Company.

        (h)   "Cause" shall have the meaning assigned to such term in any individual employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or the agreement does not define "Cause," Cause shall mean (i) the refusal or neglect of the Participant to perform substantially his or her employment-related duties, (ii) the Participant's personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) the Participant's indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or his or her willful violation of any applicable law (other than a traffic violation or other offense or violation outside of the course of employment which in no way adversely affects the Company and its Subsidiaries or their reputation or the ability of the Participant to perform his or her employment-related duties or to represent the Company or any Subsidiary of the Company that employs such Participant), (iv) the Participant's failure to reasonably cooperate, following a request to do so by the

Company, in any internal or governmental investigation of the Company or any of its Subsidiaries or (v) the Participant's material breach of any written covenant or agreement with the Company or any of its Subsidiaries not to disclose any information pertaining to the Company or such Subsidiary or not to compete or interfere with the Company or such Subsidiary.

        (i)    "Certificate of Incorporation" means the amended and restated certificate of incorporation of the Company, as may be further amended and/or restated from time to time.

        (j)    "Change in Capitalization" means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) dividend (whether in the form of cash, Common Stock or other property), stock split or reverse stock split, (iii) combination or exchange of shares, (iv) other change in corporate structure or (v) declaration of a special dividend (including a cash dividend) or other distribution, which, in any such case, the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 6 hereof is appropriate.

        (k)   "Change in Control" shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

            (i)  any Person is or becomes (other than in connection with a transaction described in Paragraph (iii) below) the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any of its Affiliates) representing more than thirty percent (30%) of the combined voting power of the Company's then outstanding securities; or

           (ii)  during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including without limitation a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority thereof; or

          (iii)  consummation of a merger or consolidation of the Company or any Subsidiary of the Company with any other company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities; or

          (iv)  the shareholders of the Company approve a plan of complete liquidation of the Company; or

           (v)  there is consummated an agreement for the sale, disposition or long-term lease by the Company of all or substantially all of the Company's assets.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred (1) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, own all or substantially all of the assets of the Company as constituted immediately prior to such transaction or series of transactions, or (2) with respect to any Award subject to Section 409A of the Code, unless the applicable event also constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code and regulations thereunder.

        (l)    "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

        (m)  "Committee" means any committee the Board may appoint to administer the Plan or a subcommittee thereof. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of an "outside director" within the meaning of Section 162(m) of the Code, a "non-employee director" within the meaning of Rule 16b-3 and any other qualifications required by the applicable stock exchange on which the Common Stock is traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Certificate of Incorporation or Bylaws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee's members.

        (n)   "Common Stock" means the common stock, no par value per share, of the Company.

        (o)   "Company" means Hawaiian Electric Industries, Inc. (or any successor corporation, except as the term "Company" is used in the definition of "Change in Control" above).

        (p)   "Covered Employee" shall have the meaning set forth in Section 162(m) of the Code.

        (q)   "Deferred Shares" means the right granted pursuant to Section 10 hereof to receive Shares at the end of a specified deferral period or periods and/or upon attainment of specified performance objectives.

        (r)   "Disability" means, with respect to any Participant, that such Participant (i) as determined by the Administrator in its sole discretion, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or an Affiliate thereof.

        (s)   "Effective Date" means the date as of which this Plan is approved by the shareholders of the Company.

        (t)    "Eligible Recipient" means any regular full-time employee of the Company or any Affiliate of the Company who has been selected as an eligible participant by the Administrator.

        (u)   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

        (v)   "Exercise Price" means, with respect to any Award under which the holder may purchase Shares, the per share price at which a holder of such Award granted hereunder may purchase Shares issuable upon exercise of such Award.

        (w)  "Fair Market Value" means, as of any given date, with respect to any Awards granted hereunder: (i) the closing sale price of a share of Common Stock on such date on the national securities exchange on which the Company's equity securities are principally listed or traded, or, if on such date no trade was conducted, the most recent preceding date on which there was such a trade; (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market; (iii) the fair market value of a share of Common Stock as determined in accordance with a method prescribed in the applicable Award Agreement; or (iv) the fair market value of a share of Common Stock as otherwise determined by the Administrator in the good faith exercise of its discretion and, as required, in compliance with Section 409A of the Code.

        (x)   "Free Standing Rights" shall have the meaning as set forth in Section 9 hereof.

        (y)   "Good Reason" means any material reduction in the Participant's annual base compensation (except a reduction pursuant to across-the-board reductions that similarly affect all similarly situated employees of the Company or any Affiliate, as applicable).

        (z)   "Incentive Stock Option" or "ISO" means any Option intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

        (aa) "Non-Qualified Stock Option" or "NQSO" means any Option that is not an Incentive Stock Option, including any Option that provides (as of the time such Option is granted) that it will not be treated as an Incentive Stock Option.

        (bb) "Option" means an option to purchase shares of Common Stock granted pursuant to Section 8 hereof. An Option may be either an ISO or an NQSO.

        (cc) "Other Cash-Based Award" means a cash Award granted to a Participant under Section 11 hereof, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

        (dd) "Other Share-Based Award" means a right or other interest granted to a Participant under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock, including, but not limited to, unrestricted Shares, restricted stock units, dividend equivalents or performance units, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.

        (ee) "Participant" means any Eligible Recipient selected by the Administrator, pursuant to the Administrator's authority provided for in Section 3 hereof, to receive grants of Options, Share Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares, Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.

        (ff)  "Performance Goals" means performance goals based on one or more of the following criteria: (i) total return to shareholders; (ii) earnings per share of Common Stock; (iii) net income (before or after taxes); (iv) earnings before all or any interest, taxes, depreciation and/or amortization ("EBIT", "EBITA", or "EBITDA"); (v) gross revenue; (vi) return on assets; (vii) market share; (viii) cost reduction goals; (ix) earnings from continuing operations, levels of expense, cost or liability; (x) performance against operational budgets; (xi) a Participant's individual operational project goals; (xii) return on average common equity; (xiii) individual performance goals; (xiv) free cash flow; (xv) modified free cash flow (net income plus depreciation and amortization less net capital expenditures); (xvi) shareholder value added; (xvii) pre-tax, pre-provision income; (xviii) efficiency ratio; (xix) net charge offs; and (xx) any combination of, or a specified increase or decrease of one or more of the foregoing over a specified period. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided, that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Affiliate thereof or the financial statements of the Company or any Affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, in any case to the extent such adjustment does not cause a loss of deduction under Section 162(m) of the Code.

        (gg) "Performance Shares" means Shares that are subject to restrictions that lapse upon the attainment of specified performance objectives and that are granted pursuant to Section 10 hereof.

        (hh) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

        (ii)   "Plan" shall have the meaning as set forth in Section 1 hereof.

        (jj)   "Related Rights" shall have the meaning as set forth in Section 9 hereof.

        (kk) "Restricted Period" means any such period as may be set by the Administrator commencing on the date of grant of an Award, subject to the provisions of the Plan and the applicable Award Agreement, during which the Participant shall not be permitted to sell, transfer, pledge or assign shares subject to such Award granted under the Plan; provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant's termination of employment with the Company or any of its Affiliates, the Participant's death or Disability, or the occurrence of a Change in Control.

        (ll)   "Restricted Shares" means Shares granted pursuant to Section 10 hereof subject to certain restrictions that lapse at the end of a specified period or periods.

        (mm)  "Retirement" means a termination of a Participant's employment, other than for Cause, on or after the attainment of age fifty-five (55) with at least five (5) years of continuous employment.

        (nn) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

        (oo) "Shares" means shares of Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.

        (pp) "Share Appreciation Right" means the right pursuant to an Award granted under Section 9 hereof to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Shares covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.

        (qq) "Subsidiary" means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than fifty percent (50%) of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

Section 3.    Administration.

        (a)   The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Section 162(m) of the Code (but only to the extent necessary and desirable to maintain qualification of awards under the Plan under Section 162(m) of the Code) and, to the extent applicable, Rule 16b-3. The Plan is intended to comply, and shall be administered in a manner that is intended to comply, with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award, issuance and/or payment is subject to Section 409A of the Code, it shall be awarded and/or issued or paid in a manner that will comply with Section 409A of the Code, including any applicable regulations or guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.

        (b)   Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

          (1)   to select those Eligible Recipients who shall be Participants;

          (2)   to determine whether and to what extent Options, Share Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares, Other Share-Based Awards, Other Cash-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

          (3)   to determine the number of Shares to be covered by each Award granted hereunder;

          (4)   to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted Shares or Deferred Shares and the conditions under which restrictions applicable to such Restricted Shares or Deferred Shares shall lapse, (ii) the Performance Goals or other performance related objectives and periods applicable to Performance Shares, (iii) the Exercise Price of each Award, (iv) the vesting schedule applicable to each Award, (v) the number of Shares subject to each Award and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards);

          (5)   to permit a Participant to elect to defer receipt of all or any portion of the cash or shares of Common Stock that are payable under an Award and provide that such deferred amount shall be credited with an interest rate or such other rate of return as shall be specified by the Administrator, all on such terms and conditions as may be established by the Administrator; provided, however, that any such election and deferral shall comply with the requirements of Section 409A of the Code;

          (6)   to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Options, Share Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares or Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing granted hereunder;

          (7)   to determine the Fair Market Value;

          (8)   to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant's employment for purposes of Awards granted under the Plan;

          (9)   to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and

          (10) to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

        (c)   All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Section 4.    Shares Reserved for Issuance Under the Plan.

        (a)   Subject to subsection (b) below and Section 6 hereof, the number of shares of Common Stock that are reserved and available for issuance pursuant to Awards granted under the Plan is 4,000,000 shares. Shares of Common Stock that are issued in connection with all Awards other than Options and Share Appreciation Rights or Awards whose vesting, exercisability or payment is subject to the attainment of Performance Goals shall be counted against the 4,000,000 limit described above as four shares of Common Stock for every share of Common Stock that is issued in connection with such Award. Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise.

        (b)   If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. If any Award (other than a Share Appreciation Right) is settled in part or in full in cash, the Shares settled in cash shall again be available for issuance in connection with future Awards granted under the Plan. Notwithstanding the foregoing, Shares surrendered or withheld as payment of either the exercise price of an Award granted hereunder (including Shares otherwise underlying an Award of a Share Appreciation Right that are retained by the Company to account for the grant price of such Share Appreciation Right) and/or withholding taxes in respect of such an Award shall no longer be available for grant under the Plan.

        (c)   All Shares may be made subject to Awards of ISOs.

 Section 5.    Overall Award Limitations; Section 162(m) of the Code

        (a)   To the extent required to comply with the requirements of Section 162(m) of the Code, the aggregate number of Shares subject to Awards (other than Other Cash-Based Awards) awarded to any one Participant during any calendar year may not, subject to adjustment as provided in Section 6 hereof, exceed 100,000 Shares.

        (b)   To the extent required to comply with the requirements of Section 162(m) of the Code, the maximum value of the aggregate payment that any Participant may receive with respect to Other Cash-Based Awards pursuant to Section 11 hereof in any calendar year is $2,000,000.

        (c)   To the extent that the Plan is subject to Section 162(m) of the Code, no payment shall be made to a Participant who is likely to be a Covered Employee prior to the certification by the Committee that the Performance Goals (if any) have been attained.

Section 6.    Equitable Adjustments.

        In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (i) the aggregate number of shares of Common Stock reserved for issuance under the Plan and the maximum number of Shares that may be subject to Awards granted to any Participant in any calendar or fiscal year, (ii) the kind, number and Exercise Price subject to outstanding Options and Share Appreciation Rights granted under the Plan, and (iii) the kind, number and purchase price of Shares subject to outstanding Restricted Shares, Deferred Shares, Performance Shares or Other Share-Based Awards granted under the Plan, in each case as may be determined by the Administrator, in its sole discretion, provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. No such adjustment shall be made that would cause any Award that is or could be subject to Section 409A of the Code to fail to comply with the requirements of such section, and with respect to ISOs, any adjustment shall be made in accordance with the provisions of Section 424(h) of the Code and any regulations or guidance promulgated thereunder. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property having an aggregate Fair Market Value of the Shares covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any. Any Awards with an aggregate exercise price (or aggregate base in the case of a Share Appreciation Right) or part thereof canceled that is greater than the aggregate Fair Market Value of the shares of Common Stock subject to the Award or part thereof canceled, may be cancelled for no consideration. The Administrator's determinations pursuant to this Section 6 shall be final, binding and conclusive.

Section 7.    Eligibility.

        The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among Eligible Recipients. Awards may be granted to Eligible Recipients; provided, however, that ISOs shall be granted only to employees (including officers and directors who are also employees) of the Company or any of its Subsidiaries.

Section 8.    Options.

        (a)    General.    The grant of each Option shall be memorialized in an Award Agreement, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including among other things the Exercise Price of the Option, the term of the Option, provisions regarding exercisability of the Option, and whether the Option granted thereunder is an ISO or an NQSO. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

        (b)    Exercise Price.    The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, but in no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant. If a Participant owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company or of any of its Subsidiaries and an Incentive Stock Option is granted to such Participant, the Exercise Price of such Incentive Stock Option (to the extent required at the time of grant by the Code) shall be no less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date such Incentive Stock Option is granted.

        (c)    Option Term.    The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted; provided, however, that if an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company or of any of its Subsidiaries and an Incentive Stock Option is granted to such employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the date of grant. Each Option's term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate.

        (d)    Exercisability.    Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of preestablished corporate performance goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

        (e)    Method of Exercise.    Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which, in the case of unrestricted Shares acquired upon exercise of an Option, (x) have been owned by the Participant for more than six (6) months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing.

        (f)    Rights as Shareholder.    A Participant shall have no rights to dividends or any other rights of a shareholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 15 hereof, and the Shares are delivered to the Participant.

        (g)    Termination of Employment.

          (1)   Unless the applicable Award Agreement provides otherwise, in the event that the employment of a Participant with the Company and all Affiliates thereof shall terminate for any reason other than Cause, Retirement, Disability, or death, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is one year after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The one year period described in this Section 8(g)(1) shall be extended to three (3) years after the date of such termination in the event of the Participant's death during such one year period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

          (2)   Unless the applicable Award Agreement provides otherwise, in the event that the employment of a Participant with the Company and all Affiliates thereof shall terminate on account of the Retirement, Disability, or death of the Participant, Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall become fully vested as to all Shares covered thereby and shall remain exercisable until the date that is three (3) years after such termination, on which date they shall expire. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

          (3)   In the event of the termination of a Participant's employment for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

        (h)    Other Change in Employment Status.    An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status of an Participant, in the discretion of the Administrator.

        (i)    Annual Limit on Incentive Stock Options.    To the extent that the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of shares of Common Stock with respect to which Incentive Stock Options granted to a Participant under this Plan and all other option plans of the Company or of any Subsidiary of the Company become exercisable for the first time by the Participant during any calendar year exceeds $100,000 (as determined in accordance with Section 422(d) of the Code), the portion of such Incentive Stock Options in excess of $100,000 shall be treated as Non-Qualified Stock Options.

Section 9.    Share Appreciation Rights.

        (a)    General.    Share Appreciation Rights may be granted either alone ("Free Standing Rights") or in conjunction with all or part of any Option granted under the Plan ("Related Rights"). Subject to Section 409A of the Code, in the case of a Non-Qualified Stock Option, Related Rights may be granted either at or after the time of the grant of such Option. In the case of an Incentive Stock Option, Related Rights may be granted only at the time of the grant of the Incentive Stock Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Share Appreciation Rights shall be made, the number of Shares to be awarded, the price per Share, and all other conditions of Share Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates and any Share Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of Common Stock on the date of grant. The provisions of Share Appreciation Rights need not be the same with respect to each Participant. Share Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 9 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

        (b)    Awards; Rights as Shareholder.    The grant of each Share Appreciation Right shall be memorialized in an Award Agreement, containing such terms and conditions as the Administrator shall determine, in its sole discretion. A Participant shall have no rights to dividends or any other rights of a shareholder with respect to the Shares subject to a Share Appreciation Right until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 15 hereof, and the Shares are delivered to the Participant.

        (c)    Exercisability.

          (1)   Share Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

          (2)   Share Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 8 hereof and this Section 9; provided, however, that a Related Right granted in connection with an Incentive Stock Option shall be exercisable only if and when the Fair Market Value of the Common Stock subject to the Incentive Stock Option exceeds the Exercise Price of such Option.

        (d)    Payment Upon Exercise.

          (1)   Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Right multiplied by the number of Shares in respect of which the Free Standing Right is being exercised, with the Administrator having the right to determine the form of payment.

          (2)   A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of Shares in respect of which the Related Right is being exercised, with the Administrator having the right to determine the form of payment. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

          (3)   Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Share Appreciation Right in cash (or in any combination of Shares and cash).

        (e)    Termination of Employment.

          (1)   Unless the applicable Award Agreement provides otherwise, in the event that the employment of a Participant with the Company and all Affiliates thereof (who has been granted one or more Free Standing Rights) shall terminate for any reason other than Cause, Retirement, Disability, or death, (A) Free Standing Rights granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is one year after such termination, on which date they shall expire, and (B) Free Standing Rights granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The one year period described in this Section 9(e)(1) shall be extended to three (3) years after the date of such termination in the event of the Participant's death during such one year period. Notwithstanding the foregoing, no Free Standing Right shall be exercisable after the expiration of its term.

          (2)   Unless the applicable Award Agreement provides otherwise, in the event that the employment of a Participant with the Company and all Affiliates thereof (who has been granted one or more Free Standing Rights) shall terminate on account of the Retirement, Disability, or death of the Participant, Free Standing Rights granted to such Participant, to the extent that they were exercisable at the time of such termination, shall become fully vested as to all Shares covered thereby and shall remain exercisable until the date that is three (3) years after such termination, on which date they shall expire. Notwithstanding the foregoing, no Free Standing Right shall be exercisable after the expiration of its term.

          (3)   In the event of the termination of a Participant's employment for Cause, all outstanding Free Standing Rights granted to such Participant shall expire at the commencement of business on the date of such termination.

          (4)   In the event of the termination of employment with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

        (f)    Term.

          (1)   The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

          (2)   The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

Section 10.    Restricted Shares, Deferred Shares and Performance Shares.

        (a)    General.    Restricted Shares, Deferred Shares or Performance Shares may be issued either alone or in addition to other awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Awards of Restricted Shares, Deferred Shares or Performance Shares shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares, Deferred Shares or Performance Shares; the Restricted Period, if any, applicable to Restricted Shares, Deferred Shares or Performance Shares; the Performance Goals and/or other performance related objectives (if any) applicable to Restricted Shares, Deferred Shares or Performance Shares; and all other conditions of the Restricted Shares, Deferred Shares and Performance Shares. If the restrictions, performance objectives and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares, Deferred Shares or Performance Shares in accordance with the terms of the grant. The provisions of the Restricted Shares, Deferred Shares or Performance Shares need not be the same with respect to each Participant.

        (b)    Awards and Certificates.    The grant of each Award of Restricted Shares, Deferred Shares or Performance Shares shall be memorialized in an Award Agreement, containing such terms and conditions as the Administrator shall determine, in its sole discretion. Except as otherwise provided below in Section 10(c), (i) each Participant who is granted an Award of Restricted Shares or Performance Shares may, in the Company's sole discretion, be issued a stock certificate in respect of such Restricted Shares or Performance Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award.

        The Company may require that the stock certificates, if any, evidencing Restricted Shares or Performance Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Shares or Performance

Shares, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award.

        With respect to Deferred Shares, at the expiration of the Restricted Period, stock certificates in respect of such Deferred Shares may, in the Company's sole discretion, be delivered to the Participant, or his legal representative, in a number equal to the number of Shares covered by the Deferred Shares Award.

        Notwithstanding anything in the Plan to the contrary, any Restricted Shares, Deferred Shares (at the expiration of the Restricted Period) or Performance Shares (whether before or after any vesting conditions have been satisfied) may, in the Company's sole discretion, be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form.

        Further, notwithstanding anything in the Plan to the contrary, with respect to Deferred Shares, at the expiration of the Restricted Period, Shares shall promptly be issued (either in certificated or uncertificated form) to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance shall in any event be made within such period as is required to avoid the imposition of a tax under Section 409A of the Code.

        (c)    Restrictions and Conditions.    The Restricted Shares, Deferred Shares and Performance Shares granted pursuant to this Section 10 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Section 409A of the Code, thereafter:

          (1)   The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant's termination of employment with the Company or any Affiliate thereof, or the Participant's death or Disability; provided, however, that this sentence shall not apply to any Award which is intended to qualify as "performance-based compensation" under Section 162(m) of the Code. Notwithstanding the foregoing, upon a Change in Control, the outstanding Awards shall be subject to Section 12 hereof.

          (2)   Except as provided in Section 16 hereof or in the Award Agreement, the Participant shall generally have the rights of a shareholder of the Company with respect to Restricted Shares or Performance Shares during the Restricted Period. The Participant shall generally not have the rights of a shareholder with respect to Shares subject to Deferred Shares during the Restricted Period; provided, however, that, subject to Section 409A of the Code, an amount equal to dividends declared during the Restricted Period with respect to the number of Shares covered by Deferred Shares shall, unless otherwise set forth in an Award Agreement, be paid to the Participant at the same time as dividends are paid to the Company's shareholders generally, provided that the Participant is then providing services to the Company or any Affiliate of the Company. Certificates for Shares of unrestricted Common Stock may, in the Company's sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares, Deferred Shares or Performance Shares, except as the Administrator, in its sole discretion, shall otherwise determine.

          (3)   The rights of Participants granted Restricted Shares, Deferred Shares or Performance Shares upon termination of employment with the Company or any Affiliate thereof during the Restricted Period shall be set forth in the Award Agreement.

 Section 11.    Other Share-Based or Cash-Based Awards.

        (a)   The Administrator is authorized to grant Awards to Participants in the form of Other Share-Based Awards or Other Cash-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and performance periods. Common Stock or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.

        (b)   The Committee may establish other rules applicable to the Other Share-Based Awards and the Other Cash-Based Awards as it may determine in its discretion.

Section 12.    Change in Control; Termination in Connection with a Change in Control.

        (a)   Except as otherwise provided in an Award Agreement or in an individual agreement between a Participant and the Company, in the event of a Change in Control, the surviving entity or acquiring entity (or the surviving or acquiring entity's parent company) shall assume all Awards outstanding under the Plan or shall substitute similar awards for Awards outstanding under the Plan. Notwithstanding the foregoing, to the extent the surviving entity (or acquiring entity or parent company, as the case may be) refuses to assume outstanding Awards or to substitute an equivalent award or right therefor (as determined by the Administrator in its sole discretion), all such outstanding Awards shall become fully vested and exercisable and all restrictions on such Awards shall immediately lapse (with all performance goals or other vesting criteria deemed achieved at one hundred percent (100%) of target levels) and, with respect to Options and Share Appreciation Rights, the Participant in the discretion of the Administrator (i) shall have the right to exercise such Awards for a period of time determined by the Administrator or (ii) shall be entitled to receive an amount in cash equal to the excess (if any) of (A) the product of (x) the number of Shares subject to such Awards and (y) the per Share consideration paid as of the date of the occurrence of the Change in Control for the Shares pursuant to the Change in Control, less (B) the aggregate exercise price of such Awards, and all Awards not assumed or continued, or for which an equivalent award or right is not substituted therefor, shall terminate upon the Change in Control.

        (b)   Except as otherwise provided in an Award Agreement or in an individual agreement between a Participant and the Company, any Award that is assumed or for which a substitution is made in accordance with subsection (a) above shall provide that, if the Participant's employment with the Company or an Affiliate thereof (or any successor) is terminated within twenty-four (24) months following the Change in Control by the Company or Affiliate without Cause or by the Participant with Good Reason, the Award shall become fully vested and exercisable and all restrictions on such Awards shall immediately lapse (with all performance goals or other vesting criteria deemed achieved at one hundred percent (100%) of target levels), and each such Award that is an Option or Share Appreciation Right shall remain exercisable for not less than one (1) year following such termination of employment.

Section 13. Amendment and Termination.

        The Board may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant's consent, or that without the approval of the Company's shareholders would, (i) except as provided in Section 6 hereof, increase the total number of Shares, (ii) materially increase benefits provided under the Plan, (iii) materially alter the eligibility provisions of the Plan, or

(iv) extend the maximum option term under Section 8(c) hereof. Unless the Board determines otherwise, the Board shall obtain approval of the Company's shareholders for any amendment that would require such approval in order to satisfy the requirements of Sections 162(m) or 422 of the Code or Rule 16b-3, any rules of the stock exchange on which the Common Stock is traded or other applicable law. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 6 hereof and the immediately preceding sentence, no such amendment shall impair the rights of any Participant without his or her consent; provided, however, that the Administrator may not reduce the Exercise Price of an outstanding Option or Share Appreciation Right by amending the terms of such Option or Share Appreciation Right or by canceling such Option or Share Appreciation Right in exchange for cash or the grant of a new Award without first obtaining approval from the shareholders of the Company.

Section 14. Unfunded Status of Plan.

        The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 15. Withholding Taxes.

        Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for federal and/or state income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever Shares are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related federal, state and local taxes to be withheld and applied to the tax obligations. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of Shares or by delivering already owned unrestricted shares of Common Stock, in each case, having a value not exceeding the federal, state and local taxes to be withheld and applied to the tax obligations. Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Option or other Award.

Section 16. Transfer of Awards.

        Unless otherwise determined by the Administrator or provided in an Award Agreement, Awards shall not be transferable by a Participant except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative. Any purported transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Shares.

 Section 17. Continued Employment.

        The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment with the Company or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment of any of its Eligible Recipients at any time.

Section 18. Effective Date; Shareholder Approval.

        The Plan was adopted by the Board on February 11, 2010, and shall become effective without further action on the date as of which this Plan is approved by the shareholders of the Company. The grant of any Award hereunder shall be contingent upon shareholder approval of the Plan being obtained within twelve (12) months before or after the date the Board adopts the Plan.

Section 19. Term of Plan.

        No Award shall be granted pursuant to the Plan on or after the tenth (10th) anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

Section 20. Section 409A of the Code.

        The intent of the parties is that payments and benefits under the Plan comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Any payments described in the Plan that are due within the "short-term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant's termination of employment shall instead be paid on the first business day after the date that is six (6) months following the Participant's separation from service (or upon the Participant's death, if earlier). Notwithstanding any provision to the contrary in this Plan, no payment or distribution under this Plan that constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a Participant's termination of employment will be made to such Participant unless such Participant's termination of employment constitutes a "separation from service" (as such term is defined in Section 409A of the Code). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitutes deferred compensation subject to Section 409A of the Code, shall be construed as a separate identified payment for purposes of Section 409A of the Code.

Section 21. Governing Law.

        The Plan shall be governed by and construed in accordance with the laws of the State of Hawaii, without giving effect to principles of conflicts of law of such state.

Appendix B

HAWAIIAN ELECTRIC INDUSTRIES, INC.

CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

Amended as of November 16, 2009

  •
  A director who is an employee, or whose immediate family member is an executive officer, of the company is not "independent" until three years after the end of such employment relationship.

  •
  A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation.

  •
  A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company is not "independent" until three years after the end of the affiliation or the employment or auditing relationship.

  •
  A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the company's present executive officers serve on that other company's compensation committee is not "independent" until three years after the end of such service or the employment relationship.

  •
  A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues, is not "independent" until three years after falling below such threshold.

  •
  A director who serves, or whose immediate family member serves, as an officer, director or trustee of a charitable organization that receives from the company or its charitable foundation contributions which, in any single fiscal year, exceeds the greater of $1 million or 2% of such charitable organization's total annual charitable receipts is not "independent" until three years after falling below such threshold.

        "Immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person's home.

        References to "the company" mean Hawaiian Electric Industries, Inc. and its consolidated subsidiaries.

B-1

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE HAWAIIAN ELECTRIC INDUSTRIES, INC.
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2010

Notice of Annual Meeting of Shareholders

WHEN AND WHERE IS THE SHAREHOLDERS MEETING?

        The 2010 Annual Meeting of Shareholders of Hawaiian Electric Industries, Inc. (HEI) will be held in Room 805 on the eighth floor of the American Savings Bank Tower in Honolulu, Hawaii on May 11, 2010, at 9:30 a.m., local time.

WHAT IS BEING VOTED ON AT THE SHAREHOLDERS MEETING?

  1.
  Elect three Class II directors: Thomas B. Fargo, Kelvin H. Taketa and Jeffrey N. Watanabe

  2.
  Ratify the appointment of PricewaterhouseCoopers LLP as HEI's independent registered public accounting firm for 2010

  3.
  Approve the 2010 Equity and Incentive Plan

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

        The Board of Directors recommends a vote FOR all nominees and FOR proposals 2 and 3.

HOW CAN I GET A COMPLETE SET OF PROXY MATERIAL?

        This is not a proxy card. If you wish to cast your vote on a traditional proxy card, you must request a paper copy of the proxy material by following the instructions below.

        This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

        The following proxy materials can be viewed at: www.ViewMaterial.com/HEI

  •
  2010 Proxy Statement

  •
  2009 Annual Report to Shareholders

        If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 27, 2010 to facilitate timely delivery.

        You may request a paper or e-mail copy of the proxy materials listed above and/or all proxy materials for future annual meetings of shareholders by following the instructions below. You will be asked to provide the control number (located by the arrow in the box below).

  •
  Call the toll-free telephone number 1-800-516-1564 and follow the instructions provided, or

  •
  Access the website, www.SendMaterial.com and follow the instructions provided, or

  •
  Send us an e-mail at papercopy@SendMaterial.com with your control number in the Subject line. Unless you instruct us otherwise, we will reply to your e-mail with a copy of the proxy materials in PDF format for this meeting only.

To vote your Hawaiian Electric Industries, Inc. shares, you can attend the HEI Annual Meeting of Shareholders and vote in person or you can:
1.	Go to www.ViewMaterial.com/HEI
2.	Click on the icon to vote your shares.
3.	Enter the 11 digit Control Number (located by the arrow in the box above).
4.	Follow the simple instructions to record your vote.
You will be able to vote until 11:59 p.m. EST on May 10, 2010.

VOTE BY TELEPHONE
Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions presented to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week until May 10, 2010 11:59 P.M. EST.

If you vote by telephone or Internet, please do not send your proxy by mail.

Please fold and detach card at perforation before mailing.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2010, AT 9:30 A.M., IN THE AMERICAN SAVINGS BANK TOWER, 8TH FLOOR, ROOM 805, 1001 BISHOP STREET, HONOLULU, HAWAII 96813.

The undersigned hereby constitutes and appoints Constance H. Lau, Chester A. Richardson and Jeffrey N. Watanabe and each of them the proxy of the undersigned, with full power of substitution, to vote all the Common Stock of Hawaiian Electric Industries, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 11, 2010 or at any adjournment or postponement thereof.

Date:

Signature(s)
Signature(s)

(Please sign your name exactly as it appears on this proxy. Joint owners should each sign personally. Attorney, Executor, Administrator, Trustee or Guardian, should indicate full title. If address is incorrect, please give us the correct one.)

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230, so that your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

Please fold and detach card at perforation before mailing.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	PROXY

The proxies named on the reverse side of this card are instructed to vote as indicated below. If no direction is indicated, said proxies will vote FOR all Nominees and FOR proposals 2 and 3. Said proxies are also authorized to vote in their discretion with respect to any other matters that may come before the Annual Meeting or at any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR all of the Nominees and FOR proposals 2 and 3.

1.	Elect three Class II directors for a three-year term expiring at the 2013 Annual Meeting of Shareholders
	Nominees:	(1)	Thomas B. Fargo	(2)	Kelvin H. Taketa	(3)	Jeffrey N. Watanabe
		☐	FOR all nominees listed above (except as marked to the contrary below)			☐	WITHHOLD authority to vote for all nominees listed above
To withhold authority to vote for any individual nominee, write that nominee's name or number on the line below.

2.	Ratify the appointment of PricewaterhouseCoopers LLP as HEI's independent registered public accounting firm for 2010
		☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	Approve the 2010 Equity and Incentive Plan
		☐	FOR	☐	AGAINST	☐	ABSTAIN
☐	Please check this box if you consent to access future Annual Reports and Proxy Statements via the Internet.

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE